Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated October 20, 2022 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K/A for the fiscal year ended December 31, 2021.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description, all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies are abbreviated as follows:

Abbreviation	Currency	Abbreviation	Currency
AUD	Australian dollar	NOK	Norwegian krone
CAD	Canadian dollar	NZD	New Zealand dollar
CHF	Swiss franc	PLN	Polish zloty
CZK	Czech koruna	RON	Romanian leu
DKK	Danish krone	RUB	Russian ruble
GBP	British Pound Sterling	SEK	Swedish krona
HKD	Hong Kong dollar	TRY	Turkish lira
HRK	Croatian kuna	dollar, $, or USD	United States dollar
HUF	Hungarian forint	ZAR	South African rand
JPY	Japanese yen

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.1326 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 31, 2021, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2018, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, or CCP.A, a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. Since September 12, 2015, the Bank’s subsidiary OeKB CSD GmbH, or OeKB CSD, operates the business of the Austrian central securities depository (Wertpapiersammelbank) which before was operated by the Bank for five decades. It was transferred to OeKB CSD from the Bank due to regulatory requirements. OeKB CSD is a company with limited liability and acts as central securities depository for Austria pursuant to the Austrian Securities Deposit Act. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2021 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Deposits from banks	147,785	167,381
Deposits from customers	—	—
Debt securities in issue	1,847,609	2,092,602

Total long-term indebtedness	1,995,394	2,259,983
Equity	865,585	980,362

Total long-term capitalization	2,860,979	3,240,345
Short-term indebtedness
Deposits from banks	943,764	1,068,907
Deposits from customers	941,967	1,066,872
Debt securities in issue	26,199,141	29,673,147

Total short-term capitalization	28,084,872	31,808,926

Total capitalization	30,945,851	35,049,271

(Dollar amounts may not add due to rounding.)

(1)

The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	Refers to indebtedness with a remaining maturity of more than 5 years from the balance sheet date.

The Bank has completed the following public issues from January 1, 2022 to October 20, 2022: GBP 50,000,000 Reopening of 0.500% Guaranteed Notes due December 15, 2025; GBP 50,000,000 Reopening of 0.500% Guaranteed Notes due December 15, 2025; GBP 25,000,000 Reopening of 0.500% Guaranteed Notes due December 15, 2025; GBP 50,000,000 Reopening of 1.250% Guaranteed Notes due December 15, 2023; AUD 60,000,000 3.300% Guaranteed Notes due September 29, 2032; GBP 30,000,000 Reopening of 1.250% Guaranteed Notes due December 15, 2023; USD 1,000,000,000 2.875% Guaranteed Notes due May 23, 2025; GBP 125,000,000 Reopening of 0.500% Guaranteed Notes due December 15, 2025; EUR 500,000,000 1.500% Guaranteed Notes due July 13, 2027 and USD 1,000,000,000 3.625% Guaranteed Notes due September 9, 2027.

BUSINESS

The Bank’s main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. All claims on Export Guarantees are paid from funds of Austria. The Bank’s balance sheet is comprised principally of export loan financing. The Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository by its subsidiary OeKB CSD GmbH, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

In March 2019, the Bank agreed to acquire 68.75% of the shares in Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (“ÖHT”), a special-purpose bank for financing and promoting investments in tourism. The closing of the acquisition took place in April 2019. Raiffeisen ÖHT Beteiligungs GmbH holds the remaining 31.25% of the shares in ÖHT.

In March 2020, the Austrian government launched several support programs for local enterprises in response to the impact of the COVID-19 pandemic in Austria. OeKB has been assigned the task of processing the financing guarantees for large companies as part of the government’s EUR 15 billion Corona Aid Fund and on behalf of the COVID-19 Federal Finance Agency (COFAG). In cooperation with the Federal Ministry of Finance, OeKB also set up a EUR 2 billion special credit line, which subsequently was increased to EUR 3 billion, and a EUR 100 million fast line facility for exporting companies. The revolving credit facilities are primarily intended to secure the continuation of the exporters’ operations. Exporters can apply to OeKB for credit lines of up to 10 percent (large enterprises) or 15 percent (small and medium-sized enterprises) of their export turnover. Furthermore, an accelerated process has been set up to refinance projects in vital sectors such as healthcare, civil protection and disaster relief that serve to contain the COVID-19 pandemic.

In response to the war in Ukraine and the related negative impacts on the Austrian export industry, OeKB in cooperation with the Ministry of Finance set up an additional EUR 1 billion special credit line in April 2022 under which exporters can apply to OeKB for financings of up to 10 percent (large enterprises) or 15 percent (small and medium-sized enterprises) of their export turnover.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2021, the Bank, as agent of the Republic, issued 1,054 Export Guarantees covering export transactions with a total value of EUR 4.0 billion ($4.5 billion), and at December 31, 2021, the total value of all export transactions covered by Export Guarantees amounted to EUR 28.3 billion ($32.1 billion). In April 2017, the validity of the Export Guarantees Act was extended until December 31, 2022. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•

the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•

in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 84 export credit and investment insurers from 69 countries.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 4.9 billion or 17.5% of total guarantees outstanding as of December 31, 2021.

Other significant Export Guarantees are investment guarantees (EUR 1.4 billion or 4.9% of total guarantees outstanding as of December 31, 2021) and guarantees for direct deliveries and services (EUR 2.0 billion or 7.0% of total guarantees outstanding as of December 31, 2021).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2021, Austria, as guarantor, paid gross claims amounting to EUR 32 million (2020: EUR 47 million), while recoveries totaled EUR 33 million (2020: EUR 35 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 40.0 billion (USD 45.3 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2021, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 28.2 billion (USD 31.9 billion) or 70.6% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2017	2018	2019	2020	2021

	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.60	3.42	3.42	3.35	3.16	3.58
Acquisitions of accounts receivable	0.07	0.07	0.07	0.07	0.07	0.08
Other refinancing contracts	13.87	16.41	18.03	19.66	18.56	21.02

Total	17.54	19.90	21.52	23.08	21.79	24.68

Of the total export financing outstanding as of December 31, 2021, EUR 13.5 billion ($15.3 billion) were to banks which are shareholders of the Bank. Moreover, we assume commitments to grant export financing. As of December 31, 2021, the balance of export financing not yet granted which we were contractually obligated to make was EUR 3.6 billion ($4.1 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2022	3,152	3,570
2023	356	403
2024	67	76
2025	6	7

Total	3,581	4,056

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Terms and Conditions of Export Financing. The credits to banks require a guarantee for the transaction or right underlying the financing. The guarantee must comply with the provisions of the Export Financing Guarantees Act. In the course of issuing guarantees, sustainability issues are a major point to be considered whereby the OECD recommendations for environmental and social due diligence for officially supported export credits (“Common Approaches”) serve as important guidelines. In addition, both the rights arising from the guarantees and the underlying receivables (export or other receivables) must, as a rule, be assigned as security.

The maximum repayment term for commercial export credits that fall within the scope of the “OECD Arrangement on Officially Supported Export Credits” (OECD Arrangement), whose participants agree to abide by certain rules with respect to the provision of officially supported export credits, is generally 10 years. Longer maximum terms are possible for conventional power plants (a maximum of 12 years), project finance (a maximum of 14 years) and renewable energy, climate protection and water projects (a maximum of 18 years). The currently applicable interest rates can be found on our website. Information on our website is not part of or incorporated by reference into this report.

The Bank’s Export Financing Scheme is a refinancing source for domestic and foreign credit institutions. To be eligible such institutions must meet our creditworthiness criteria, fulfill the legal requirements regarding the transactions to be financed and satisfy our conditions for uniform financing procedures. The uniform financing procedure conditions particularly apply to collateral management.

In issuing credits under the Export Financing Scheme, the Bank observes the applicable guidelines, directives and regulations of international agreements on the Organization for Economic Cooperation and Development (OECD), the EU and the Berne Union.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and notes 22 and 23 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 40 billion ($45 billion). In April 2017, the validity of the Export Financing Guarantees Act was extended until December 31, 2023. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2021, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 29.3 billion ($33.2 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2021, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 23.7 billion ($26.9 billion). As of December 31, 2021, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 5.6 billion ($6.3 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We are a central provider of highly specialized services and infrastructure for the Austrian capital market. These services are used by financial service providers, issuers, investors, the Republic of Austria and the Austrian Financial Markets Authority, among others. Further to the provision of financial data and acting as the auction, paying and calculating agent for Austrian government bonds, the Bank since 2007 has acted as an Officially Appointed Mechanism for regulated information according to the European Transparency Directive and the Austrian Stock Exchange Act. It also acts as the National Numbering Agency and provides support services in connection with the allocation of LEI codes.

Processing of Austrian government bond price-auctions is effectuated via ADAS (Austrian Direct Auction System), an in-house developed electronic auction system, as a neutral intermediary between the auction participants and the Austrian Treasury representing the Republic of Austria.

Furthermore, the Bank is entrusted with the function of a reporting office in accordance with the Austrian Investment Fund Act 2011 and the Capital Markets Act 2019. In this function, it maintains an issue calendar for all securities and investments offered in Austria and acts as a depository for fund and securities prospectuses and as a data provider for the national supervisory authority and the Prospectus Notification Portal of the European Securities and Markets Authority (ESMA). Additionally, the Bank collects tax data for funds and calculates and publishes the capital yield tax.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”). On September 12, 2015, we spun off our central depositary activities into a wholly owned subsidiary, OeKB CSD GmbH, in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2021, the Bank’s non-export loans totaled EUR 1.6 million ($1.8 million). All of these loans were made to OeKB employees.

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Angelika Sommer-Hemetsberger and Helmut Bernkopf.

During the financial year 2021, we had an average of 478 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2021, we had 525 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2021, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Bank der österreichischen Sparkassen AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ GmbH, Vienna	8.250%
Raiffeisen Bank International Aktiengesellschaft, Vienna	8.120%
P.S.K. Beteiligungsverwaltung GmbH, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.889%
Beteiligungsholding 5000 GmbH, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Volksbank Wien AG, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation

Robert Zadrazil Chairperson	General Director and Chair of the Board of UniCredit Bank Austria AG, Vienna

Peter Lennkh 1st Vice-Chairperson	Director and Member of the Board of Raiffeisen Bank International Aktiengesellschaft, Vienna

Alexandra Habeler-Drabek 2nd Vice-Chairperson	Chief Risk Officer and Member of the Board of Erste Group Bank AG, Vienna

Sabine Abfalter	Member of the Board of Raiffeisen Bank International Aktiengesellschaft, Vienna

Veronika Bernklau	Head of Financial Institutions Group Austria, UniCredit Bank Austria AG, Vienna

Sigrid Burkowski	Head of Corporate Governance, Legal & Compliance, Raiffeisen Landesbank Oberösterreich Aktiengesellschaft, Linz

Mary-Ann Hayes	Head of Structured Trade & Export Finance, UniCredit Bank Austria AG, Vienna

Dieter Hengl	Member of the Board of UniCredit Bank Austria AG, Vienna

Herbert Pichler	Member of the Board of Privatstiftung zur Verwaltung von Anteilsrechten, Vienna

Friedrich Spandl	Head of Corporate Structure, Participations and Taxes, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse AG, Vienna

Herta Stockbauer	Member of the Board of the Board of BKS Bank AG, Klagenfurt

Herbert Tempsch	Corporate Financing, Strategy & Risk, UniCredit Bank Austria AG, Vienna

Hans Unterdorfer	Member of the Board of Erste Bank der oesterreichischen Sparkassen AG, Vienna

Robert Wieselmayer	Member of the Board of Card Complete Service Bank AG, Vienna

Janine Wukovits	Head of Legal Governance and Digitalisation, UniCredit Bank Austria AG, Vienna

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Erna Scheriau, Elisabeth Halys, Ulrike Ritthaler, Christoph Seper, Markus Tichy and Evelyn Ulrich-Hell.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Robert Zadrazil	Chairman of the Supervisory Board
Peter Lennkh	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy, Financial Markets and Customs Duties, Austrian Federal Ministry of Finance
Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Beate Schaffer, Government Commissioner	Head of Unit III/5—Legal affairs Banking, Capital Markets & Pension Funds, Austrian Federal Ministry of Finance
Karl Flatz, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

OeKB Group 2021 consolidated financial statements

The Notes are an integral part of the total comprehensive income for the year, the balance sheet, the consolidated statement of changes in equity, and the cash flow.

Consolidated statement of comprehensive income of OEKB Group

Income statement

€ thousand	Notes		2021		2020
Interest income calculated using the effective interest method		186,294		204,443
Plus budget underruns from negative interest calculated using the effective interest method		17,316		15,873
Other interest income		9,197		22,541
Plus budget underruns from other negative interest		117,552		107,209
Interest income			330,359		350,066
Interest expenses calculated using the effective interest method		(77,673)		(98,790)
Plus losses from negative interest calculated using the effective interest method		(29,205)		(24,590)
Other interest expenses		(97,237)		(108,461)
Plus losses from other negative interest		(15,761)		(9,801)
Interest expenses			(219,875)		(241,642)

Net interest income	6		110,483		108,424
Fee and commission income		63,308		62,839
Fee and commission expenses		(20,463)		(18,810)

Net fee and commission income	7		42,845		44,029
Net credit risk provisions	8		5,351		(2,675)
Net gain or loss on financial instruments measured at fair value through profit or loss	9		1,233		(8,428)
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	10		107		(77)
Current income from investments in other unconsolidated companies	11		2,805		2,159
Share of profit or loss of equity-accounted investments, net of tax	20		7,915		4,304
Administrative expenses	12		(87,855)		(89,434)
Other operating income		8,861		7,689
Other operating expenses		(2,581)		(3,276)
Other operating income	13		6,280		4,413

Profit before tax			89,163		62,715
Income tax	14		(23,672)		(14,986)

Profit for the year			65,491		47,729

Attributable to owners of the parent			62,142		45,535
Attributable to non-controlling interests			3,349		2,194

Other comprehensive income/(expense)

€ thousand	Notes	2021	2020
Items that will not be reclassified into the income statement in future
Actuarial gains/losses on defined benefit plans	24	11,758	(2,161)
Equity-accounted investments - Share of net other comprehensive income	20	269	(100)
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (FVOCI)		5,220	304
Tax effects	14	(4,244)	464

Other comprehensive income, net of tax		13,002	(1,493)

Total comprehensive income		78,493	46,236

Attributable to owners of the parent		75,142	44,081
Attributable to non-controlling interests		3,351	2,155

Earnings per share

	2021	2020
Profit for the year attributable to owners of the parent, in € thousand	62,142	45,535
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	70.62	51.74

As in the previous year, there were no exercisable conversion or option rights at 31 December 2021. The diluted earnings per share correspond to the undiluted earnings per share (see Note 2).

Consolidated balance sheet of OeKB Group

Assets

€ thousand	Notes	31 Dec 2021	31 Dec 2020
Cash and cash equivalents	16	1,245,090	1,605,579
Loans and advances to banks	17	21,285,804	23,588,352
Loans and advances to customers	17	1,706,431	1,579,313
Other financial assets	18	2,922,732	2,957,074
Derivative financial instruments	19	595,160	831,544
Guarantees pursuant to § 1(2b) AFFG	19	5,362,547	4,794,818
Equity-accounted investments	20	73,096	67,793
Property, equipment, and intangible assets	21	25,908	27,805
Current tax assets		1,417	35
Deferred tax assets	25	44,468	55,053
Other assets		8,034	8,267

Balance sheet total		33,270,686	35,515,633

Liabilities and equity

€ thousand	Notes	31 Dec 2021	31 Dec 2020
Deposits from banks	22	1,091,550	1,355,142
Deposits from customers	22	941,966	770,733
Debt securities issued	23	28,046,750	29,435,429
Derivative financial instruments	19	889,979	1,675,711
Provisions	24	142,777	160,065
Current tax liabilities		7,864	2,515
Other liabilities		43,067	44,646
EFS interest rate stabilisation provision	26	1,241,148	1,250,800
Equity	27	865,585	820,592
Of which attributable to non-controlling interests		15,944	13,374

Balance sheet total		33,270,686	35,515,633

Consolidated statement of changes in equity of OeKB Group

The amounts of subscribed share capital and capital reserves shown in the following tables are the same as those reported in the financial statements of Oesterreichische Kontrollbank Aktiengesellschaft.

More information on equity is provided in Note 27.

Consolidated statement of changes in equity 2021

€ thousand	Note	Subscribed capital	Capital reserves	Retained earnings	IAS 19 - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Non- controlling interests	Total equity
As at 1 Jan 2021	27	130,000	3,347	693,715	(39,195)	19,352	807,219	13,374	820,592
Profit for the year		—	—	62,142	—	—	62,142	3,349	65,491
Other comprehensive income/(expense)		—	—	—	9,085	3,916	13,001	2	13,002

Total comprehensive income		—	—	62,142	9,085	3,916	75,142	3,351	78,493
Dividend payments	27	—	—	(32,718)	—	—	(32,718)	(781)	(33,500)

As at 31 Dec 2021		130,000	3,347	723,138	(30,111)	23,268	849,643	15,944	865,585

Consolidated statement of changes in equity 2020

€ thousand	Note	Subscribed capital	Capital reserves	Retained earnings	IAS 19 - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Non- controlling interests	Total equity
As at 1 Jan 2020	27	130,000	3,347	680,898	(37,512)	19,123	795,856	11,687	807,543
Profit for the year		—	—	45,535	—	—	45,535	2,194	47,729
Other comprehensive income/(expense)		—	—	—	(1,683)	229	(1,454)	(39)	(1,493)

Total comprehensive income		—	—	45,535	(1,683)	229	44,081	2,155	46,236
Dividend payments	27	—	—	(32,718)	—	—	(32,718)	(468)	(33,186)

As at 31 Dec 2020		130,000	3,347	693,715	(39,195)	19,352	807,219	13,374	820,592

Consolidated statement of cash flows of OeKB Group

€ thousand	Notes	2021	2020
Profit (before tax)		89,163	62,715
Non-cash items included in profit, and adjustments to reconcile profit with cash flows from operating activities
Depreciation on property and equipment	21	2,934	3,800
Amortisation on intangible assets	21	1,565	1,295
Change in provisions	24	(16,352)	12,674
Change in loan loss provisions (ECL)	8	(4,111)	2,996
Change in the EFS interest rate stabilisation provision	26	(9,652)	(170,662)
Change in guarantees pursuant to § 1(2b) AFFG	19	(567,729)	135,613
Unrealised gains/losses from the measurement of other financial assets measured at fair value through profit or loss and not assigned to the EFS	9	(1,413)	8,462
Net gain or loss from the derecognition of loans and advances measured at amortised cost	10	—	77
Share of profit or loss of equity-accounted investments, net of tax	20	(7,915)	(4,304)
Unrealised gains/losses from foreign currency differences on financial instruments assigned to the EFS	9	180	(34)
Other non-cash items		478,750	(63,698)

Subtotal for non-cash adjustments		(34,580)	(11,066)
Change in operating assets and liabilities after adjustment for non-cash components
Proceeds from the redemption of
Loans and advances to banks	17	14,602,953	26,107,078
Loans and advances to customers	17	1,760,862	1,619,290
Payments for the purchase of
Loans and advances to banks	17	(12,334,317)	(27,399,447)
Loans and advances to customers	17	(1,883,950)	(1,658,359)
Proceeds from
Deposits from banks	22	4,645,927	38,447,848
Deposits from customers	22	1,793,811	1,515,728
Debt securities issued	23	22,980,122	33,690,575
Repayments from the redemption of
Deposits from banks	22	(4,909,273)	(38,815,601)
Deposits from customers	22	(1,622,577)	(1,493,825)
Debt securities issued	23	(25,337,045)	(31,231,169)
Lease liabilities	21	(1,668)	(975)
Other assets from operating activities		9,437	8,036
Other liabilities from operating activities		3,770	8,348
Interest received		253,805	285,893
Interest paid		(230,125)	(256,456)
Dividends received from investments in other unconsolidated companies		2,805	2,159
Dividends received from equity-accounted investments	20	2,880	4,150
Income tax paid		(12,318)	(5,743)

Net cash from operating activities		(309,481)	816,465

€ thousand	Notes	2021	2020
Proceeds from the redemption and disposal of
Other financial assets	18	1,322,640	1,527,003
Payments for the purchase
of Other financial assets - Other unconsolidated companies	18	(41)	—
of Other financial assets	18	(1,336,766)	(1,510,196)
of Property, equipment, and intangible assets	21	(3,341)	(4,346)

Net cash from investing activities		(17,508)	12,461

Dividend payments	27	(33,500)	(33,186)

Net cash from financing activities		(33,500)	(33,186)

Consolidated statement of cash flows of OeKB Group

€ thousand	31 Dec 2021	31 Dec 2020
Cash and cash equivalents at beginning of period	1,605,579	809,838
Net cash from operating activities	(309,481)	816,465
Net cash from investing activities	(17,508)	12,461
Net cash from financing activities	(33,500)	(33,186)

Cash and cash equivalents at end of period	1,245,090	1,605,579

Further details on cash and cash equivalents and additional information on the change in the presentation of the cash flows are provided in Note 29 and Note 1.

Notes to the consolidated financial statements of OeKB Group

Note 1 General information

Oesterreichische Kontrollbank Aktiengesellschaft (OeKB) is a special-purpose bank with its registered office in 1010 Vienna, Am Hof 4, Austria, and was founded in 1946. OeKB is a public interest entity pursuant to § 189a 1 lit. a UGB (Uniform Commercial Code).

OeKB Group comprises Oesterreichische Kontrollbank Aktiengesellschaft, Oesterreichische Entwicklungs-bank AG (OeEB), OeKB CSD GmbH (OeKB CSD), Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (ÖHT), CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH (CCP.A), and OeKB EH Beteiligungs-und Management AG (Acredia Versicherung AG), see also Note 39 Scope of consolidation.

The consolidated financial statements of OeKB Group were prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union on the basis of IAS Regulation (EC) No. 1606/2002. The requirements of § 59a BWG and § 245a UGB were met.

Because of the unique nature of the business model of OeKB Group, the operating principles and relevant legal regulations are explained in this section to allow a better understanding of these consolidated financial statements.

OeKB Group is a group of special-purpose banks that act as service providers for the export industry, capital market (including the energy market), and tourism industry.

The OeKB Group business model has four core segments:

•	Export guarantees and guarantees by aval

•	Export financing and financing as the development bank of the Republic of Austria

•	Capital Market Services

•	Tourism promotion and financing.

Export guarantees / Guarantees by aval

In this segment, OeKB acts as an agent in the name of and for the account of the Republic of Austria. OeKB is responsible here for the bank-specific handling of guarantee applications, the administrative and technical processing of the guarantee agreements, and for enforcing the rights of the Republic from guarantee claims. OeKB receives a processing commission for this off-balance-sheet business segment on the basis of an agency agreement.

Legal basis: Liability according to the Export Guarantees Act (AusfFG)

According to the AusfFG, the Federal Minister of Finance is authorised until 31 December 2022 to assume guarantees in the name of the Republic of Austria for the proper fulfilment of transactions by foreign counter-parties and for the enforcement of the rights of export companies that directly or indirectly improve Austria’s current account. These transactions and rights relate to projects abroad – especially in the areas of environmental protection, waste disposal, and infrastructure – whose realisation by domestic or foreign companies is in Austria’s interests. According to § 7 AusfFG, the guarantee fee and all claims paid shall be collected by the agent of the federal government (OeKB) and credited regularly to an account of the federal government opened at the authorised agent of the federal government. Pursuant to § 8a AusfFG, OeKB will remain responsible for the processing of these export guarantees / guarantees by aval until the conclusion of a new agency contract.

OeKB is entitled to an adequate fee for the administration of these export guarantees (shown in fee and commission income from guarantee business, Note 7).

The tasks of the Austrian development bank are specified in § 9 AusfFG. Oesterreichische Entwicklungsbank AG has been commissioned to fulfil these responsibilities, and is obligated to follow the objectives and principles of Austria’s development policy as set forth in the Development Cooperation Act. OeEB’s business activities are also oriented towards the provisions of the Development Cooperation Act (EZA-G).

Bridging guarantees (§ 2[2]7 in conjunction with § 6a[2] ABBAG-G) for large enterprises

OeKB is handling the processing of bridging guarantees for large enterprises under the government’s € 19 billion corona aid fund as an agent of COVID-19-Finanzierungsagentur des Bundes GmbH (COFAG). The corona aid fund is part of the corona support measures enacted by the federal government to ensure the survival of Austrian businesses. The goal is to rapidly provide financing for Austrian companies suffering serious liquidity bottlenecks due to the corona crisis. The COFAG bridging guarantee is one of the measures that is being financed from the corona aid fund. It is issued for bullet loans extended by banks to companies to bridge their liquidity gaps. The guarantee from the Republic covers 90% of the loan amount. An appropriate fee is paid for the administration of these bridging guarantees (shown in fee and commission income from guarantee business, Note 7).

Export Financing Scheme (EFS)

OeKB Group acts as a contractor to the Republic of Austria in significant business segments. The Republic of Austria also issues extensive guarantees for the protection of OeKB and its creditors. OeKB Group engages in no retail business and accepts no savings deposits. As an agent of the Republic of Austria, it provides refinancing to banks and financial institutions at attractive terms, and these institutions then extend this financing to their customers as export loans (delivery, purchase, and investment financing and export acceptance credit, financing of export induced domestic investments, and financing of lease arrangements of domestic exporters).

The majority of the loans and advances to banks and customers in the EFS feature a guarantee from the Republic of Austria pursuant to the AusfFG. Because of this, OeKB Group is not exposed to significant credit risk, and only minor loan loss provisions need to be formed in connection with the EFS. Because of these guarantees, the claims are subject to uniform conditions depending on the time at which the refinancing agreements were concluded. These uniform refinancing interest rates, which are published on the OeKB website, are derived from the OeKB’s credit spreads. The credit spreads of the OeKB are in turn dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG. The Export Financing Guarantees Act also permits export financing based on other guarantees and insurance policies.

In order to assist Austrian companies in overcoming the COVID-19 crisis, operating financing was extended to exporters in collaboration with the BMF in the form of special Kontrollbank refinancing facilities. The original budget that was allocated in the amount of € 2 billion was increased to € 3 billion due to the high demand. The income generated in this context is recognised in net interest income (Note 6).

Aside from this scheme, OeKB Group only engages in significant lending activities in connection with tourism financing and thus only generates significant interest income in these business segments. This means that the income of OeKB Group aside from the income generated by proprietary investments results primarily from fees and commissions for the services rendered to customers and clients.

The majority of the refinancing needed for the Export Financing Scheme is raised on the international money and capital markets, where OeKB is a respected and established issuer thanks to the guarantees provided by the federal government. Exchange rate risks exist for the most part only in connection with these long- and short-term debt securities issued. The risks are largely secured by the exchange rate guarantees of the Republic of Austria pursuant to § 1(2b) AFFG on an individual transaction basis. This means that OeKB Group bears no significant exchange rate risk from the EFS. The calculation and settlement of these exchange rate positions is conducted in agreement with the Federal Ministry of Finance (BMF) for each individual transaction. The foreign currency strategy is implemented in coordination with the BMF as part of an ongoing portfolio strategy. In some cases, the transactions are refinanced in the same currency and the exchange rates that apply to maturing liabilities are immediately applied to newly issued debt. Because of the importance and relevance of this item for all parties, it is being reported in a separate item (Guarantees pursuant to § 1[2b] AFFG).

Legal basis: Federal law on the financing of transactions and rights (Export Financing Guarantees Act – AFFG)

Pursuant to § 1 AFFG, the Federal Minister of Finance is authorised until 31 December 2023 to issue guarantees in the name of the Republic of Austria for credit operations (bonds, loans, lines of credit, and other obligations) conducted by the authorised agent of the federal government pursuant to § 5(1) AusfFG (OeKB).

The guarantees are issued:

•	to the benefit of the creditor of the agent authorised by the federal government (OeKB) for the fulfilment of its obligations under credit operations (§ 1[2a] AFFG);

•

to the benefit of the authorised agent of the federal government (OeKB) to guarantee a specific exchange rate between the euro and another currency (exchange rate risk) for the fulfilment of obligations under credit operations for the period of time during which the proceeds from the credit operation are used for financing in euros (§ 1[2b] AFFG).

The fee provisions for the issue of guarantees by the Republic of Austria pursuant to the AFFG specify a (minimum) guarantee fee that depends on the volume of the outstanding borrowings in the Export Financing Scheme.

The EFS interest rate stabilisation provision is based on the specific purpose of and risks associated with the Export Financing Scheme, which is maintained as a separate accounting entity under the authorisation as an agent of the federal government under the AFFG (see § 1[1] AFFG in conjunction with § 5[1] AusfFG). It contains the surpluses from charged interest (interest income) and the net gains or losses from the measurement of the financial instruments in the EFS at fair value

(net gain or loss on financial instruments measured at fair value through profit or loss). OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for financing the EFS as needed. This was implemented through the formation of the EFS interest rate stabilisation provision and through the annual resolutions of OeKB’s Supervisory Board. The proceeds generated under the EFS cannot be accessed by the owners now or in future and may only be used by management for the purposes of the EFS. This provision reflects the fact that the proceeds from the EFS do not accrue to OeKB but are instead to be kept in the EFS for the covering of risks (including in relation to the obligation to continue operating in the event that the agency agreement pursuant to § 8a AusfFG is terminated). The federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS.

In coordination with the Federal Ministry of Finance, OeKB has decided to report this item separately due to its specific nature (see Note 26).

Services for the capital market and energy market

OeKB Group offers a wide range of services for the Austrian capital market. These include the office for the issue of government bonds of the Republic of Austria through auction, the payment and calculation office for government bonds of the Republic of Austria, the notification office pursuant to the KMG, OAM Issuer Info (storage medium for securities exchange information), ISIN code assignment, and financial data service - the collection and sale of master, schedule, and price data for financial instruments, fund services (platform for data exchange), and a LEI service partnership. As part of the business activities of OeKB CSD, central depository services are offered pursuant to the EU CSD Regulation (Regulation [EU] No. 909/2014). These services include the acceptance of securities from issuers for safekeeping and administration, the execution of booking orders to settle securities transactions, and the handling of payments from issuers to satisfy the claims evidenced in the securities.

Related to the core competencies in the capital market, services are also provided for the Austrian energy market. This segment includes financial clearing and risk management services for the settlement agents in the Austrian gas and electricity market. OeKB is also active as a general clearing member (GCM) on European Commodity Clearing AG (ECC), and in this capacity handles collateral management and financial processing for non-clearing members.

Services as a development bank

OeEB works on behalf of the Federal Ministry of Finance to improve living conditions for people in developing and emerging countries. The legal basis for these activities is largely defined in the Export Guarantees Act (see also Legal basis: Liability according to the Export Guarantees Act [AusfFG]). As a public agent, OeEB provides financing at near-market terms but can assume a higher degree of economic risk than commercial banks thanks to comprehensive guarantees from the Republic of Austria. OeEB acquires stakes in companies in developing and emerging countries on a fiduciary basis using federal funds and reinforces the resulting development policy effects with flanking measures. In the field of business advisory services, OeEB provides special financing to strengthen the development policy effects, in particular to lay the groundwork for and accompany equity investments with federal funds and investment financing from the development bank.

Services for the tourism financing and promotion services

ÖHT acts as a tourism and leisure industry agency that is an Austrian funding entity and a bank. The funding awarded by ÖHT is provided by public authorities. The core task of ÖHT is financing investment projects by SMEs in the Austrian tourism and leisure industry. The unique feature of financing through ÖHT is the federal promotion measures that are part of every offered financing product. It handles the tourism promotion operations of the federal government on behalf of the Federal Ministry for Agriculture, Regions and Tourism. These promotion measures can take the form of guarantees, cash contributions, or subsidised interest rates. ÖHT is a partner institution of the European Investment Bank (EIB), which is headquartered in Luxembourg. As part of the ERDF (European Regional Development Fund), ÖHT acts as the intermediary for several provinces in connection with the award of subsidised loans for tourism promotion projects. Since the onset of the COVID-19 crisis in 2020, ÖHT has also been administering the Austrian promotion programmes for tourism, restaurants, and leisure companies. An appropriate fee is paid for the administration of these promotion programmes (shown in fee and commission income from guarantee business, Note 7 or Other operating income, Note 13).

Accounting principles

The Executive Board of OeKB is responsible for preparing the consolidated financial statements and group management report, which was signed by the Executive Board on 4 March 2022. These were acknowledged by the Supervisory Board of OeKB based on the Audit Committee’s recommendation.

Details about the recognition and measurement principles of OeKB Group (aside from the explanations in chapter Export Financing Scheme), including the changes made to these during the year, can be found in Note 2.

The reporting currency and functional currency of these consolidated financial statements and of OeKB Group is the Euro. All amounts are indicated in thousands of euros unless specified otherwise. The tables may contain rounding differences.

In preparing its consolidated financial statements, OeKB Group orients itself towards the presentations of its peer organisations and towards the proposals of major, internationally active financial auditors on the preparation of consolidated financial statements for banks according to IFRS, which makes the consolidated financial statements easier for investors to compare.

Uncertainty in judgements and assumptions

The preparation of consolidated financial statements in accordance with the IFRS requires the Executive Board to make judgements and assumptions about future developments that can have an impact on the reported value of assets and liabilities, the disclosure of other obligations at the balance sheet date, and the reporting of earnings and expenses during the financial year.

Areas where this is necessary are:

•

The assessment of the business model in which the assets are held and the assessment of whether the contractual terms of the financial asset solely represent capital payments and interest on the outstanding principal. Note 2

•	The parameters that are used for fair value measurement are based in part on forward-looking assumptions that may fluctuate. Note 3

•	Specifying the term of a lease: determining whether the ability to exercise termination options is sufficiently assured. Note 21

•

The assessment of whether the credit risk of the financial asset has increased significantly since the first-time recognition and inclusion of forward-looking information for the determination of the expected credit loss as used to identify the impairment of financial assets. The determination of the LGD (loss given default) and the PD (probability of default) in the calculation of the impairment. Note 38

•

Assumptions are made about the discount rate, retirement age, life expectancy, staff turnover, and future remuneration growth for the measurement of the existing pension and termination benefit obligations. Note 24

•	The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. Note 25

•	Assessment are made regularly as to whether obligations that are not reported on the balance sheet arising from guarantees and other commitments must be reported on the balance sheet. Note 33

The estimates and assumptions upon which they are based are assessed on a regular basis and conform with the respective standards. The estimates are based on past experience and other factors such as plans, likely developments stemming from current conditions, and projections of future events as at the reporting date. The actual results can deviate from the assumptions and estimates when the actual conditions develop differently than was expected on the reporting date. Changes are taken into account as they occur.

Note 2 Recognition and measurement principles

New standards and amendments to be applied for the first time in 2021

With regards to new or amended standards and interpretations, only those that are relevant for the business activities of OeKB Group are listed with explanations.

Standards and amendments to be applied for the first time in 2021		First-time application
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16	Interest rate benchmark reform - Phase 2	1 Jan 2021
Amendments to IFRS 16	COVID-19-related rent relief after 30 June 2021	1 Apr 2021

Interest rate benchmark reform – phase 2 (amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4, and IFRS 16)

The amendments deal with questions that may impact financial reporting following the interest rate benchmark reform, including the effects of changes in contractual cash flows or in hedging relationships resulting from the replacement of an interest rate benchmark with an alternative benchmark. The amendments offer practical expedients relating to certain requirements in IFRS 9, IAS 39, IFRS 7, IFRS 4, and IFRS 16:

•	changes in the basis for determining the contractual cash flows from financial assets, financial liabilities, and lease liabilities and

•	hedge accounting.

Changes in the basis for determining the cash flows

The changes clarify that a company should account for a change in the basis for determining the contractual cash flows of a financial asset or financial liability made necessary by the interest rate benchmark reform by revising the effective interest rate of the financial asset or financial liability.

As at 31 December 2021, OeKB Group had a large number of financial instruments employing the USD LIBOR and CHF LIBOR as benchmarks and that will be affected by the IBOR reform. OeKB Group anticipates that the benchmark rates for these financial instruments will be replaced with the SOFR (instead of the USD LIBOR) and SARON (instead of the CHF LIBOR) in 2022 and 2023, and that the application of the change will result in no material gain or loss.

Hedge accounting

The amendments offer exceptions from the hedge accounting rules in the following areas:

•	The amendments permit the designation of a hedging relationship to be revised to account for changes made necessary by the reform.

•

If a hedged item is changed in terms of a cash flow hedge to take into account changes made necessary by the reform, the amount accumulated in the cash flow hedge reserve is deemed to be based on the alternative benchmark interest rate used to determine the hedged future cash flows.

•

If a group of underlying transactions is designated as a hedged item and an underlying transaction in the group is amended to reflect changes made necessary by the reform, the hedged items shall be divided into sub-groups based on the benchmark rates being hedged.

•

If a company reasonably expects that an alternative benchmark will be separately identifiable within a period of 24 months but is not separately identifiable at the time of designation, it is not prohibited to designate the interest rate as a non-contractually specified risk component.

OeKB Group does not apply the hedge accounting rules.

Disclosures in the Notes

The amendments require OeKB Group to disclose additional information about the risks to which it is exposed as a consequence of the interest rate benchmark reform and about the associated risk management activities. This information can be found in Note 37.

The other standards and amendments to be applied for the first time in 2021 presented in the table will result in no material changes for OeKB Group.

New standards and interpretations that are not yet being applied

A number of new standards and amendments to standards that were adopted by the EU are to be applied in the first financial year beginning after 31 December 2021, though earlier application is possible. The Group did not apply the following new or amended standards earlier than required when preparing these consolidated financial statements.

The following new or amended standards are not expected to have a material impact on the consolidated financial statements.

Amended standards and interpretations		Effective date
Amendments to IAS 37	Onerous Contracts - Cost of Fulfilling a Contract	1 Jan 2022
Amendments to IFRS	Annual improvements (2018-2020) to IFRS 1, IFRS 9, IFRS 16, IAS 41	1 Jan 2022
Amendments to IAS 16	Property, plant and equipment: Proceeds before intended use	1 Jan 2022
Amendments to IFRS 3	Reference to the conceptual framework	1 Jan 2022
Amendments to IAS 1	Classification of Liabilities as Current or Non-current	1 Jan 2023
Amendments to IFRS 17	Insurance Contracts and Changes to Insurance Contracts	1 Jan 2023
Amendments to IAS 1 and
IFRS Practice Statement 2	Explanation of accounting methods	1 Jan 2023
Amendments to IAS 8	Definition of estimates	1 Jan 2023
Amendments to IAS 12	Deferred taxes relating to assets and liabilities from a single transaction	1 Jan 2023

Material recognition and measurement principles

OeKB Group consistently applied the following accounting methods to all periods shown in these consolidated financial statements unless indicated otherwise.

A. Consolidation principles

•	Business combinations

The Group elected to exercise the option under IFRS 1 on the transition date of 1 January 2004, which means that the book values from first-time consolidation pursuant to UGB were used. Therefore capital consolidation takes place according to the book value method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. In the case of business combinations as defined in IFRS 3, all identifiable tangible and intangible assets, liabilities, and contingent liabilities of the subsidiary are remeasured at the time of the acquisition for capital consolidation. The acquisition costs are settled with the proportionate share of the net assets at the time of the transfer of control. Non-controlling interests are calculated on the basis of the assets and liabilities measured at fair value.

•	Subsidiaries

Subsidiaries are companies controlled by OeKB. OeKB Group controls a company when it is subject to fluctuating returns from the company and has a right to returns from the company, and when it has the ability to influence these returns by means of the control that it exercises over the company. The assets, liabilities and equity, and income of subsidiaries are included in the consolidated financial statements from the point in time at which control begins and until the point in time at which control ends.

•	Non-controlling interests

Non-controlling interests are measured at the proportionate value of the identifiable net assets of the acquired company at the time of acquisition.

Changes in a share held by the Group in a subsidiary that do not lead to a loss of control are recognised as equity transactions.

•	Loss of control

If OeKB Group loses control over a subsidiary, it moves the assets and liabilities of the subsidiary and all associated non-controlling interests and other components out of equity. Any profit or loss is recognised in the income statement. Every retained share in the former subsidiary is measured at fair value at the time that control is lost.

•	Equity-accounted investments

Equity-accounted investments consist of shares in joint ventures.

A joint venture is a company over which OeKB Group exercises joint control through an agreement. These are recognised according to the equity method, and are initially measured at the cost of acquisition including transaction costs. After initial recognition, the consolidated financial statements contain the share in the overall net gain or loss of the equity-accounted investments up to the point in time at which the significant influence or joint control ends. The relevant share of the total comprehensive income is recognised in the income statement in the item “Share of profit or loss of equity-accounted investments”. Dividends received are recognised as a reduction of the net book value measured according to the equity method (asset swap). The possible need for impairment is reviewed and recognised annually on the basis of planning projections.

•	Transactions eliminated during consolidation

Internal loans and advances and liabilities and all recognised income and expenses from internal transactions within the Group are eliminated during the preparation of the consolidated financial statements. There are no grounds for the elimination of intercompany profits in OeKB Group. Unrealised gains from transactions with equity-accounted investments are written off against the Group’s share in the company in question. Unrealised losses are eliminated in the same manner as unrealised gains, but only if there is no evidence of impairment.

B. Foreign currency translations

Transactions in foreign currencies are translated into the functional currency at the spot rate on the date of the transaction.

Monetary assets and debts denominated in a foreign currency on the reporting date are translated into the functional currency at the reference exchange rates published by the European Central Bank for the reporting date.

Indicative exchange rates as at 31 December 2021

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.5615	AUD	0.8403	GBP	9.9888	NOK	10.2503	SEK
1.4393	CAD	8.8333	HKD	1.6579	NZD	15.2335	TRY
1.0331	CHF	7.5156	HRK	4.5969	PLN	1.1326	USD
7.1947	CNY	369.1900	HUF	4.9490	RON	18.0625	ZAR
24.8580	CZK	130.3800	JPY	85.3004	RUB

Indicative exchange rates as at 31 December 2020

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.5896	AUD	9.5142	HKD	1.6984	NZD	9.1131	TRY
1.5633	CAD	7.5519	HRK	4.5597	PLN	1.2271	USD
1.0802	CHF	363.8900	HUF	4.8683	RON	18.0219	ZAR
26.2420	CZK	126.4900	JPY	91.4671	RUB
0.8990	GBP	10.4703	NOK	10.0343	SEK

Non-monetary assets and debts that are measured at fair value in a foreign currency are translated at the rate valid on the date that the fair value is determined. Non-monetary items measured at the cost of acquisition or production in a foreign currency are translated at the exchange rate on the date of the transaction.

Currency translation differences are generally recognised in the profit or loss for the period.

C. Net interest income

•	Effective interest method

Interest income and interest expenses of financial instruments measured at amortised cost are recognised through profit or loss using the effective interest method. The effective interest rate is calculated on the basis of the estimated future cash flows (incl. transaction costs) over the expected term of a financial asset or financial liability. When calculating the effective interest rate for financial assets that were not impaired at the time of acquisition, OeKB Group estimates the future cash flows taking all contractual provisions of the financial instrument but not expected credit losses (credit risks) into account. For financial assets that were impaired at the time of acquisition, a credit-adjusted effective interest rate is calculated using estimated future cash flows including expected credit losses (credit risks).

The calculation of the effective interest rate includes the transaction costs and the paid or received fees, which are an integral part of the effective interest rate. The transaction costs include additional costs that are directly related to the purchase or issue of a financial asset or financial liability.

•	Amortised cost

The amortised cost of a financial asset or financial liability is the amount at which the financial asset or financial liability was measured upon initial recognition less repayments and plus or less the accumulated amortisation using the effective interest method, adjusted for any credit risk provisions.

The gross book value of a financial asset is the amortised cost of the financial asset before adjustment for credit risk provisions.

•	Calculation of the “Interest income and expenses calculated using the effective interest method”

In this case, the effective interest rate is applied to the gross book value of the asset (when the asset is not impaired) or to the amortised cost of the debt.

For financial assets whose credit rating was not impaired upon initial recognition but is impaired on the reporting date (level 3), the interest income is calculated using the effective interest rate based on the amortised cost (net basis). If the credit rating of the asset is no longer impaired, the interest income is again calculated using the gross basis.

For financial assets already impaired at the time of acquisition, the interest income is calculated by applying the credit-adjusted effective interest rate to the amortised cost of the asset. The calculation of the interest income does not revert to the gross basis, even when the credit risk of the asset improves.

See Note 38 for information about when the credit rating of assets is impaired.

•	Presentation on the income statement

The interest income and expenses for financial assets and financial liabilities calculated using the effective interest method are shown on the income statement under “Interest income and expenses calculated using the effective interest method”.

The other interest income and expenses shown on the income statement include interest from financial assets and financial liabilities designated at fair value (FV option) and those that must be measured at fair value through profit or loss (FVTPL). The other interest income also includes budget underruns from other negative interest, and the other interest expenses losses from other negative interest.

•	Charged interest and the Export Financing Scheme interest rate stabilisation provision

If interest charged under the EFS leads to surpluses, these are transferred to the EFS interest rate stabilisation provision according to the resolutions of the governing bodies of OeKB (allocation to the EFS interest rate stabilisation provision). Measures taken to reduce the effective refinancing rate in the scheme are charged against the EFS interest rate stabilisation provision (use of the interest rate stabilisation provision). The interest allocation and use through the EFS interest rate stabilisation provision is recognised accordingly in the items “Interest income calculated using the effective interest method” and “Other interest income” (see Note 6 or Note 26).

•	Guarantees pursuant to § 1(2) AFFG

The guarantees pursuant to § 1(2) AFFG are directly related to the debt securities issued by OeKB. The expenses are calculated for each guarantee and period and recognised under “Interest expenses calculated using the effective interest method”. If the FV option is applied to guaranteed financial liabilities, the guarantee fees are calculated for the period in question and reported in the item “Other interest expenses”.

D. Net fee and commission income

Fee and commission income and expenses, which are an integral part of the effective interest rate of a financial asset or financial liability, are included in the effective interest rate and are thus presented in the interest income. If a loan commitment is not expected to result in the payout of a loan, the associated loan commitment fee is recognised through profit or loss.

Fee and commission income is recognised in the period in which the associated service is rendered. Fee and commission expenses are recognised as an expense when the service is received.

The guarantee fees paid to the Republic of Austria pursuant to § 9 AusfFG in connection with the financing arrangements provided by the development bank are directly related to the individual financial assets and are reported under the fee and commission expenses (see Note 7).

E. Current income from investments in other unconsolidated companies

Dividend income is recognised at the time of the decision to pay the dividend (see Note 11).

F. Net gain or loss on financial instruments measured at fair value through profit or loss (FVTPL) in the income statement

The net gain or loss on financial instruments pertains to

•	derivative financial instruments and guarantees pursuant to § 1(2b) AFFG that are held for hedging purposes,

•	financial assets that must be measured at FVTPL, and

•	financial assets and financial liabilities to which the FV option has been applied.

This item contains the changes in the fair value and all currency translation differences.

G. Income taxes

The tax expenses consist of actual and deferred taxes. Actual taxes and deferred taxes are recognised on the income statement unless they are related to a business combination or to an item recognised directly in equity or in other comprehensive income.

Interest and penalties on income taxes, including on uncertain tax positions, are recognised according to IAS 37.

•	Actual taxes

Actual taxes pertain to the expected tax obligation or tax receivable on the taxable income for the financial year or to the tax loss, both based on the tax rates that apply on the reporting date or that will soon apply, plus all changes to the tax obligations for previous years. The amount of the expected tax obligation or tax receivable represents the best estimate taking tax uncertainties into account, if any apply. Actual tax obligations also include all tax obligations resulting from resolutions to disburse dividends. Actual tax assets and obligations are only offset according to the provisions of IAS 12.71 ff.

•	Deferred taxes

Deferred taxes are recognised for temporary differences between the book values of the assets and debts for group accounting purposes and the amounts used for tax purposes. Deferred taxes are not recognised for

•

temporary differences arising during the initial recognition of assets or liabilities from transactions not involving business combinations and that have no impact on the earnings before taxes or the taxable income;

•

temporary differences related to shares in subsidiaries, associated companies, and joint ventures, provided that OeKB Group is in a position to control the timing of the elimination of the temporary differences and it is probable that these will not be eliminated in the foreseeable future;

•	taxable temporary differences arising during the initial recognition of goodwill.

There are no deferred tax assets for as of yet unused tax losses.

Unrecognised deferred tax assets are re-evaluated on every reporting date and are recognised to the extent that it is probable that future taxable income will permit the realisation of these deferred tax assets.

Deferred taxes are measured on the basis of the tax rates that are expected to apply to temporary differences once they are reversed, using the tax rates that apply or are announced on the reporting date.

The measurement of deferred taxes reflects the tax consequences expected by OeKB Group based on the manner of the realisation of the net book values of the assets and the repayment of the debts at the reporting date.

Deferred tax assets and deferred tax obligations are offset when the requirements for this according to IAS

12.74 ff are met.

H. Financial assets and financial liabilities

H1 - Initial recognition

OeKB Group recognises the cash and cash equivalents, loans and advances to banks and customers, deposits from banks and customers, and debt securities issued for the first time upon their origination. All other financial instruments (including the purchase of financial assets) are initially recognised on the trade date, i.e. on the date on which OeKB Group becomes a contractual party to the instrument. Financial assets and financial liabilities are initially recognised at their fair value. If an instrument must be measured at amortised cost, it is initially recognised at the fair value plus transaction costs.

The current income from the financial assets measured at amortised cost is recognised under “Interest income calculated using the effective interest method”. All other current income (except for current income from investments in other unconsolidated companies) is recognised under “Other interest income”. If losses are incurred from negative interest, these are recognised under “Losses from negative interest calculated using the effective interest method” and “Losses from other negative interest” in interest expenses. OeKB Group holds no financial assets for trading purposes as in the previous year.

The current expenses from the financial liabilities measured at amortised cost are recognised under “Interest expenses calculated using the effective interest method”. All other current expenses are recognised under “Other interest expenses”. If budget underruns are incurred from negative interest, these are recognised under “Budget underruns from negative interest calculated using the effective interest method” and “Budget underruns from other negative interest” in interest income.

H2 - Classification of financial assets

Upon initial recognition, a financial asset is recognised at amortised cost (AC), at fair value through other comprehensive income (FVOCI), or at fair value through profit or loss (FVTPL). This classification is made on the basis of

•	the business model of OeKB Group for managing financial assets and

•	the characteristics of the contractual cash flows of the financial asset.

A financial asset must be measured at amortised cost when the following conditions are met:

•	The financial asset is held under a business model with the objective of holding these assets to receive the contractual cash flows, and

•	The contractual provisions of the asset lead to payment flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

A financial asset is measured at FVOCI when the following conditions are met:

•	The financial asset is held under a business model with the objective of receiving the contractual cash flows as well as of selling the assets, and

•	The contractual provisions of the asset lead to cash flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

AC and FVOCI financial assets are initially recognised at their fair value, taking transaction costs into account.

A financial asset that is neither measured at AC nor at FVOCI must be measured at fair value through profit or loss (FVTPL).

Equity instruments must generally be measured at fair value through profit or loss. Equity instruments not held for trading purposes may also be measured at fair value through other comprehensive income. OeKB Group elected to exercise this option for all of the equity instruments it holds because they are strategic, long-term investments in other unconsolidated companies. All changes in the fair value of these equity instruments are recognised in other comprehensive income, and these cumulatively recognised value changes cannot be recycled to the income statement. Only dividend income from these equity instruments is recognised on the income statement in the item “Income from investments in other unconsolidated companies”.

A financial asset can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch.

Business model

OeKB Group assesses the objective of a business model under which an asset is held at the portfolio level on the basis of the manner in which the instrument is managed and how information is reported to management. The information that is taken into account includes:

•

The specified strategy and objectives for the portfolio. Especially whether the strategy aims to generate interest income, maintain a certain interest rate profile, adapt the duration of the financial assets to the term of the associated financial liabilities, or to realise the cash flows through the sale of the assets;

•	How the performance of the portfolio is assessed and reported to management;

•	The risks that influence the net gain or loss of the business model and how these risks are managed;

•	Whether the management remuneration is based on the change in the fair value of the managed assets or the received cash flows; and

•

the frequency, volume, and timing of sales in previous periods and the reasons for such sales and the expectations for future selling activity. Information about selling activity is not considered in isolation, however, but as part of an overall assessment of how the express goal of OeKB Group is achieved and how the cash flows are realised.

Assessment as to whether contractual cash flows consist solely of principal and interest payments

For the purposes of this assessment, the principal is defined as the fair value of the financial asset upon initial recognition. Interest is defined as consideration for the fair value of the money and for the credit risk relating to the outstanding principal sum over a specific period of time and for other fundamental credit risks and costs (such as liquidity risk and administrative costs) plus the profit margin.

In assessing whether the contractual cash flows consist solely of repayment and interest, OeKB Group takes all contractual provisions of the instrument into account. This includes an assessment of whether the financial asset includes contractual provisions that could change the timing or amount of the agreed cash flows in such a manner that they no longer meet this requirement.

Reclassification

Financial assets are not reclassified after their initial recognition except during the period after OeKB Group changed its business model for the management of financial assets. No reclassifications took place during the current or previous year.

Classification of financial liabilities

Upon initial recognition, financial liabilities are generally classified as at amortised cost, except for financial guarantees and loan commitments.

A financial liability can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch. For the liabilities measured at fair value, IFRS 9 stipulates that the part of the measurement that pertains to the own credit risk must be recognised in other comprehensive income. Because all results from the fair value measurement of financial instruments that fall under the Export Financing Scheme are reconciled under “EFS interest rate stabilisation provision”, this approach would lead to an accounting mismatch. For this reason, the exception allowed under IFRS 9.5.7.7 and IFRS 9.5.7.8 is used and the entire result from fair value measurement is still recognised through profit or loss on the income statement.

Derecognition of a financial asset

OeKB Group derecognises a financial asset when its contractual entitlement to the cash flows from the financial asset expires, or when it transfers the rights to receive the contractual cash flows into a transaction under which all risks and opportunities associated with the ownership of the financial asset are materially transferred.

When derecognising a financial asset, the difference between the net book value of the asset and the amount of received consideration (including a newly acquired asset less a new liability) plus any accumulated profit or loss, if such is recognised in OCI, is recognised on the income statement.

Any accumulated profit or loss that is recognised in OCI for equity instruments designated at FVOCI (investments in other unconsolidated companies) is not recognised on the income statement when such instruments are derecognised.

All rights and obligations arising from or retained for each share of transferred financial assets that qualifies for derecognition will be recognised as a separate asset or liability upon this transfer.

OeKB Group conducts transactions under which assets are transferred but all material risks and opportunities of the transferred assets remain with OeKB Group (such as repurchase transactions). In these cases, the transferred assets are not derecognised.

Derecognition of a financial liability

OeKB Group decrecognises a financial liability when its contractual obligations have been fulfilled or waived or have expired.

Modification of financial assets

Modifications are adaptations to originally agreed contract terms. The effects of these adaptations are evaluated at the quantitative and qualitative level by OeKB Group. When the contractual terms of a financial asset are changed, OeKB Group assesses whether the cash flows of the modified asset differ quantitatively. If the difference is material, the original financial asset is derecognised and a new financial asset is recognised at fair value. OeKB Group primarily uses a present value comparison between the original and changed cash flow on the basis of the effective interest rate to assess the quantitative materiality. Similarly to the modification of financial liabilities, a deviation of more than 10% in this comparison qualifies the modification as material. Qualitative criteria are also taken into account in assessing the materiality of a modification, with materiality being assessed based on the object of the change. This includes currency changes, debtor changes, and contractual amendments that lead to a change in the SPPI criterion.

When the cash flows of the modified assets measured at amortised cost do not differ materially, the change does not lead to the derecognition of the financial asset. In this case, OeKB Group recalculates the gross book value of the financial asset and recognises the amount resulting from the change in the gross book value on the income statement as a modification profit or loss. As the modifications of OeKB Group are primarily market-induced modifications, these are recognised in interest income. The difference compared with the repayable amount is distributed over the remaining term of the financial asset through the effective interest rate. If such a change is made due to financial difficulties of the borrower, on the other hand, the profit or loss is reported together with the impairment in the net credit risk provisions.

Modification of financial liabilities

Modifications are adaptations to originally agreed contract terms. The effects of these adaptations are evaluated at the quantitative and qualitative level by OeKB Group. As described above for the modification of financial assets, a quantitative and qualitative assessment is also conducted here. If a material modification is identified, OeKB Group posts a financial liability. In this case, a new financial liability is recognised at fair value based on the changed terms. The difference between the net book value of the derecognised financial liability and the new financial liability with modified conditions is recognised on the income statement Immaterial modifications do not result in the derecognition of the corresponding liability, though any modification gains or losses are recognised in interest income.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are only offset and the resulting net amount reported on the balance sheet when OeKB Group has an enforceable entitlement to offset the amounts and intends to fulfil them on a net basis or to simultaneously realise the asset and pay the debt.

Income and expenses are only reported on a net basis when this is permitted by IFRS or these gains and losses result from a group of similar transactions (such as the net credit risk provisions).

H3 – Measuring the fair value

The fair value (FV) is the price at which a financial asset can be sold or a financial liability can be transferred between market participants at arm’s length terms on the reporting date.

A number of accounting methods and disclosures require the determination of the fair values of financial assets and financial liabilities (debts). A valuation team consisting of members of the Accounting and Financial Control, Risk Controlling, and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised. Significant valuation results are reported to the Audit Committee.

OeKB Group uses market data that can be observed on active markets when possible to determine the fair values of financial assets or financial liabilities. A market is considered to be active when transactions for the financial asset or financial liability occur with sufficient frequency and volume to continuously provide price information.

When there is no listed price on an active market, OeKB Group uses valuation methods that maximise the use of relevant observable inputs and minimise the use of non-observable inputs. The selected valuation technique takes into account all factors that market participants would consider in determining a price for a transaction.

When a financial asset or financial liability that is measured at fair value has a bid rate and ask rate, the financial asset is measured at the bid rate and the financial liability at the ask rate.

OeKB Group recognises reclassifications between levels in the fair value hierarchy at the end of the reporting period in which the change occurred. No reclassifications took place during the current year (as in the previous year).

H4 - Impairment

OeKB Group recognises impairment charges for the expected credit loss (ECL) for the following financial instruments that are not measured at FVTPL:

•	financial assets that are debt instruments;

•	outstanding guarantee commitments;

•	loan commitments.

No impairment charges are recognised for the financial instruments classified as investments in other unconsolidated companies.

OeKB Group measures the impairment in the amount of the ECL calculated over the lifetime of the financial instruments, except for the following financial instruments for which a 12-month ECL is calculated:

•	debt instruments that have a low level of credit risk at the reporting date;

•	financial instruments for which the credit risk has not risen substantially since initial recognition.

OeKB Group considers a bond to have a low credit risk when its credit risk rating is equivalent to the generally recognised definition of investment grade.

The 12-month ECL is the portion of the ECL resulting from a default event of a financial instrument that is possible in the next 12 months after the reporting date (corresponds to stage 1 of the expected credit loss model). The lifetime ECL corresponds to the overall expectation of default (corresponds to stage 2 and 3 of the expected credit loss model).

Determining the Expected Credit Loss (ECL)

The ECL is a probability-weighted estimation of the credit losses. It is calculated as follows:

•

Financial assets that are not impaired on the reporting date: as the present value of all expected defaults (i.e. the difference between the contractually owed cash flows and the cash flows that OeKB Group expects to receive from the financial instruments);

•

Financial assets that are impaired on the reporting date or that had a rating below investment grade upon initial recognition: as the difference between the net book value and the present value of the estimated future cash flows;

•

Unused loan commitments / credit facilities: as the present value of the difference between the contractual cash flows owed to OeKB Group when the payout of the credit amount is demanded and the cash flows that OeKB Group expects from the financial instruments;

•	Financial guarantees: the expected payments less the amounts that OeKB Group is expected to retain.

Restructured financial assets

When the terms of a financial asset are renegotiated or amended or when a financial asset is replaced with a new asset because of financial difficulties of the borrower, an evaluation is conducted to determine whether the financial asset is to be derecognised.

The ECL is then calculated as follows:

•

If the expected restructuring does not lead to the derecognition of the existing asset, the expected cash flows from the modified financial asset are included in the calculation of the defaults from the existing asset.

•

If the expected restructuring leads to the derecognition of the existing asset, the expected fair value of the new asset is used as the derecognition value of the existing financial asset at the time of its retirement. The nominal lost payments from the existing financial asset are included in the calculation of this amount and are discounted with the original effective interest rate on the reporting date starting at the expected time of derecognition.

Impaired financial assets

OeKB Group assesses every financial asset recognised at amortised cost on the reporting date to identify any impairment. A financial asset is considered to be impaired when one or more events have occurred that have a negative impact on the estimated future cash flows of the financial asset.

OeKB Group employs a rating assessment system and an internal borrower assessment process for the purposes of credit risk management. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies (Standard & Poor’s, Fitch) and on internal credit assessments. Credit ratings are monitored on an ongoing basis.

The majority of loans and advances to banks and customers is assigned to the EFS described in Note 1. No losses have been incurred in this business model since its inception.

The criteria that a financial asset is impaired consists of the following observable data:

•	Substantial financial difficulties of the borrower or issuer;

•	A contractual violation such as a default or an event in the past;

•	The restructuring of a loan by OeKB Group;

•	It is likely that the borrower will file for bankruptcy or undergo some other form of financial reorganisation (i.e. restructruring measures);

•	The loss of an active market for an item of collateral because of financial difficulties.

A loan that is renegotiated because of a worsening in borrower status is usually classified as credit-impaired unless there is evidence that the risk of receiving no contractual cash flows has diminished substantially and there are no further indications of impairment. The rating of a loan that is more than 30 days past due is also indication of impairment.

OeKB Group deviates from this practice when assessing whether an investment in government bonds is creditworthy and observes the following external factors:

•	The rating assessment of the market is reflected in the bond yields.

•	Rating assessments of the rating agencies.

•	The ability of the country to access the capital markets for the issue of new debt instruments.

•	The probability that debts will be restructured leads to voluntary or mandatory haircuts and thus losses for the creditors.

•

The international support mechanisms that give this country the necessary assistance as the lender of last resort, and the intention of governments and agencies to make use of these mechanisms as stated in public declarations. This includes an assessment of the effect of these mechanisms and of whether the country has the ability and political intention to meet the required criteria.

Presentation of the impairment charges for expected credit losses on the balance sheet

•	Financial assets measured at amortised cost: as a deduction from the gross book value of the assets;

•	Loan commitments and open credit facilities, financial guarantees: generally as a provision;

•

When a financial instrument contains a drawn and also an undrawn component and OeKB Group cannot calculate the ECL of the loan commitment component separately from the drawn component: reporting of a combined impairment charge for both components. The total amount is reported as a deduction from the gross book value of the drawn component. If the total of the impairment losses exceeds the gross book value of a financial instrument, the excess portion of the impairment losses is reported in the provisions.

Write-offs

Loans and bonds are (partially or fully) derecognised when there are no realistic prospects of recovery. This is generally the case when OeKB Group determines that the borrower has no assets or income sources that can generate sufficient cash flows to repay the outstanding amounts. Retired financial assets may still be subject to enforcement measures that can generate repayments to OeKB Group. Such repayments are recognised on the income statement on the date of receipt.

H5 - Designation at fair value on the income statement (FVTPL) – Fair value option

Financial assets

OeKB Group designated certain financial assets for recognition at FVTPL upon initial recognition because these financial assets are transactions underlying contracts with derivative financial instruments. For this reason, they are measured at fair value through profit or loss (FVTPL) in the income statement to avoid an accounting mismatch.

Financial liabilities

In those cases where financial liabilities are hedged against interest or currency risks at the time of acquisition, the financial liability is designated at fair value to avoid an accounting mismatch. The net profits or losses from the fair value measurement are recognised on the income statement in the same manner as the hedging instruments.

I. Cash and cash equivalents

This item consists of cash on hand in Euros and claims against central banks (deposits) that are payable on demand. This means unlimited availability without prior notice or availability with a period of notice of no more than one business day or 24 hours. The required minimum reserves are also reported in this item. The item is recognised at amortised cost.

J. Loans and advances to banks and customers

The balance sheet items “Loans and advances to banks” and “Loans and advances to customers” contain:

•

Loans at amortised cost; these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument;

•

Loans and advances that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

The majority of the loans and advances to banks and a part of the loans and advances to customers that are assigned to the EFS and the development bank are subject to guarantees from the Republic of Austria pursuant to the AusfFG (see also Note 1).

The majority of the loans and advances to customers relating to tourism financing and promotion are covered by guarantees from Austrian commercial banks. The remainder of these loans and advances to customers are secured by mortgages or by the Republic of Austria.

K. Other financial assets

The balance sheet item “Other financial assets” contains:

•

Debt instruments measured at amortised cost; these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

•

Debt and equity instruments that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

•

Equity instruments (investments in unconsolidated companies and investments in other unconsolidated companies) that are measured at FVOCI, with changes being recognised in other comprehensive income (no recycling through the income statement), and current income (dividend payments) are recognised in “Current income from investments in other unconsolidated companies” on the income statement.

L. Hedging instruments

General

Derivative financial instruments and the guarantees pursuant to § 1(2b) AFFG (see Note 1) are used to hedge market risks. These instruments primarily protect future cash flows against changes in interest rates and foreign exchange rates. The derivatives involved are mostly OTC interest rate swaps and OTC cross-currency interest rate swaps, which are employed as hedging instruments for loans and advances to banks, other financial assets, and debt securities issued.

Hedged financial assets and financial liabilities are measured at fair value through profit or loss to prevent an accounting mismatch. This means that the fluctuations in the value of the hedging instruments and the hedged financial assets and financial liabilities are recognised directly on the income statement (net gain or loss on financial instruments measured at fair value through profit or loss). No derivative financial instruments are held for trading purposes.

The hedge accounting provisions were not applied at OeKB Group in the financial year or in the previous year.

Derivative financial instruments

The fair value of derivative financial instruments is calculated using recognised methods. Derivatives are recognised at the trade date. Derivative financial instruments are recognised at their present values in a separate asset and liability item.

Credit exposures arising from fluctuations in value are secured with collateral. As required by the EMIR (Regulation [EU] No. 648/2012), the clearing of interest rate swaps has been shifted to a central counterparty (LCH – London Clearing House) since the fourth quarter of 2016.

Guarantees pursuant to § 1(2b) AFFG

Guarantees of the Republic of Austria pursuant to § 1(2b) AFFG (Federal Law Gazette No. 216/1981 as amended) that serve as hedges against exchange rate risks in the EFS (see also Note 1) are measured at fair value and are reported in a separate asset item because of their unique nature (based on the legal regulations).

M. Property, equipment, and intangible assets

Property and equipment

Property and equipment comprises land and buildings used by the Group and fixtures, fittings, and equipment. Property and buildings used by the Group are those which are used primarily for the Group’s own business operations. Purchased software that is an integral part of the functionality of the associated system is capitalised as part of this system.

Property and equipment are recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. A gain or loss from the retirement of property or equipment is recognised in the “Other operating income” on the income statement.

Subsequent expenses are only capitalised when it is likely that the future economic benefit of the expenses will flow to OeKB Group. Ongoing repairs and maintenance are recognised as expenses.

The equipment depreciation rates are calculated so that the cost of acquisition or production less the estimated residual value will be written off over the estimated useful life on a straight-line basis. Depreciation is not recognised on properties.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

The estimated useful lives of the key equipment items for the current and comparison period are as follows:

• Buildings	40 years
• Fixtures, fittings, and equipment	3 to 10 years
• IT hardware	3 to 5 years.

Intangible assets

Software and other intangible assets with a foreseeable useful life purchased by OeKB Group are recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. Costs for internally produced software are not capitalised as the capitalisation requirements in IAS 38 are not met.

Subsequent expenditures for software are only capitalised when they increase the future economic benefits of the asset in question. All other expenditures are recognised as expenses.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

Software is written off over the estimated useful life on a straight-line basis once its use begins. The estimated useful life of software for the current and comparison period is 3 to 5 years. The loan management system that was developed specifically for the purposes of ÖHT in 2019 is being measured on the basis of a useful life of 6 years.

The customer relationships acquired through the purchase of ÖHT in 2019 were assigned a useful life of 6 years.

N. Deposits from banks and customers

The items “Deposits from banks” and “Deposits from customers” include:

•	Liabilities from cash and deposit accounts,

•	Money market business,

•	Repurchase agreements,

•	Borrowing.

These financial liabilities are measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

OeKB Group engages in no traditional deposit-taking business and thus offers no savings accounts. This means that all accounts held by OeKB Group are related to the settlement of or holding of collateral for underlying transactions as described in Note 1.

O. Debt securities issued

Debt securities issued are generally measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

Debt securities issued are in most cases hedged against interest rate and currency risks upon origination. To avoid an accounting mismatch, these hedged debt securities issued are designated at FVTPL and the net profit or loss from measurement is recognised on the income statement in the same manner as the hedging instruments.

The majority of the debt securities issued at the reporting date feature guarantees pursuant to § 1(2a) and (2b) AFFG of the Republic of Austria (as in the previous year).

P. Provisions

Non-current employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits falling within the scope of IAS 19.

The obligations under defined-benefit plans are measured using the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining years of service of the beneficiary employees. The method differentiates between interest costs (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs and therefore in the operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified into the income statement.

The calculation of the defined-benefit obligation involves actuarial assumptions regarding discount rates, salary growth rates, and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined-benefit obligation (DBO) is recognised at its value at the balance sheet date. There are no plan assets (i.e. assets held by a fund against which to offset the DBO).

The pension obligations relate to both defined-benefit and defined-contribution plans. Defined-benefit plans consist of obligations for current and future pensions.

For a small number of senior managers, the Group still maintains defined-benefit plans that are generally based on length of service and on salary level. These defined-benefit pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The current version of the computation tables by AVÖ 2018-P for employees are used as the biometric basis for the calculations.

Principal assumptions are the rate of salary increases taking into the changes in the collective bargaining agreement and periodic and extraordinary increases into account as well as the retirement age according to the ASVG transitional provisions pursuant to the Budget Implementation Act 2003.

Principal assumptions

	2021	2020
Discount rate	1.00%	0.50%
Future salary growth (for termination benefits and pensions)	2.50%	2.50%
Future pension growth (for pensions)	2.00%	2.00%

Retirement age
Women	65 years	65 years
Men	65 years	65 years

OeKB Group offers most of its eligible employees the opportunity to participate in defined-contribution plans. OeKB Group is obligated to transfer a set percentage of the annual salaries to the pension institution (pension fund). Defined contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

Other provisions

Other provisions are formed when:

•	OeKB Group has a legal or real obligation to a third party as a result of a past event,

•	the obligation is likely to lead to an outflow of resources, and

•	the amount of the obligation can be reliably estimated.

Provisions are formed in the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

EFS interest rate stabilisation provision

The Austrian system of export promotion and financing is based on two special laws: the Export Guarantee Act (AusfFG) and the Export Financing Guarantees Act (AFFG). Based on these laws, the Republic of Austria commissioned OeKB to handle the technical banking aspects of the federal export promotion and financing activities. OeKB operates the EFS in its own name and for its own account. This also applies to the acceptance of financing pursuant to the AFFG and to the provision of the associated funds to the client banks (the banks of exporters that are participating in the EFS).

The EFS is thus subject to specific legal regulations and has particular characteristics that are not directly covered by any IFRS accounting standards.

The EFS interest rate stabilisation provision for the Export Financing Scheme is based on the specific purpose of the EFS and the risk associated with this programme. OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for the purposes of the EFS as needed. This obligation has always been met via the annual motions of the Supervisory Board of OeKB in December of each year, and the change in the interest rate stabilisation provision is posted accordingly. The proceeds generated under the EFS thus cannot be used by OeKB for other purposes or accessed by the owners now or in future and may only be employed for the purposes of the EFS. The recognition of an interest rate stabilisation provision thus reflects the fact that the surpluses accumulated under the EFS are not at the free disposal of OeKB, but are solely available for the offsetting of risks stemming from the EFS.

Since the inception of the internationally unique Export Financing Scheme, the EFS interest rate stabilisation provision has been built up from the ongoing surpluses. In coordination with the Federal Ministry of Finance, OeKB has decided to report this item separately due to its specific nature.

The decision to report this item in this specific manner was based on the following considerations by OeKB. The fact that the IFRS contain no specific rules about the recognition of the surpluses from the EFS that are allocated to the EFS interest rate stabilisation provision was taken into account in this. Assessment for recognition is also made more difficult by the fact that these funds have the character of being earmarked directly for the EFS and serve as a provision to cover possible future losses in the EFS. At the same time, there are also elements that point to a certain degree of mandatory allocation. OeKB also took the perspective of its sponsor (Republic of Austria/Federal Ministry of Finance) into account, which clearly sees an obligation on the part of its agent vis-à-vis the EFS. Thus, OeKB acts in its own name and for its own account in accepting funding under the AFFG and disbursing this funding to the banks of its clients. Under IAS 37.10ff, a provision is a liability of uncertain timing or amount. A liability is a present obligation of the company that results from past events and for which settlement is expected to result in an outflow of resources with economic value. An obligating event is an event that creates a legal or factual obligation that leaves the company with no realistic alternative to fulfilment of the obligation.

However, if the definition of IAS 32.11 stating that equity is a contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities is applied to this item, the funds allocated to the EFS interest rate stabilisation provision do not meet these requirements. These funds are earmarked solely for use within the EFS.

Taking the provisions of the IFRS into account and in coordination with its sponsor (the Federal Ministry of Finance) and the auditor, the management has decided to recognise the EFS interest rate stabilisation provision as a special item directly on the balance sheet between debt instruments and equity instruments, with a description in the Notes. The management is thus following IAS 1 and is recognising this item directly on the balance sheet due to its special characteristics. Reporting in this manner allows OeKB to clearly show that the EFS interest rate stabilisation provision is a future obligation for the OeKB and that the shareholders have no access to these funds from the EFS. This depiction also supports the view that the funds in the EFS interest rate stabilisation provision are clearly viewed as an asset of the EFS by the OeKB and may only be used within the EFS.

The federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS. The item is thus temporarily tax exempt.

Q. Earnings per share

The calculation of the undiluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares.

The calculation of the diluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares after correction for all potential dilution effects from potential ordinary shares.

Note 3 Determining fair value

A number of accounting methods and disclosures of OeKB Group require the determination of the fair values of financial assets and liabilities. A valuation team consisting of members of the Accounting & Financial Control, Risk Controlling, and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the Executive Board.

OeKB Group maintains an established control framework for the determination of the fair values. Responsibility for measuring financial instruments at fair value is separate from the trading units. Specific controls cover:

•	Verification of the observable prices;

•	Validation and calibration of the valuation models;

•	Review and approval process for new models and changes to existing models.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the valuation team reviews the inputs obtained from the third parties. This review includes

•	whether the values obtained from a broker or price information service are generally recognised by OeKB Group;

•

the understanding of the determination of the fair value; to what extent this represents actual market transactions and whether the fair value represents a listed price for an identical instrument on an active market;

•	the understanding of how prices for similar instruments were used to measure the fair value and how these prices were adapted to account for the features of the instrument being measured;

•	if a number of price quotes were received for the same financial instrument, that the fair value was determined on the basis of these quotes.

This supports the conclusion that such measurements meet the IFRS requirements, including the level in the fair value hierarchy to which these measurements are to be assigned.

Significant valuation results are reported to the Audit Committee.

OeKB Group uses available market data when possible to determine the fair values of assets and liabilities. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels in the fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets and liabilites.

•

Level 2: Valuation parameters other than quoted prices considered in Level 1 that can be observed for the asset or the liability directly (i.e. a price) or indirectly (i.e. a value derived from prices).

•	Level 3: Valuation parameters for assets and liabilities that are not based on observable market data.

For items repayable on demand, the fair value equals the net book value; this applies especially cash and cash equivalents.

The relevant market prices and interest rates observed at the balance sheet date and obtained from widely accepted external sources are used as far as possible as an initial parameter for determining the fair value of loans and advances to banks and customers, deposits from banks and customers as well as debt securities issued. The present value of the discounted contractual cash flows is calculated using this data. Financial instruments that are measured in this manner are assigned to Level 2 in the IFRS 13 fair value hierarchy.

•

The majority of the loans of the EFS in the items “Loans and advances to banks” and “Loans and advances to customers” are subject to AusfFG guarantees from the Republic of Austria (see also Note 1). Because of the guarantees, the claims are subject to uniform conditions depending on the time at which they were concluded. OeKB’s credit spreads are dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG. In the valuation of these assets, the contractually agreed cash flows are therefore discounted using a yield curve that is observable on the market and adjusted by the credit spreads of the Republic of Austria.

•

The majority of the “Loans and advances to customers” that relate to tourism financing are subject to guarantees from Austrian banks or guarantees from the Republic of Austria. Mortgages are in place for a small portion of the loans with an especially low level of default risk.

The guarantees received has a material effect on the credit rating of the loans, for which reason a yield curve that is based on the credit spreads of the guarantor and that can be observed on the market is used to discount the contractually agreed cash flows when measuring the fair value of these receivables. For measuring the fair value of loans with mortgage collateral, a yield curve that is based on the credit spreads of the Republic of Austria and that can be observed on the market is used to discount the contractually agreed cash flows. This approach is in line with the business practices for loan extension, which apply stringent requirements to the acceptance of mortgage collateral and which are reflected in low customer default risk. Due to this extremely low credit risk, the approximation is based on the credit spreads of the Republic of Austria.

A margin of 64 bp (2020: 74 bp) is added to the applied yield curves for these loans and is derived from the administrative expenses for tourism financing.

•

A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of deposits from banks and customers and of debt securities issued that are related to the EFS. For this, the credit spreads observable for OeKB on the market at the valuation date are taken into account. A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of deposits from banks and customers that are related to tourism financing. For this, the credit spreads derived from ÖHT and observable on the market at the valuation date are taken into account.

Other financial assets that do not fall under the hold-to-collect business model and do not meet the SPPI criterion are recognised at the fair value determined on the basis of quoted market prices or, in the case of the special purpose fund units, on the basis of the net asset values calculated in accordance with the Investment Fund Act (InvFG). The special purpose fund was launched solely for OeKB (though the current fund rules permit other investors to purchase units with the permission of OeKB), and is managed by OeKB as the current sole investor on the basis of a look-through approach in accordance with the investment guidelines. The special fund portfolio consists primarily of financial instruments whose fair values are based on quoted prices. For this reason, the calculated value of the special purpose fund corresponds to its fair value. These financial instruments are assigned to Level 1 in the IFRS 13 fair value hierarchy.

The OeKB Group also holds microfinance funds for the purposes of development aid. There are no listed prices for these funds. In these cases, the fair value is thus determined on a quarterly basis using the information and net asset value (NAV) obtained by the fund managers and assigned to Level 1. This NAV is the value at which the fund units are redeemed.

Investments were also made in private equity funds that focuses on equity investments in developing and emerging countries. The fair value of these funds is determined according to the IPEV valuation standards and stems primarily from valuation methods based on market price, which are assigned to Level 3. The valuation is based largely on EBITDA and P/E multipliers derived from a group of listed and comparable companies. The measurement methods used take into account company-specific information and conditions, as well as any applicable discounts for impaired marketability and control. Thus, the fair value depends largely on input factors, multipliers, and corresponding income statement figures.

Derivative financial instruments held solely for hedging purposes are measured using a standard model. This model is based on the discounted cash flow method. Under this model, the fair value is determined by discounting the contractually agreed cash flows by the current swap curve including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debt valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Fair values at specific future points in time; calculated using a Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counter-party’s CDS spreads or the company’s own CDS spreads.

•	Loss given default: Estimate of the expected recovery in the case of counterparty default or own default.

The CVA value adjustment at the reporting date was € 0.6 million (2020: € 0.3 million), the DVA value adjustment was € 0.2 million (2020: € 0.1 million).

The fair value of the guarantees pursuant to § 1(2b) AFFG (see also Note 1) is based on all future interest and principal cash flows of the debt securities issued with rate guarantees (ultimate obligations = after derivative financial instruments), which are issued in the currency of the financing and translated into Euros at the rate guaranteed by the AFFG (taking the AFFG rate guarantee into account) as well as at the forward FX rate (without taking the AFFG rate guarantee into account). The difference between the euro amounts taking the AFFG rate guarantee into account and the euro amounts without taking the AFFG guarantee into account is calculated on a daily basis for each ultimate obligation and represents the potential rate difference that is covered by the guarantee of the Republic of Austria (future decisions for the application of existing exchange rates to new liabilities are handled as new agreements). The fair value of the guarantee is calculated by discounting the previously calculated time series of the potential rate differences taking the refinancing spreads of the Republic of Austria into account for negative rate differences and the refinancing curve of OeKB for positive rate differences and is recognised in the item “Guarantees pursuant to § 1(2b) AFFG”. The CVA value adjustment for the guarantees pursuant to § 1(2b) AFFG was € 0.1 million (2020: € 0.1 million) and the DVA value adjustment € 43.2 million as of the reporting date (2020: € 24.6 million).

Financial instruments falling neither under Level 1 nor Level 2 must be assigned to a separate category (Level 3) within which the fair value is determined using special quantitative and qualitative information. OeKB Group recognises its investments in other unconsolidated companies at their fair values. The fair value of Wiener Börse AG was determined using the discounted cash flow method. The parameters used to determine the fair value and the sensitivity can be found in Note 18.

The following table shows a reconciliation of the financial instruments measured at fair value in Level 3:

Reconciliation of the net book values in Level 3

€ thousand	2021	2020
As at 1 January	37,671	36,903
Additions	40	—
Disposals	—	0
Total gains and losses
In the Other comprehensive income/(expense) (net gain or loss from the fair value measurement of investments in other unconsolidated companies [FVOCI])	5,220	304
In the Income Statement (net gain or loss on financial instruments measured at fair value through profit or loss)	1,541	464

As at 31 December	44,472	37,671

The following table shows the financial instruments that are measured at fair value as at the reporting date broken down by fair value hierarchy level and the fair values of the financial instruments that are not measured at fair value. The amounts are based on the figures reported on the balance sheet.

Fair value hierarchy 2021

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	17	2,711,945	2,711,945	—	2,711,945	—
Bonds and other fixed-income securities		1,996,562	1,996,562	1,996,562	—	—
Equity shares and other variable-income securities		584,422	584,422	580,723	—	3,699
Investments in other unconsolidated companies		40,773	40,773	—	—	40,773

Other financial assets	18	2,621,757	2,621,757	2,577,285	—	44,472
Derivative financial instruments	19	595,160	595,160	—	595,160	—
Guarantees pursuant to § 1(2b) AFFG	19	5,362,547	5,362,547	—	5,362,547	—

Financial assets not measured at fair value
Cash and cash equivalents	16, 29	1,245,090	1,245,090	—	1,245,090	—
Loans and advances to banks	17	18,573,859	18,873,599	—	18,873,599	—
Loans and advances to customers	17	1,706,431	1,785,497	—	1,785,497	—
Other financial assets	18	300,975	306,152	306,152	—	—

Financial liabilities measured at fair value
Debt securities issued	23	23,355,088	23,355,088	—	23,355,088	—
Derivative financial instruments	19	889,979	889,979	—	889,979	—

Financial liabilities not measured at fair value
Deposits from banks	22	1,091,550	1,084,637	—	1,084,637	—
Deposits from customers	22	941,966	942,053	—	942,053	—
Debt securities issued	23	4,691,662	5,093,199	—	5,093,199	—

Fair value hierarchy 2020

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	17	2,185,622	2,185,622	—	2,185,622	—
Bonds and other fixed-income securities		2,097,526	2,097,526	2,097,526	—	—
Equity shares and other variable-income securities		531,240	531,240	529,082	—	2,159
Investments in other unconsolidated companies		35,512	35,512	—	—	35,512

Other financial assets	18	2,664,279	2,664,279	2,626,608	—	37,671
Derivative financial instruments	19	831,544	831,544	—	831,544	—
Guarantees pursuant to § 1(2b) AFFG	19	4,794,818	4,794,818	—	4,794,818	—

Financial assets not measured at fair value
Cash and cash equivalents	16, 29	1,605,579	1,605,579	—	1,605,579	—
Loans and advances to banks	17	21,402,729	23,115,211	—	23,115,211	—
Loans and advances to customers	17	1,579,313	1,695,403	—	1,695,403	—
Other financial assets	18	292,795	303,114	303,114	—	—

Financial liabilities measured at fair value
Debt securities issued	23	22,770,554	22,770,554	—	22,770,554	—
Derivative financial instruments	19	1,675,711	1,675,711	—	1,675,711	—

Financial liabilities not measured at fair value
Deposits from banks	22	1,355,142	1,362,231	—	1,362,231	—
Deposits from customers	22	770,733	770,990	—	770,990	—
Debt securities issued	23	6,664,875	7,161,332	—	7,161,332	—

OeKB Group recognises reclassifications between levels in the fair value hierarchy at the end of the reporting period in which the change occurred. No reclassifications took place during the business year.

Note 4 Segment information

The activities of OeKB Group are presented by business segment in the following. The delineation of these four segments – Export Services, Capital Market Services, Tourism Services, and Other Services – is based on the business model, the internal control structure, and the additional internal financial reporting to the Executive Board as the chief operating decision-making body. The definition of these segments is regularly reviewed to allocate resources to the segments and judge their performance. Key figures are profit for the year (in all segments), net interest income in Export Services and Tourism Services, and net fee and commission income in Capital Market Services.

The Export Services segment covers the Export Financing Scheme of OeKB, the business activities of Oesterreichische Entwicklungsbank AG, and the administration of guarantees of the Republic of Austria by OeKB as authorised agent pursuant to the Export Guarantees Act. Due to the legal basis for the EFS, the regional focus of OeKB Group’s business activities lies in Austria. If foreign banks fulfil the EFS criteria, they are eligible to participate in the EFS. To be eligible for financing, the goods deliveries or services in question must result in a direct or indirect improvement to Austria’s current account. For a regional breakdown, see Note 38.

The Capital Market Services segment covers all services of Oesterreichische Kontrollbank Aktiengesellschaft for the capital market (securities data, point of contact for the fund capital gains tax reporting service, notifycation office pursuant to the KMG, office for the issue of government bonds) and clearing services for the energy market as well as the operations of the interests in OeKB CSD GmbH and CCP.A. The current income from the investments in other unconsolidated companies is assigned to the segment when the activities of the companies in question also fall under this segment.

The Tourism Services segment contains the business activities (promotion and financing for the tourism and leisure industry) of Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. These business activities are limited to Austrian companies.

The Other Services segment consists of the proprietary trading portfolio, the income from rental, and the income from the investments in other unconsolidated companies that cannot be assigned to a different segment. The segment also contains the private credit insurance activities of OeKB Group and the administration of the COFAG COVID-19 bridging guarantees by OeKB (see also Note 1).

In 2021, as in the previous year, in the Export Services segment there was no singularily important customer.

Segment performance

Amounts charged for intersegmental services represent services rendered, which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and consolidated statement of comprehensive income is necessary because the consolidation items are assigned directly to the segments.

Results by business segment in 2021

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	Total
Interest income	306,685	(164)	20,624	3,214	330,359
Interest expenses	(210,953)	(146)	(8,137)	(639)	(219,875)

Net interest income	95,732	(309)	12,486	2,575	110,483
Fee and commission income	18,699	35,947	7,254	1,408	63,308
Fee and commission expenses	(17,215)	(1,437)	(1,687)	(124)	(20,463)

Net fee and commission income	1,484	34,510	5,567	1,284	42,845
Net credit risk provisions	(6)	—	1,788	3,568	5,351
Net gain or loss on financial instruments measured at fair value through profit or loss	(316)	1	—	1,547	1,233
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(3)	—	—	110	107
Current income from investments in other unconsolidated companies	—	2,605	—	200	2,805
Share of profit or loss of equity-accounted investments, net of tax	—	456	—	7,458	7,915
Administrative expenses	(54,641)	(21,418)	(7,255)	(4,542)	(87,855)
Other operating income	(1,256)	511	2,668	4,357	6,280

Profit before tax	40,994	16,357	15,255	16,557	89,163
Income tax	(13,381)	(3,741)	(3,272)	(3,277)	(23,672)

Profit of the reportable segments	27,613	12,615	11,983	13,280	65,491
Attributable to owners of the parent	27,613	12,615	8,634	13,280	62,142
Attributable to non-controlling interests	—	—	3,349	—	3,349
Segment assets	31,327,555	36,701	1,230,304	676,126	33,270,686
Segment liabilities	31,119,140	27,607	773,591	484,763	32,405,101

The profit of the reportable segments is identical to the profit reported on the income statement.

Results by business segment in 2020

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	Total
Interest income	325,536	(153)	21,304	3,379	350,066
Interest expenses	(231,678)	(141)	(9,506)	(317)	(241,642)

Net interest income	93,858	(294)	11,798	3,062	108,424
Fee and commission income	20,141	33,434	8,566	699	62,839
Fee and commission expenses	(15,946)	(1,496)	(1,232)	(136)	(18,810)

Net fee and commission income	4,195	31,938	7,334	563	44,029
Net credit risk provisions	(23)	—	(2,803)	151	(2,675)
Net gain or loss on financial instruments measured at fair value through profit or loss	990	(1)	—	(9,418)	(8,428)
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(8)	—	(11)	(58)	(77)
Current income from investments in other unconsolidated companies	—	1,959	—	200	2,159
Share of profit or loss of equity-accounted investments, net of tax	—	201	—	4,103	4,304
Administrative expenses	(50,949)	(25,629)	(6,839)	(6,017)	(89,434)
Other operating income	(1,622)	498	559	4,978	4,413

Profit before tax	46,441	8,672	10,038	(2,436)	62,715
Income tax	(11,989)	(1,670)	(2,366)	1,039	(14,986)

Profit of the reportable segments	34,452	7,002	7,672	(1,396)	47,729
Attributable to owners of the parent	34,452	7,002	5,478	(1,396)	45,536
Attributable to non-controlling interests	—	—	2,194	—	2,194
Segment assets	33,728,200	36,456	1,114,688	636,289	35,515,633
Segment liabilities	33,426,999	4,637	799,205	464,200	34,695,041

The profit of the reportable segments is identical to the profit reported on the income statement.

Notes on the consolidated statement of comprehensive income of OeKB Group

Note 5 Consolidated statement of comprehensive income

Income and expenses are essentially recognised as they accrue.

Gains and losses are influenced by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate fluctuation, and derecognition.

Note 6 Net interest income

Net interest income 2021

€ thousand	At amortised cost	FVTPL (designated)	FVTPL (mandatory)	Total
Money market instruments	3,104	—	—	3,104
Credit operations	107,793	3,105	—	110,899
Securities	2,424	—	6,092	8,515
Debt securities issued	14,742	117,552	—	132,294
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	83,210	(7,659)	(4)	75,547

Interest income	211,273	112,998	6,088	330,359
Money market instruments	(7,494)	—	—	(7,494)
Credit operations	(32,204)	(6,203)	—	(38,407)
Securities	—	(9,558)	—	(9,558)
Debt securities issued	(49,097)	(29,648)	—	(78,745)
Guarantee fees relating to debt securities issued for guarantees purs. to § 1(2) AFFG (see Note 1)	(18,083)	(67,589)	—	(85,672)

Interest expenses	(106,877)	(112,998)	—	(219,875)

Net interest income	104,396	—	6,088	110,483

Net interest income 2020

€ thousand	Amortised cost	Fair value option	FVTPL	Total
Money market instruments	7,305	5,399	—	12,704
Credit operations	123,526	9,807	—	133,333
Securities	2,497	—	7,335	9,832
Debt securities issued	11,506	107,209	—	118,715
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	79,864	(4,153)	(229)	75,482

Interest income	224,698	118,262	7,106	350,066
Money market instruments	(11,427)	(1,607)	—	(13,034)
Credit operations	(27,902)	(3,684)	—	(31,586)
Securities	—	(6,116)	—	(6,116)
Debt securities issued	(60,948)	(32,895)	—	(93,843)
Guarantee fees relating to debt securities issued for guarantees purs. to § 1(2) AFFG (see Note 1)	(23,103)	(73,960)	—	(97,063)

Interest expenses	(123,380)	(118,262)	—	(241,642)

Net interest income	101,318	—	7,106	108,424

The interest income included income of € 3.0 million (2020: € 2.1 million) stemming from the special Kontrollbank refinancing facility launched in response to the COVID-19 crisis.

The interest income from credit operations recognised at amortised cost included modification effects from contractual amendments made for reasons other than creditworthiness in the amount of € 0.7 million (2020: € 1.9 million).

Note 7 Net fee and commission income

€ thousand	2021	2020
Income from credit operations	4,859	5,078
Expenses from credit operations	(17,443)	(16,033)

Credit operations	(12,584)	(10,955)
Income from securities services	33,213	30,378
Expenses from securities services	(1,843)	(1,910)

Securities services	31,370	28,468
Income from guarantees	20,106	22,015
Expenses from guarantees	(1,090)	(769)

Guarantees	19,016	21,246
Income from energy clearing	2,626	2,603
Expenses from energy clearing	—	—

Energy clearing	2,626	2,603
Income from other services	2,504	2,765
Expenses from other services	(87)	(98)

Other Services	2,417	2,667

Net fee and commission income	42,845	44,029
Of which income	63,308	62,839
Of which expenses	(20,463)	(18,810)

The fee and commission income from credit operations resulted primarily from the activities of the development bank, the servicing of the development aid loans of the Republic of Austria, and the servicing of the ERP loans through ÖHT (tourism financing). Fee and commission expenses from credit operations resulted primarily from the guarantee fees paid to the Republic of Austria pursuant to the AusfFG in connection with the operations of the development bank and the tourism financing. The Republic of Austria assumed the default risk for these transactions under these guarantees. The income and expenses stemmed entirely from financial instruments that are measured at amortised cost.

The net fee and commission income from securities services resulted from the services rendered by OeKB Group for the Austrian capital market. These services pertained primarily to securities account management and the acquisition of securities transactions as well as the servicing of government bond auctions, the management of the technical infrastructure for legally required reporting relating to securities, the assignment of ISIN codes for Austrian securities, and the securities data service for master and maturity data.

The guarantee activities represent primarily services of the export guarantees activities provided by OeKB on behalf of the Republic of Austria (see also Note 1). The processing fees charged by OeKB are based on the guarantee fees collected for the Republic of Austria. The processing fee is recognised on an accrual basis. The guarantee business of OeKB Group also includes services related to the administration of federal government guarantees in connection with tourism financing arrangements.

At the onset of the COVID-19 crisis, the responsible ministries engaged OeKB Group to conduct measures to combat the crisis (see also Note 1). Fee and commission income of € 0.6 million (2020: € 0.4 million) was recognised for these services and relates to the processing of the guarantees for the special Kontrollbank refinancing facility. Fee and commission income of € 0.7 million (2020: € 0.2 million) was generated through the processing of the COFAG bridging guarantees. The fee and commission income for the ÖHT services relating to processing COVID-19 assistance for tourism operations, restaurants, and leisure companies came to € 1.9 million (2020: € 4.1 million).

OeKB offers energy clearing services in connection with credit rating services, financial clearing, and risk management as a central and independent provider.

The net fee and commission income from the other services operations were primarily the result of collected account management and transaction fees and the remuneration for the fiduciary services relating to the development aid measures of the Republic of Austria (see also Note 35).

Note 8 Credit risk provisions

This item includes impairment charges and impairment charge reversals on financial instruments that are subject to the IFRS 9 impairment model for expected credit losses. The changes in POCI assets are also shown in this item.

€ thousand	2021	2020
Allocation/release of credit risk povisions (net) for
Loans and advances to banks	(1)	10
Loans and advances to customers	(5)	(351)
Other financial assets	(7)	(24)

Allocation/release of credit risk provisions	(13)	(365)
Change due to stage transfer
Loans and advances to customers	(358)	(683)

Change due to stage transfer	(358)	(683)
Change due to present value effects, risk parameters, and model changes for
Loans and advances to banks	96	(73)
Loans and advances to customers	2,149	(1,763)
Other financial assets	223	(171)

Change due to present value effects, risk parameters, and model changes	2,467	(2,007)
Change in POCI assets for
Loans and advances to customers	3,350	322

Change in POCI assets	3,350	322
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	(95)	59

Net credit risk provisions	5,351	(2,675)

Additional information on loan loss provisions can be found in Note 38 Details on the risk types.

Note 9 Net gain or loss on financial instruments measured at fair value through profit or loss

Net gain or loss from the fair value measurement of financial instruments in 2021

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2021
Change in the fair value of the
Loans and advances to banks	(35,126)	—	—	(35,126)	—	—	(35,126)
Other financial assets	(54,315)	—	—	(54,315)	1,413	1,413	(52,902)
Derivative financial instruments	—	—	556,053	556,053	—	—	556,053
Guarantees pursuant to § 1(2b) AFFG	—	—	(883,758)	(883,758)	—	—	(883,758)
Debt securities issued	482,989	—	—	482,989	—	—	482,989

Change in the fair value	393,548	—	(327,705)	65,843	1,413	1,413	67,255
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	(393,548)	—	327,705	(65,843)	—	—	(65,843)

Net gain or loss from fair value measurement	—	—	—	—	1,413	1,413	1,413
Net gain or loss from foreign exchange differences	—	—	—	0	—	(180)	(180)
Net gain or loss from fair value measurement	—	—	—	—	—	1,413	1,413

Net gain or loss on financial instruments	—	—	—	0	—	1,233	1,233

The share of the changes in the fair value of loans and advances to banks that stems from changes in the credit spreads came to € 3.3 million in the period (2020: -€ 3.3 million) and to minus € 11.5 million in total (2020: -€ 14.9 million). There was no default risk for these claims because of the extensive guarantees provided by the Republic of Austria (see Note 1).

The share of the changes in the fair value of debt securities issued that stems from changes in the credit spreads came to € 136.4 million in the period (2020: -€ 30.5 million) and to € 64.6 million in total (2020: -€ 71.8 million).

Net gain or loss from foreign exchange differences on financial instruments in 2021

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2021
Gains from foreign exchange differences	86,183	139,708	225,891
Losses from foreign exchange differences	(1,537,713)	(139,888)	(1,677,601)

Subtotal	(1,451,530)	(180)	(1,451,710)
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	1,451,487	—	1,451,487

Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	43	—	43

Net gain or loss from foreign exchange differences	0	(180)	(180)

The result from foreign exchange differences stems predominantly from changes in the USD exchange rate and to a lesser degree from changes in the CHF exchange rate. Because the exchange rates are hedged with guarantees pursuant to § 1(2b) AFFG, they were largely offset through the foreign exchange differences.

Net gain or loss from the fair value measurement of financial instruments in 2020

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2020
Change in the fair value of the
Loans and advances to banks	55,708	—	—	55,708	—	—	55,708
Other financial assets	7,755	—	—	7,755	(8,462)	(8,462)	(707)
Derivative financial instruments	—	—	(964,796)	(964,796)	—	—	(964,796)
Guarantees pursuant to § 1(2b) AFFG	—	—	1,094,297	1,094,297	—	—	1,094,297
Debt securities issued	(288,362)	—	—	(288,362)	—	—	(288,362)

Change in the fair value	(224,899)	—	129,501	(95,398)	(8,462)	(8,462)	(103,860)
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	224,899	—	(129,501)	95,398	—	—	95,398

Net gain or loss from fair value measurement	—	—	—	—	(8,462)	(8,462)	(8,462)
Net gain or loss from foreign exchange differences	—	—	—	—	—	34	34
Net gain or loss from fair value measurement	—	—	—	—	—	(8,462)	(8,462)

Net gain or loss on financial instruments	—	—	—	—	—	(8,428)	(8,428)

Net gain or loss from foreign exchange differences on financial instruments in 2020

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2020
Gains from foreign exchange differences	1,658,994	190,126	1,849,120
Losses from foreign exchange differences	(428,807)	(190,092)	(618,899)

Subtotal	1,230,187	34	1,230,221
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	(1,229,910)	—	(1,229,910)
Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	(277)	—	(277)

Net gain or loss from foreign exchange differences	—	34	34

Note 10 Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss

The gain on the derecognition of financial instruments of € 0.1 million (2020: loss of € 0.1 million) relates to gains from the sale of securities.

Note 11 Current income from investments in other unconsolidated companies

The current income from investments in other unconsolidated companies in the amount of € 2.8 million (2020: € 2.2 million) includes income from dividends from equity instruments not held for trading purposes, which are measured at fair value through other comprehensive income. These are strategic, long-term investments in other unconsolidated companies. The dividend income in the reporting period did not pertain to any equity holdings that were sold or otherwise derecognised.

OeKB did not reclassify accumulated profits and losses from other comprehensive income to equity during the reporting period. No material equity holdings were sold or otherwise derecognised during the reporting period.

Details on the net book value and corresponding fair value can be found in Note 39 Scope of consolidation. Changes in the fair value are shown in other comprehensive income.

Note 12 Administrative expenses

€ thousand	2021	2020
Salaries	(45,507)	(44,576)
Social security costs	(10,087)	(10,372)
Pension and other employee benefit costs	(4,348)	(5,735)

Staff costs	(59,942)	(60,683)
Other administrative expenses	(23,415)	(23,655)
Depreciation, amortisation and impairment of property, equipment, and intangible assets	(4,498)	(5,096)

Administrative expenses	(87,855)	(89,434)

The increase in wages resulted from a higher staff level required to render the services for COVID-19 assistance measures.

The decrease in other administrative expenses resulted from lower project expenses relating to digitalisation projects (customer, and data management).

The decline in depreciation and amortisation of property, equipment, and intangible assets was caused by a substantially lower level of write-downs on property and buildings.

Expenses for the auditor and affiliated companies

€ thousand	2021	2020
Audit of the consolidated and annual financial statements	(388)	(422)
Audit-related activities	(307)	(282)

Expenses for the auditor	(695)	(704)
Tax consulting	(99)	(74)
Other consulting	(46)	(156)

Expenses for companies affiliated with the auditor	(145)	(230)

The expenses for audit-related activities pertained to the issuance activities of OeKB.

Note 13 Other operating income

The item „Other operating income“ related largely to service fees received by OeKB for providing outsourced services (such as accounting and financial control, information technology, human resources, and other services) and income from the rental of business space. ÖHT also generated income through the administration of tourism promotion programmes and COVID-19 assistance programmes for food service and event companies. The other operating expenses related mainly to the bank stability tax paid to the Republic of Austria.

Note 14 Income taxes

Income taxes are recognised and calculated in accordance with IAS 12. Current income tax assets and liabilities are determined on the basis of the local tax rates. Deferred taxes are calculated using the liability concept. Under this approach, the book values of the assets and liabilities in the IFRS balance sheet are compared with the respective values that are relevant for the taxation of the respective group company. Differences in these values lead to temporary differences that are recognised as deferred tax assets or liabilities (see also Note 25).

Tax recognised in profit or loss

€ thousand	2021	2020
Current year	(14,295)	(9,954)
Adjustment for previous years	(3,036)	(91)

Total current tax expenses	(17,331)	(10,045)
Change in recognised deductible temporary differences	(6,341)	(4,761)

Net deferred taxes/tax income	(6,341)	(4,761)

Income tax	(23,672)	(14,806)
Other taxes	—	(180)

Total	(23,672)	(14,986)

Tax recognised in other comprehensive income

€ thousand	2021	2020
Actuarial gains/losses on defined benefit plans	(2,939)	541
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (FVOCI)	(1,305)	(76)

Total	(4,244)	465

Change in deferred taxes

€ thousand	2021	2020
Change in deferred taxes on the income statement	(6,341)	(4,761)
Change in deferred taxes in other comprehensive income	(4,244)	465

Total	(10,585)	(4,296)

The actual taxes are calculated on the tax base for the financial year at the local tax rates applicable to the respective group company.

The taxation at the standard local rates is reconciled with the reported actual income taxes in the table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors including interpretations of tax law and previous experience.

Effective tax rate reconciliation

€ thousand	2021		2020
Profit before tax	89,164	100.0%	62,715	100.0%
Tax expenses at the domestic tax rate of the company	(22,291)	(25.0)%	(15,679)	(25.0)%
Non-deductible expenses	(927)	(1.0)%	(489)	(0.8)%
Tax-exempt income	2,680	3.0%	1,577	2.5%
Change in recognised deductible temporary differences	—	—	—	—
Ineligible input taxes	(98)	(0.1)%	(123)	(0.2)%
Income tax payments for previous years	(3,036)	(3.4)%	(91)	(0.1)%

Total	(23,672)	(26.5)%	(14,805)	(23.6)%

Notes on the consolidated balance sheet of OeKB Group

Note 15 Financial instruments

Classification of financial assets and financial liabilities

The following tables show a breakdown of the financial assets and financial liabilities by category according to IFRS 9. The methods and results of the ECL calculation are explained in Note 38.

Financial instruments by IFRS 9 category as at 31 December 2021

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	16	1,245,090	—	—	—	1,245,090
Loans and advances to banks	17	18,573,859	—	—	2,711,945	21,285,804
Loans and advances to customers	17	1,706,431	—	—	—	1,706,431
Other financial assets	18	300,975	40,773	584,422	1,996,562	2,922,732
Derivative financial instruments	19	—	—	595,160	—	595,160
Guarantees pursuant to § 1(2b) AFFG	19	—	—	5,362,547	—	5,362,547

Total		21,826,355	40,773	6,542,128	4,708,507	33,117,764
Liabilities and equity
Deposits from banks	22	1,091,550	—	—	—	1,091,550
Deposits from customers	22	941,966	—	—	—	941,966
Debt securities issued	23	4,691,662	—	—	23,355,088	28,046,750
Derivative financial instruments	19	—	—	889,979	—	889,979

Total		6,725,178	—	889,979	23,355,088	30,970,244

Financial instruments by IFRS 9 category as at 31 December 2020

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	16	1,605,579	—	—	—	1,605,579
Loans and advances to banks	17	21,402,729	—	—	2,185,622	23,588,352
Loans and advances to customers	17	1,579,313	—	—	—	1,579,313
Other financial assets	18	292,795	35,512	531,240	2,097,526	2,957,074
Derivative financial instruments	19	—	—	831,544	—	831,544
Guarantees pursuant to § 1(2b) AFFG	19	—	—	4,794,818	—	4,794,818

Total		24,880,416	35,512	6,157,603	4,283,149	35,356,680
Liabilities and equity
Deposits from banks	22	1,355,142	—	—	—	1,355,142
Deposits from customers	22	770,733	—	—	—	770,733
Debt securities issued	23	6,664,875	—	—	22,770,554	29,435,429
Derivative financial instruments	19	—	—	1,675,711	—	1,675,711

Total		8,790,750	—	1,675,711	22,770,554	33,237,015

Note 16 Cash and cash equivalents

The recognition and measurement principles are shown in Note 2.

€ thousand	31 Dec 2021	31 Dec 2020
Balances at central banks	1,245,088	1,605,576
Cash	2	3

Cash and cash equivalents	1,245,090	1,605,579

The minimum reserves amounted to € 35.8 million as at 31 December 2021 (31 Dec 2020: € 62.4 million) and were included in the balances at central banks.

The cash and cash equivalents serve to ensure sufficient liquidity for OeKB Group.

Note 17 Loans and advances to banks and customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15. The breakdown by rating category is presented in Note 38.

Loans and advances to banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020
Domestic banks	14,759	21,793	18,783,220	20,172,150	18,797,979	20,193,943
Foreign banks	549,526	1,333,713	1,938,298	2,060,696	2,487,824	3,394,409

Loans and advances to banks	564,285	1,355,506	20,721,518	22,232,846	21,285,803	23,588,352

At the reporting date, € 0.9 billion (2020: € 1.3 billion) had been tapped under the special Kontrollbank refinancing facility launched as part of the efforts to combat the COVID-19 crisis (see also Note 1). The average utilisation of the volume in the financial year was € 1.1 billion (2020: € 1.1 billion).

Loans and advances to customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020
States or government-affiliated organisations	835	1,060	93,952	117,414	94,787	118,474
Others	1,217,068	1,090,409	394,576	370,430	1,611,644	1,460,839

Loans and advances to customers	1,217,903	1,091,469	488,528	487,844	1,706,431	1,579,313

Note 18 Other financial assets

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Other financial assets

€ thousand	31 Dec 2021	31 Dec 2020
Treasury bills and similar securities	1,632,490	1,617,564
Fixed-income securities from public-sector issuers	1,536	1,514
Bonds	663,511	771,244

Bonds and other fixed-income securities	2,297,537	2,390,322
Of which listed bonds	2,297,537	2,390,322
Investment certificates	584,422	531,240

Equity shares and other variable income securities	584,422	531,240
Of which listed equity shares and other variable-income securities	129	126
Investments in unconsolidated subsidiaries	5,697	5,571
Investments in other unconsolidated companies	35,076	29,941

Investments in other unconsolidated companies	40,773	35,512
Other financial assets	2,922,732	2,957,074

Of the bonds and other fixed-income securities, € 304.5 million will come due in the following year (2020 for 2021: € 196.5 million).

The other financial assets (investment certificates) included units in private equity funds in the amount of € 3.7 million (2020: € 2.2 million). As the fair value is particularly dependent on unobservable parameters, a change in these parameters may lead to different valuation results. Parameters that reflect the actual market conditions at the reporting date were used for the recognition. Changes in the applied EBITDA and P/E multipliers were primarily assessed to determine possible effects. A decrease (increase) in these market multipliers would cause lower (higher) fair values. These private equity funds are secured by a guarantee from the Republic of Austria, which means that potential losses of value are covered.

The investments in other unconsolidated companies included Wiener Börse AG (WBAG) at € 32.0 million (2020: € 27.2 million). Wiener Börse AG, Vienna, (the Vienna Stock Exchange) holds 99.54% of Burza cenných papírů Praha, a.s., Prague (the Prague Stock Exchange). The recognised value of Wiener Börse is based on a valuation conducted on 31 December 2021 using the discounted cash flow method.

The most important assumptions in the valuation were:

	2021		2020
	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Free cash flows	4 years	4 years	4 years	4 years
WACC	7.78%	8.55%	8.23%	8.55%

Sensitivity analyses

	2021		2020
€ thousand	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Change in WACC (WACC increases)	1.00%	1.00%	1.00%	1.00%
Change in the total value (fair value) of WBAG		(70,300)		(40,200)
Effect on the fair value of OeKB Group in WBAG		(4,643)		(2,655)

Details about the individual interests in investments other than subsidiaries can be found in Note 39.

Note 19 Hedging instruments

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Derivative financial instruments

	2021			2020
€ thousand	Notional amount	Fair value positive	Fair value negative	Notional amount	Fair value positive	Fair value negative
Interest rate derivatives
Interest rate swaps	23,579,089	323,050	262,180	23,110,650	574,436	287,022

Currency derivatives
Currency swaps	22,019,731	272,110	627,798	19,367,502	257,109	1,388,690

Total	45,598,820	595,160	889,979	42,478,152	831,544	1,675,711

The changes in the fair values of the currency-related transactions are the result of a volume increase and the movements in the exchange rates to the US dollar and Swiss franc.

Information on global netting arrangements

Derivative financial instruments are agreed in accordance with the global netting arrangements (framework contract) of the International Swaps and Derivatives Association (ISDA). The amounts owed under such an agreement are generally settled and paid on an individual transaction basis. In certain cases, for example if a credit event occurs, all outstanding transactions under the agreement are terminated, the termination value is determined, and a single net amount is paid to settle all transactions.

In addition, this net amount is calculated daily as per the ISDA contract and is furnished to or received from the given business partner as collateral. Therefore, the default risk is limited to the performance of one to two days (calculation of the previous day’s value and transfer of the difference to the previous collateral).

The ISDA agreements do not fulfil the criteria for netting on the balance sheet. This is due to the fact that no legal claim to the netting of the covered amounts because the right to netting is enforceable only in the case of certain future events such as a credit event.

The following table shows the book values of the derivative financial instruments covered by the reported agreements.

Global netting agreements

	2021			2020
€ thousand	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives - Interest rate swaps	323,050	(202,749)	120,300	574,436	(234,677)	339,759
Currency derivatives - Currency swaps	272,110	(242,255)	29,855	257,109	(229,453)	27,656

Total	595,160	(445,004)	150,155	831,544	(464,130)	367,415
Derivative financial instruments with negative fair value
Interest rate derivatives - Interest rate swaps	262,180	(182,487)	79,694	287,022	(140,747)	146,275
Currency derivatives - Currency swaps	627,798	(262,517)	365,281	1,388,690	(323,383)	1,065,307

Total	889,979	(445,004)	444,974	1,675,711	(464,129)	1,211,582

Guarantees pursuant to § 1(2b) AFFG

€ thousand	31 Dec 2021	31 Dec 2020
Fair value at the beginning of the period	4,794,818	4,930,431
Change resulting from foreign exchange differences	1,451,487	(1,229,910)
Change resulting from fair value measurement	(883,758)	1,094,297

Net profit or loss for the period	567,729	(135,613)

Fair value at the end of the period	5,362,547	4,794,818

The change from foreign exchange differences resulted primarily from the exchange rate of the Euro to the US dollar and GBP (see the indicative exchange rates on the reporting dates – Note 2) as well as from a reduction of the positions in Swiss francs.

Note 20 Composition of the net profit or loss of equity accounted investments

Equity-accounted investments

€ thousand	2021	2020
OeKB EH Beteiligungs- und Management AG, Vienna	66,587	61,490
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	6,508	6,302

Equity-accounted investments	73,096	67,793

Net profit or loss of equity-accounted investments

Income statement

€ thousand	2021	2020
OeKB EH Beteiligungs- und Management AG, Vienna	7,458	4,103
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	456	201

Share of profit or loss of equity-accounted investments, net of tax	7,914	4,304

Other comprehensive income/(expense)

€ thousand	2021	2020
OeKB EH Beteiligungs- und Management AG, Vienna	269	(99)
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	—	—

Equity-accounted investments - Share of other comprehensive income	269	(99)

Total comprehensive income

€ thousand	2021	2020
OeKB EH Beteiligungs - und Management AG, Vienna	7,727	4,004
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	456	201

Net profit for the period	8,183	4,205

There were no contingent liabilities for the equity-accounted investments.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2021	2020
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is an unlisted holding company. It is the sole owner of Acredia Versicherung AG. It offers a complete range of credit insurance to Austrian businesses.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Aktiengesellschaft, Hamburg, and is included in the consolidated financial statements according to the equity method. OeKB does not have the power of decision through voting rights or other rights that would allow it to influence the returns from the affiliated company.

Insurance contracts were accounted for according to IFRS 4 taking into account the provisions of the Insurance Supervision Act (VAG). In accordance with IFRS 4, the claims equalisation reserve under the VAG (after deduction of deferred taxes) was reported in IFRS equity. The company exercised the option to apply IFRS 9 together with IFRS 17.

€ thousand	2021	2020
Earned premiums	23,525	21,196
Actuarial result	17,846	6,070
Profit before tax	18,457	9,579
Of which depreciation and amortisation	(1,646)	(220)
Of which interest income	642	698
Of which interest expense	(90)	(113)
Profit for the year	14,624	8,046
Other comprehensive income/(expense)	527	(195)

Total comprehensive income	15,151	7,851
Current assets	47,979	38,237
Of which cash and cash equivalents	37,318	27,225
Non-current assets	131,748	141,091
Current liabilities	20,761	15,913
Non-current liabilities	28,401	42,845

Equity	130,565	120,570
Proportionate share of equity at the beginning of the period	61,490	61,636
Proportionate share of total comprehensive income for the period	7,727	4,004
Dividend payments received	(2,630)	(4,150)

Proportionate share of equity at the end of the period	66,587	61,490

CCP Austria Abwicklungsstelle für

Börsengeschäfte GmbH, Vienna, Austria

Capital Market Services segment	2021	2020
Shareholding	50%	50%
Share of voting rights	50%	50%

CCP.A is operated as a joint venture with Wiener Börse AG, Vienna, and is recognised in the consolidated financial statements according to the equity-method.

CCP.A is not a listed company. It acts as the clearing agent for the Vienna Stock Exchange and EXAA electricity exchange. As the central counterparty, it is involved in all transactions conducted on the Vienna Stock Exchange and EXAA electricity exchange. CCP Austria was licensed pursuant to Art. 14(1) of Regulation (EU) No. 648/2012 (European Market Infrastructure Regulation, EMIR) in 2014.

€ thousand	2021	2020
Revenue	4,755	4,164
Operating profit	1,234	665
Profit before tax	1,217	539
Of which depreciation and amortisation	—	(214)
Of which interest income	202	173
Of which interest expense	(219)	(299)
Profit for the year	912	401
Other comprehensive income/(expense)	—	—

Total comprehensive income	912	401
Current assets	114,976	45,940
Of which cash and cash equivalents	105,081	45,525
Non-current assets	—	—
Current liabilities	101,960	33,336
Non-current liabilities	—	—

Equity	13,016	12,604
Proportionate share of equity at the beginning of the period	6,302	6,101
Proportionate share of total comprehensive income for the period	456	201
Dividend payments received	(250)	—

Proportionate share of equity at the end of the period	6,508	6,302

Note 21 Property, equipment, and intangible assets

Non-current assets in 2021 - Cost

€ thousand	31 Dec 2020	Additions	Transfers	Disposals	31 Dec 2021
Land and buildings	81,919	—	—	—	81,919
Right of use - buildings	8,489	—	—	(678)	7,811
Fixtures, fittings, and equipment	15,955	1,877	—	(3,040)	14,792
Right of use - vehicle fleet	81	5	—	(39)	47

Property and equipment	106,444	1,882	—	(3,757)	104,569
Software	12,175	726	640	(75)	13,466
Advanced payments on software	544	738	(640)	—	642
Customer relationships	517	—	—	—	517

Intangible assets	13,236	1,464	—	(75)	14,625

Total	119,680	3,346	—	(3,832)	119,194

Non-current assets in 2021 - Depreciation, amortisation, and net book values

	Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2020	Additions	Disposals	31 Dec 2021	31 Dec 2020	31 Dec 2021
Land and buildings	70,294	190	—	70,484	11,625	11,435
Right of use - buildings	1,905	975	—	2,880	6,584	4,931
Fixtures, fittings, and equipment	11,531	1,752	(2,978)	10,305	4,424	4,487
Right of use - vehicle fleet	57	17	(34)	40	24	7

Property and equipment	83,787	2,934	(3,012)	83,709	22,657	20,860
Software	7,915	1,479	(75)	9,319	4,260	4,147
Advanced payments on software	—	—	—	—	544	642
Customer relationships	172	86	—	258	345	259

Intangible assets	8,087	1,565	(75)	9,577	5,149	5,048

Total	91,874	4,499	(3,087)	93,286	27,805	25,908

Non-current assets in 2020 - Costs

€ thousand	31 Dec 2019	Additions	Transfers	Disposals	31 Dec 2020
Land and buildings	81,919	—	—	—	81,919
Right of use - buildings	8,463	26	—	—	8,489
Fixtures, fittings, and equipment	14,169	2,028	—	(242)	15,955
Right of use - vehicle fleet	153	9	—	(81)	81

Property and equipment	104,704	2,063	—	(323)	106,444
Software	9,907	1,117	1,151	—	12,175
Advanced payments on software	494	1,201	(1,151)	—	544
Customer relationships	517	—	—	—	517

Intangible assets	10,918	2,318	—	—	13,236

Total	115,622	4,381	—	(323)	119,680

Non-current assets in 2020 - Depreciation, amortisation, and net book values

	Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2019	Additions	Disposals	31 Dec 2020	31 Dec 2019	31 Dec 2020
Land and buildings	69,316	978	—	70,294	12,603	11,625
Right of use - buildings	948	957	—	1,905	7,515	6,584
Fixtures, fittings, and equipment	9,966	1,802	(237)	11,531	4,203	4,424
Right of use - vehicle fleet	75	63	(81)	57	78	24

Property and equipment	80,305	3,800	(318)	83,787	24,399	22,657
Software	6,706	1,209	—	7,915	3,201	4,260
Advanced payments on software	—	—	—	—	494	544
Customer relationships	86	86	—	172	431	345

Intangible assets	6,792	1,295	—	8,087	4,126	5,149

Total	87,097	5,095	(318)	91,874	28,525	27,805

The value of the property itself was € 6.4 million (2020: € 6.4 million).

There were no additions from capitalised interest in the current financial year or the previous year. There were no write-ups or transfers in the accumulated amortisation and depreciation in the current financial year or previous year.

Lease liabilities in the amount of € 5.0 million (2020: € 6.6 million; recognition in “Other liabilities”) were connected to the rights of use pursuant to IFRS 16 mentioned above. The interest expense for lease liabilities totalled € 8.8 thousand in the financial year (2020: € 0.1 thousand). The expenses for current lease liabilities (the accounting option is not being exercised) came to € 18.9 thousand in the financial year (2020: € 18.5 thousand). The disposals include the reassessment of rights of use in the amount of € 673 thousand (2020: € 36 thousand additions).

Note 22 Deposits from banks and customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Deposits from banks

€ thousand	Repayable on demand		Other deposits		Total
	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020
Domestic banks	174,627	153,118	544,846	571,149	719,473	724,267
Foreign banks	245,123	458,177	126,954	172,698	372,077	630,875

Total	419,750	611,295	671,800	743,847	1,091,550	1,355,142

The reduction in deposits from banks resulted from a lower volume of collaterals and loans.

Deposits from customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020
States or government- affiliated organisations	708,801	723,722	195	377	708,996	724,099
Others	192,745	17,561	40,225	29,073	232,970	46,634

Total	901,546	741,283	40,420	29,450	941,966	770,733

Note 23 Debt securities issued

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

€ thousand	Net book value		Of which listed
	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020
Bonds issued	21,997,961	21,985,544	21,997,961	21,985,544
Other debt securities issued	6,048,789	7,449,885	—	—

Total	28,046,750	29,435,429	21,997,961	21,985,544

The amount repayable on maturity for debt securities issued that were measured at fair value option was € 23,166.5 million (2020: € 22,099.8 million). This corresponds to a difference to the fair value of € 188.6 million (2020: € 670.8 million).

Of the debt securities issued, € 10,265.1 million will come due in the following year (2020 maturing in 2021: € 10,901.8 million).

The other debt securities issued contain subordinated liabilities in the amount of € 2.1 million (2020: € 2.1 million).

Note 24 Provisions

Changes in provisions

€ thousand	31 Dec 2020	Use	Release	Addition	31 Dec 2021
Non-current employee benefit provisions	152,902	(7,148)	(11,757)	1,766	135,763
Other provisions	7,163	(5,546)	(128)	5,525	7,014

Total provisions 2021	160,065	(12,694)	(11,885)	7,291	142,777

Total provisions 2020	162,042	(12,290)	(1,553)	11,866	160,065

Changes in non-current employee benefit provisions

€ thousand	Pensions	Termination benefits	Total 2021	Total 2020
Present value of defined-benefit obligations (DBO) = employee benefit provisions at 1 January	123,279	29,623	152,902	154,625
Service cost	321	677	998	1,034
Interest cost	603	165	768	1,554
Payments	(5,211)	(1,937)	(7,148)	(6,472)
Actuarial gain/loss	(9,781)	(1,976)	(11,757)	2,161
Of which actuarial gain/loss arising from changes in parameters	(5,184)	(1,248)	(6,432)	3,602
Of which actuarial gain/loss arising from experience adjustments	(4,597)	(728)	(5,325)	(1,441)

Employee benefit provisions at 31 December (DBO)	109,211	26,552	135,763	152,902

The actuarial result stemmed from the change in the discount rate from 0.50% to 1.00% (2020: from 1.02% to 0.50%). The trend for future wage growth of 2.50% (2020: reduction from 3.25% to 2.50%) and the trend for future pension increases of 2.00% (2020: reduction from 2.25% to 2.00%) remained unchanged. The year-on-year change in the result can be attributed largely to the change in the discount rate.

Historical information on defined-benefit obligations

€ thousand	2016	2017	2018	2019	2020
Pension provisions	106,136	105,306	107,495	124,247	123,279
Termination benefit provisions	25,229	23,168	26,894	30,378	29,623

Non-current employee benefit provisions	131,365	128,474	134,389	154,625	152,902

The pension obligations for most of the staff have been transferred to a pension fund under a defined-contribution plan. In connection with this plan, contributions of € 1.2 million were paid to the pension fund in 2021 (2020: € 1.1 million).

Staff costs also included the contributions of € 0.4 million to the termination benefit fund (2020: € 0.4 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It showed the respective absolute change in the amount of the provision recognised at 31 December 2021 when varying a single assumption at a time. The other assumptions are unchanged in each case.

Sensitivity analyses – Changes in expenses (-)/earnings (+)

€ thousand	Pensions	Termination benefits	Total 2021	Total 2020
Increase in the discount rate by 0.50%	6,672	1,164	7,836	9,442
Decrease in the discount rate by 0.50%	(7,408)	(1,253)	(8,661)	(10,491)
Increase in expected salary growth by 0.50%	(321)	(1,221)	(1,542)	(1,874)
Decrease in expected salary growth by 0.50%	307	1,147	1,454	1,764
Increase in the pension trend by 0.50%	(7,001)	—	(7,001)	(8,112)
Decrease in the pension trend by 0.50%	5,954	—	5,954	7,401
Increase in life expectancy by 10% (corresponds to 1 year)	(6,608)	—	(6,608)	(7,712)

The sensitivity analysis was performed by an independent actuary using the projected unit credit method.

Maturity profile of the non-current employee benefit provisions

	Pensions		Termination benefits
€ thousand	DBO 31 Dec 2021	DBO 31 Dec 2020	DBO 31 Dec 2021	DBO 31 Dec 2020
1 year	5,386	5,413	2,291	2,401
2 up to 3 years	10,591	10,646	3,622	4,331
4 up to 5 years	10,066	10,279	2,539	2,551
Over 5 years	83,168	96,941	18,100	20,340

Total	109,211	123,279	26,552	29,623
Duration	13.1 years	14.1 years	9.2 years	9.8 years

Other provisions

€ thousand	2021	2020
Staff-related provisions	6,858	7,004
Other provisions	156	159

Total	7,014	7,163

Note 25 Tax assets and tax liabilities

Tax assets and liabilities each include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies (see also Note 14).

OeKB Group had no (unused) loss carryforwards at the reporting date.

Deferred taxes

	Deferred tax assets		Deferred tax liabilities
€ thousand	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020
Loans and advances to banks	—	—	16,028	25,764
Loans and advances to customers	—	—	2,145	1,655
Other financial assets	—	—	50,864	63,329
Derivative financial instruments	222,495	418,928	148,790	207,886
Guarantees pursuant to § 1(2b) AFFG	—	—	1,340,637	1,198,705
Property and equipment	—	—	1,589	1,636
Other assets	256	371	—	—
Deposits from banks	2,415	3,231	—	—
Debt securities issued	1,243,288	1,004,509	—	—
Provisions	19,016	22,726	—	—
Other liabilities	—	—	179	333
EFS interest rate stabilisation provision	117,230	104,596	—	—

Total	1,604,700	1,554,361	1,560,232	1,499,308

Tax settlement	(1,560,232)	(1,499,308)

Tax claims (liabilities), net	44,468	55,053

Change	(10,585)	(4,296)
Of which in the income statement	(6,341)	(4,761)
Of which in the net other comprehensive income	(4,244)	465

Unrecognised deferred taxes payable

As in the previous year, there were no deferred taxes payable for temporary differences relating to shares in subsidiaries and joint ventures on 31 December 2021.

Note 26 EFS interest rate stabilisation provision

The EFS interest rate stabilisation provision is formed for the Export Financing Scheme. The provision is based on the actual obligation regarding the use of surpluses from the Export Financing Scheme. This obligation arises from the rules for the fixing of interest rates in the Export Financing Scheme, which specify fixed margins for OeKB, and from a directive from the Austrian Ministry of Finance on the use of surpluses from the scheme (see also Note 1).

The additions to and utilisation of the EFS interest rate stabilisation provision result from the net interest income from the Export Financing Scheme less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the refinancing of the scheme. The net effects from the measurement of the derivative financial instruments, guarantees pursuant to § 1(2b) AFFG, and the receivables and payables of the EFS are also included in this item. In accordance with the associated decisions, the provision is used to stabilise the terms of export financing loans.

Change in the EFS interest rate stabilisation provision

€ thousand	2021	2020
At the beginning of the period	1,250,800	1,421,462
Release/allocation from the net interest income	(75,547)	(75,482)
Release/allocation from the net credit risk provisions	95	(59)
Release/allocation from the net gain or loss on financial instruments measured at fair value through profit or loss	65,800	(95,122)
Release/allocation from the net other operating income	—	—

Change in the EFS interest rate stabilisation provision	(9,652)	(170,662)

At the end of the period	1,241,148	1,250,800

Note 27 Capital management

Equity disclosures

The subscribed capital of € 130.0 million (2020: € 130.0 million) is divided into 880,000 no-par value shares. These registered ordinary shares with restricted transferability are represented by global certificates registered in the name of each individual shareholder. Every share represents an equal proportion of the share capital. There are no shares in issue that have not been fully paid up. Each share represents a rounded proportion of € 147.73 of the share capital.

The capital reserve remained unchanged at € 3.3 million and is restricted pursuant to § 229(4) UGB.

The retained earnings attributable to owners of the parent increased by € 29.4 million to € 723.1 million (2020: € 693.7 million). The retained earnings contained an amount of € 10.6 million (2020: € 10.6 million) as a legal reserve pursuant to § 229(4) UGB.

The IAS 19 reserve is the result of actuarial gains and losses on defined-benefit pension plans and decreased by minus € 9.1 million to minus € 30.1 million in annual comparison. The FVOCI reserve resulted from the fair value measurement of investments in other unconsolidated companies and came to € 23.3 million (2020: € 19.4 million).

The equity attributable to owners of the parent thus came to € 849.6 million (2020: € 807.2 million).

The Executive Board will propose to the 76th Annual General Meeting on 25 May 2022 that the profit available for distribution reported in Oesterreichische Kontrollbank Aktiengesellschaft’s financial statements for the year 2021 in the amount of € 32.9 million be used to pay a dividend of € 22.75 per share plus a bonus of € 14.43 per share. In total, the proposed dividend will be € 32.7 million. This represents approximately 25% of the participating share capital for 2021. After payment of the compensation to the Supervisory Board members, the remaining balance is to be carried forward.

The dividend payment for the 2020 financial year, which was made in May 2021, amounted to € 22.75 per share plus a bonus of € 14.43 per share or a total of € 32.7 million. The return on assets pursuant to § 64(1)19 BWG attributable to the owners of the parent was 0.2% in 2021 (2020: 0.1%).

Capital management

According to § 3(1)7 BWG, transactions conducted by OeKB and OeEB under the Export Guarantee Act (Federal Law Gazette No. 215/1981) and the Export Financing Guarantees Act (Federal Law Gazette No. 196/ 1967) are not subject to Regulation (EU) No. 575/2013 or to §§ 22 to 24d, 39(2d) in conjunction with § 69(3), § 39(3) and (4), § 70(4a) 1, 8, 9, and 11, and §§ 70b to 70d BWG and are not subject to the inclusion of these transactions in the limits according to § 5(4) BWG. In terms of the supervisory law monitoring pursuant to § 69(2) BWG, the requirements in Regulation (EU) No. 575/2013 do not apply. According to § 3(1)11 BWG, the provisions of the BWG and Regulation (EU) No. 575/2013 do not apply to the business activities of ÖHT (however, § 5[1]1 to 4a and 6 to 14, §§ 38 to 39b except § 39[2d] in conjunction with § 69[3], §§ 41 to 42, § 65, §§ 69 to 70a, §§ 71 to 73a, and §§ 98 to 99e BWG do apply, though the supervisory monitoring pursuant to § 69[2] BWG shall not take into account the requirements of Regulation [EU] No. 575/2013).

The bank group pursuant to § 30 BWG consists of Oesterreichische Kontrollbank Aktiengesellschaft, OeKB CSD GmbH, Oesterreichische Entwicklungsbank AG, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. The strategy of OeKB Group aims to maintain a stable capital base over the long term. There were no material changes in capital management. The Group satisfied the capital requirements of the national supervisory authority at all times during the reporting period.

The minimum regulatory capital requirement for credit risk was determined in accordance with the provisions of Regulation (EU) No. 575/2013. The capital required to be held for operational risk was determined according to the Basic Indicator Approach. The credit risk was significantly lower due to the exemptions from the supervisory regulations described above. The bank group did not hold a trading book at any time. At Group level, the risks were aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required was compared with the economic capital available, and both metrics are monitored.

OeKB is the parent institution of the OeKB bank group for the purposes of § 30 BWG. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No. 575/2013 showed the following composition and development:

€ thousand	2021	2020
Risk-weighted assets (standardised approach to credit risk)	532,263	650,900

Total risk exposure amount (total regulatory capital requirement/8%)	839,525	989,225
Minimum regulatory capital requirement for
Credit risk	42,581	52,072
Foreign exchange risk	—	4,556
Operational risk (Basic Indicator Approach)	24,581	22,510

Total regulatory capital requirement	67,162	79,138
Consolidated regulatory capital purs. to Part 2 CRR
Paid-up share capital	130,000	130,000
Reserves*	668,552	641,149
Less deductions
Intangible assets	(5,047)	(5,148)

Common equity tier 1 capital	793,505	766,001

Tier 1 capital	793,505	766,001

Available regulatory capital purs. to Part 2 CRR	793,505	766,001
Surplus regulatory capital	726,343	686,863
Consolidated capital adequacy ratio
(regulatory capital as a percentage of total risk-weighted assets)	94.5%	77.4%
Consolidated tier 1 ratio	94.5%	77.4%
Cover ratio (regulatory capital as a percentage of the capital requirement)	1,181.5%	967.9%

*

Pursuant to Art. 26(2) CRR, earnings for the year are included in common equity tier 1 only after the official adoption of the final annual financial results. The dedicated reserve for technical assistance is deducted from the reserves.

This results in the following ratios pursuant to Art. 92(1) lit. a to c of Regulation (EU) No. 575/2013 at the reporting date, which are compared with the minimum ratios for the Group:

Minimum ratios purs. to Article 92 of Regulation (EU) No. 575/2013

	2021		2020
In %	Minimum ratio	Actual ratio	Minimum ratio	Actual ratio
Core tier 1 ratio	7.038	94.518	7.035	77.434
Tier 1 ratio	8.538	94.518	8.535	77.434
Total capital ratio	10.538	94.518	10.535	77.434

Calculation of the actual ratio

Core tier 1 ratio =	Common equity tier 1 capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Tier 1 ratio =	Tier 1 capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Total capital ratio =	Available regulatory capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art. 92 CRR

Minimum ratio for OeKB Group

In %	2021	2020
Core tier 1 ratio purs. to Art. 92(1) lit. a of Regulation (EU) No. 575/2013	4.500	4.500
Capital conservation buffer purs. to § 22 BWG in conjunction with § 103q line 11 BWG	2.500	2.500
Anti-cyclical capital buffer purs. to § 23a BWG in conjunction with § 103q line 11 BWG	0.038	0.035
Core tier 1 ratio purs. to Art. 92(1) lit. a of Regulation (EU) No. 575/2013 incl. buffer requirements	7.038	7.035
Tier 1 ratio purs. to Art. 92(1) lit. b of Regulation (EU) No. 575/2013 incl. buffer requirements	8.538	8.535
Total capital ratio purs. to Art. 92(1) lit. c of Regulation (EU) No. 575/2013 incl. buffer requirements	10.538	10.535

The required ratios resulted from Art. 92(1) of Regulation (EU) No. 575/2013, the additional capital buffer requirements of the BWG, and the capital buffer regulation of the FMA.

Other disclosures and risk report

Note 28 Revenue

OeKB Group primarily generated revenue from contracts with customers from the sale of banking services (fee and commission income). Other income sources (other revenue) were revenue from assigned staff and service agreements. The following table shows a breakdown of the revenue from contracts with customers by the most important types of service and of the other revenue by the time of realisation. The table also shows the assignment of the broken down revenue to the reportable segments of OeKB Group.

Revenue flows in 2021

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2021
Income from
Credit operations	2,303	—	2,556	—	4,859
Securities services	—	33,213	—	—	33,213
Guarantees	14,684	—	4,698	724	20,106
Energy clearing	63	2,563	—	—	2,626
Other services	1,650	171	—	684	2,505

Revenue from contracts with customers	18,699	35,947	7,254	1,408	63,308
Assigned staff	—	—	—	273	273
Billed services	76	717	2,572	1,148	4,514

Other revenue	76	717	2,572	1,421	4,786
Total revenue	18,775	36,664	9,826	2,829	68,094

Services rendered at a specific point in time	6,381	17,889	—	231	24,501
Services rendered over a period of time	12,394	18,775	9,826	2,598	43,593

The “Other liabilities” contained deferred liabilities relating to revenue from service contracts with customers in the amount of € 19.4 million (2020: € 18.7 million). These liabilities resulted mostly to fees and commissions already received in relation to export and tourism guarantees. These fees were recorded over a specific period of time in the cases where the terms of the guarantees from the Republic of Austria to be managed by OeKB Group were more than 1 year.

The revenues recognised in financial year 2021 from fees and commissions received in previous periods came to € 4.1 million (2020: € 1.9 million).

As permitted by IFRS 15, no disclosures were made about remaining service obligations that had an expected residual term of 1 year or less as at 31 December 2021.

Revenue flows in 2020

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2020
Income from
Credit operations	2,743	—	2,335	—	5,078
Securities services	—	30,378	—	—	30,378
Guarantees	15,785	—	6,230	—	22,015
Energy clearing	38	2,564	—	—	2,603
Other services	1,782	489	—	493	2,765

Revenue from contracts with customers	20,349	33,432	8,565	493	62,839
Assigned staff	—	5	—	213	219
Billed services	51	610	511	1,583	2,756

Other revenue	51	616	511	1,796	2,974
Total revenue	20,400	34,048	9,076	2,290	65,813

Services rendered at a specific point in time	6,469	16,562	—	18	23,049
Services rendered over a period of time	13,931	17,485	9,076	2,271	42,764

Note 29 Information regarding the consolidated statement of cash flows

The consolidated statement of cash flows shows the state and development of the cash and cash equivalents of OeKB Group. The reported cash position consisted largely of cash and balances at central banks and corresponds to the item cash and cash equivalents on the balance sheet. The Group had additional liquidity reserves (see Note 37), but these were not included in the definition of cash and cash equivalents. This additional liquidity buffer was formed in the EFS and was only used in stress scenarios. The reported cash and cash equivalents were denominated exclusively in Euros.

The cash flow from operating activities included the changes in loans and advances to banks and customers, the changes in deposits from banks and customers, and the changes in debt securities issued. In net cash from operating activities, all income and expense components were adjusted for non-cash items, especially depreciation, amortisation, and impairment; changes in provisions and loan loss provisions; deferred taxes; and unrealised currency translation gains and losses; as well as all other items the cash effects of which represent cash flows from investing or financing activities. Foreign currency losses and gains were incurred primarily in connection with the issue of long- and shortterm debt securities issued for the EFS. The exchange rate risks were mostly covered by the guarantees pursuant to § 1(2b) AFFG. OeKB Group thus did not bear any exchange rate risk from the Export Financing Scheme. Fluctuations in exchange rates had little or no impact on cash and cash equivalents held or due in foreign currency. The total of the other adjustments primarily contains non-cash foreign currency losses and gains and non-cash effects from the fair value measurement of debt securities in issue and derivative financial instruments, which are related to the change to the AFFG guarantee.

The cash flow from investing activities reflected changes in the other financial assets in the investment portfolio, in the property, equipment, and intangible assets. The cash flow from financing activities reflected changes in equity transactions with the owners.

Reconciliation of the changes in equity to the cash flows from financing activities

€ thousand	Notes	Retained earnings 2021	Non-controlling interests 2021	Net cash from financing activities 2021	Retained earnings 2020	Non-controlling interests 2020	Net cash from financing activities 2020
Balance sheet at 1 Jan		693,715	—		680,899	—
Dividends paid	27	(32,718)	(781)	(33,500)	(32,718)	(468)	(33,186)

Total change in cash flows from financing activities		(32,718)	(781)	(33,500)	(32,718)	(468)	(33,186)
Profit for the year		62,142	3,349		45,535	2,194

Balance sheet at 31 Dec		723,138			693,715

Most important developments during the financial year

The cash flow from operating activities in the amount of minus € 309.5 million (2020: € 816.5 million) changed by minus € 1,125.9 million compared with the previous year. The change was due to primarily the change of loans and advances to banks and customers, the change in the deposits from banks, and the change in the debt securities issued. The repayments from redemptions of loans and advances to banks and customers exceeded the payments for the purchase redemptions by € 2,145.5 million (2020: minus € 1,331.4 million). Corresponding to the loans and advances to banks and customers, proceeds from deposits from banks and customers and debt securities issued decreased by € 2,449.0 million (2020: € 2,113.6 million).

The cash flow from investing activities in the amount of minus € 17.5 million decreased by € 30.0 million compared with the previous year (2020: plus € 12.5 million). During the financial year, payments made exceeded the payments received largely due to new investments and reinvestments in the proprietary bond portfolio (financial assets at amortised cost).

Note 30 Analysis of remaining maturities

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment.

Remaining maturities purs. to § 64(1) BWG at 31 Dec 2021

€ thousand	Repayable on demand	Up to 3 months	3 months up to 1 year	1 up to 5 years	More than 5 years	Total
Cash and cash equivalents
Loans and advances to banks	564,286	905,193	6,930,342	9,522,924	3,363,059	21,285,804
Loans and advances to customers	9,124	56,965	188,833	798,606	652,903	1,706,431
Other financial assets	276,308	308,284	1,680,572	558,530	99,038	2,922,732
Derivative financial instruments	—	91,158	95,776	233,698	174,527	595,160
Guarantees pursuant to § 1(2b)
AFFG	—	817,079	605,766	3,452,685	487,017	5,362,547
Current tax assets	—	—	1,417	—	—	1,417

Total	849,718	2,178,679	9,502,706	14,566,443	4,776,544	31,874,091
Deposits from banks	421,414	38,349	103,466	380,535	147,785	1,091,549
Deposits from customers	826,863	2,603	105,975	6,526	—	941,967
Debt securities issued	—	7,245,958	3,131,301	15,821,882	1,847,609	28,046,750
Derivative financial instruments	—	136,385	129,571	589,101	34,922	889,979

Total	1,248,277	7,423,295	3,470,313	16,798,044	2,030,316	30,970,245

Remaining maturities purs. to § 64(1) BWG at 31 Dec 2020

€ thousand	Repayable on demand	Up to 3 months	3 months up to 1 year	1 up to 5 years	More than 5 years	Total
Loans and advances to banks	1,355,506	525,954	7,720,822	10,308,532	3,677,538	23,588,352
Loans and advances to customers	7,934	59,165	197,947	756,792	557,475	1,579,313
Other financial assets	342,702	44,949	165,940	1,709,120	694,363	2,957,074
Derivative financial instruments	—	6,236	48,686	548,842	227,780	831,544
Guarantees pursuant to § 1(2b)
AFFG	—	603,655	944,424	2,851,577	395,162	4,794,818
Current tax assets	—	—	35	—	—	35

Total	1,706,142	1,239,959	9,077,854	16,174,863	5,552,318	33,751,136
Deposits from banks	611,295	46,955	136,574	414,048	146,270	1,355,142
Deposits from customers	678,131	2,671	77,829	6,762	5,340	770,733
Debt securities issued	—	6,908,245	4,113,669	16,073,585	2,339,930	29,435,429
Derivative financial instruments	—	184,028	287,915	1,084,598	119,171	1,675,711

Total	1,289,426	7,141,899	4,615,987	17,578,993	2,610,711	33,237,015

Note 31 Subordinated assets

In relation to the development aid activities of OeEB, there are subordinated assets in the balance sheet items loans and advances to banks in the amount of € 35.2 million (2020: € 16.2 million), loans and advances to customers in the amount of € 2.2 million (2020: zero), and other financial assets in the amount of € 13.4 million (2020: € 12.8 million) that are covered by guarantees from the Republic of Austria.

Note 32 Assets pledged as collateral

€ thousand	2021	2020
Collateral for credit risks in derivative financial instruments
Collateral pledged	540,330	1,321,776
Collateral received	175,709	403,685

The change in the assets and liabilities pledged as collateral was due to the changes in the collateral furnished and received pursuant to ISDA contracts with derivatives partners (see Note 19).

Note 33 Contingent liabilities and other off-balance sheet commitments

The contingent liabilities not reported on the balance sheet in the amount of € 1,373.3 million (2020: € 1,256.1 million) pertained to guarantees issued by OeEB in the amount of € 56.3 million (2020: € 37.4 million) that were in turn backed by guarantees from the Republic of Austria pursuant to the AusfFG and guarantees issued by ÖHT in the amount of € 1,317.0 million (2020: € 1,218.6 million) that were backed by an indemnity from the Republic of Austria. Information about the undrawn credit facilities and commitments to lend in the amount of € 3,726.2 million (2020: € 4,724.4 million) is provided in Note 38. There are also security purchase obligations in the amount of € 31.3 million (2020: € 70.3 million) relating to the activities of OeEB. These purchase obligations are in turn covered by guarantees of the Republic of Austria pursuant to the AusfFG.

Note 34 Other off-balance sheet commitments

Pursuant to § 2(3) ESAEG, the fully consolidated companies of OeKB Group are required to guarantee a proportionate amount of deposits under the deposit insurance system operated by the Vienna-based Einlagensicherung AUSTRIA Ges.m.b.H. OeKB, OeEB, OeKB CSD, and ÖHT are members of this institution.

Note 35 Fiduciary assets and liabilities

Off-balance sheet fiduciary transactions from the segment export financing amounted to € 154.8 million (2020: € 150.2 million). The fiduciary transactions for the Republic of Austria pertain mostly to the operations of the development bank that were entered into under the advisory programme and the “Holdings financed by federal funds” according to § 3 of the contract pursuant to § 9(1) AusfFG, as well as to the fiduciary account of the federal government.

Off-balance sheet fiduciary transactions from the tourism financing amounted to € 496.3 million (2020: € 511.1 million). The fiduciary transactions under the ERP fund pertain largely to the business activities of Österreichische Hotel- und Tourismusbank that were commenced under the aws erp tourism programme (legal basis: ERP Fund Act, general provisions for the aws erp programme, Regulation [EU] No. 651/2014 Article 14 and Article 17, and Regulation [EU] No. 1407/2013).

Note 36 Supplementary disclosures on assets and liabilities pursuant to BWG

Supplementary disclosures pursuant to § 43 and § 64 BWG

€ thousand	31 December 2021		31 December 2020
	Assets	Liabilities and equity	Assets	Liabilities and equity
Denominated in foreign currency	2,423,028	22,619,930	2,439,586	21,605,858
Issued or originated outside Austria	3,529,074	28,355,778	4,352,891	29,518,716

Note 37 Financial risk management

Overview and special features of OeKB Group

In significant business segments, the OeKB bank group acts as a contractor to the Republic of Austria. It engages in no retail or deposit-taking business. As the parent company, OeKB is a special-purpose bank for capital and energy market services, and the Austrian export industry. The bank subsidiary Oesterreichische Entwicklungsbank AG supplements the Export Services, and the bank subsidiary OeKB CSD GmbH the Capital Market Services. Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., which finances investment projects in the Austrian tourism and leisure industry, is managed as the separate Tourism Services segment.

Risk management and risk controlling are key processes that are integral to the business strategy and are designed to ensure the lasting stability and profitability of the company and the entire bank group. Each risk exposure is accepted after careful consideration and must conform with the risk policy and strategy defined by the Executive Board. The policy and strategy are intended to ensure a stable return on equity on the basis of a conservative approach to business and operational risks. The risk policy and strategy set out the risk management principles, the risk appetite, and the principles for the measurement, control, and limitation of the defined risk categories.

The Export Financing Scheme represents the majority of the business model and thus of the assets on the balance sheet – see also Note 1.

The risks of the Export Financing Scheme that is administered for the Republic were mitigated by extensive collateral and guarantees, especially from the Republic of Austria. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customer access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in refinancing operations (creditor guarantees) and the government guarantees for exchange rate risk (exchange rate guarantees).

Exemptions from regulatory requirements are highly important for the business model. OeKB Group is not subject to the liquidity regulations (LCR, NSFR) or European and national provisions for the banking union (such as the BRRD). Further exemptions exist regarding export financing (i.e. the EFS), in particular the exemption from the CRR (Regulation [EU] No. 575/2013). These exemptions apply to OeKB as the parent company of OeKB Group as well as to the fully consolidated banking subsidiary Oesterreichische Entwicklungsbank AG (see § 3[1]7 BWG). Similar exceptions apply to the Group member bank OeKB CSD GmbH, which is authorised as a central depository under the CSD Regulation (see § 3[1]12 BWG) and for Österreichische Hotel- und Tourismusbank GmbH (see § 3[1]11 BWG).

OeKB as the parent bank runs the Internal Capital Adequacy Assessment Process (ICAAP) pursuant to § 39a(1) and (3) BWG on a consolidated basis as the Group ICAAP. The risks at the individual company level are managed in part by setting risk budgets and monitoring compliance with these budgets on a quarterly basis.

Because of the special importance of the Export Financing Scheme and based on the management principles of OeKB Group, the EFS is treated as a separate investment risk entity (part of credit risk) in the Group ICAAP. For this purpose, a separate risk coverage calculation is performed for the EFS. The EFS poses no risks for the OeKB Group so long as it can bear its own risks. Any risk exceeding the Export Financing Scheme’s risk coverage capital would become part as a credit risk of the Group’s ICAAP. For details, see Chapter “ICAAP EFS and its integration in the Group ICAAP”.

The following contents of this note specify the risk management objectives, policies, and processes of the OeKB Group with regard to market, credit, business, and liquidity risk, operational risk and other non-financial risks, and the impacts of climate-related factors in particular on the risk types.

Aside from the sub-ICAAP for the EFS (see above) and the allocation of risk budgets for the bank subsidiaries, no other risk capital is assigned to the individual segments of OeKB Group. Because of the far-reaching exceptions (see above), risk management is not conducted according to the CRR regulations for the most part, but according to the pillar 2 concepts of ICAAP and ILAAP.

Risk management framework

The Executive Board bears overall responsibility for the establishment of an adequate, functional, and holistic risk management system that covers all material operational and business risks of OeKB bank group. It meets this obligation by enacting suitable organisational measures as well as by providing a suitable guideline structure.

Guideline structure

One central guideline of the risk management framework is the risk policy and strategy of OeKB Group, which the Executive Board formulates and adopts in coordination with the Chief Risk Officer (CRO) and in consultation with the Risk Committee of the Supervisory Board on an annual basis in line with the business strategy.

The Risk Policy and Strategy sets out the risk management principles, the key features of the risk management organisation, the risk appetite, and the principles for the measurement, control, and limitation of the defined risk categories. In this manner, the Executive Board ensures the uniform management of risks throughout the bank group.

Each risk exposure that is accepted must conform with the Risk Policy and Strategy of OeKB Group. This is the foundation for a comprehensive system of internal guidelines for the management of group risks.

This guideline framework has a cascading structure. The policies and guidelines adopted by the Executive Board form the uppermost level. The downstream organisational units that are responsible for risk management create more detailed, concrete guidelines as needed on the basis of these executive policies and guidelines (level 2, etc.). The work instructions, standard operating procedures, and method and process documentation that are derived from the adopted guidelines and policies form the bottom level and are generally under the responsibility of the department heads. Aside from this risk policy and strategy, the level 1 guidelines include the business policy and strategy, the ICS guideline, the Code of Conduct, the Fit and Proper Policy, the Remuneration Policy principles, and the sustainability management manual. Typical level 2 guidelines that are derived from this risk policy and strategy are the ICAAP manual, the ORM manual, and the liquidity risk manual, which are adopted by the OeKB Risk Management Committee.

Organisation

Given OeKB Group’s key business activities and its specific business and risk structure, the Bank has adopted a clear functional organisation for its risk management process with well defined roles. In line with proportionality rules, there is no separation between risk origination and risk oversight in the Executive Board; risk-controlling units such as the Chief Risk Officer report to the full Executive Board.

The Risk Management Committee (RMC) plays a central role in risk management, and the majority of the committee members are appointed by the risk-controlling units. The function of the Risk Management Committee consists of strategic risk management and risk controlling in accordance with the valid risk policy and risk strategy. The Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types and decides what action to take based on the risk reports. The Risk Management Committee set up the Non-Financial Risk Committee (NFRC) as a sub-committee to enhance its ability to control non-financial risks, especially operational and ICT (information and communication technology) risks. As part of overall bank risk management, the RMC proposes limits to the Executive Board based on the risk coverage calculation as well as procedures for risk monitoring. The RMC also adopts guidelines to implement the principles set forth in the risk policy and strategy, including the ICAAP manual and the liquidity risk management manual.

The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer (CRO), supported by the Financial Risk Manager, the Operational Risk Manager, and the Chief Information Security Officer (CISO). The CRO reports directly to the Executive Board and, once a year, to the Risk Committee of the Supervisory Board. The CRO directs the Risk Controlling department, which is responsible for the measurement and assessment of financial risks, operating-level financial risk controlling including monitoring the internal limits, and the practical implementation of the Internal Capital Adequacy Assessment Process.

The standards for the Operational Risk Management are implemented in OeKB’s business operations by the “Organisation Development and Facility Management” department with the exception of information security matters, which are the responsibility of the CISO. The activities relating to Operational Risk Management and Information Security and those coming under the remit of the Internal Control System Officer are subject to ongoing coordination.

Other key functions of the governance structure are the officers for preventing money laundering, for compliance (WAG and § 39[6] BWG), and for outsourcing – all of whom report directly to the Executive Board.

A comprehensive risk assessment is conducted every year to ensure that all material risks have been identified and that they can be measured and controlled. New products and services are subject to a product introduction process, which includes a risk assessment.

Risk management is supplemented by the Internal Control System (ICS), which ensures compliance with guidelines and risk-mitigation measures. An Internal Control System Officer was nominated to ensure that the ICS complies with the legal requirements and to implement and continuously refine the ICS guideline enacted by the Executive Board. Largely automated IT general controls and audits conducted by the Internal Audit department ensure its effectiveness.

Internal Audit and Group Internal Audit serve as a third line of defence and conduct regular audits on operational management (the first line of defence) and on the organisational units involved in the risk management processes (second line of defence) and on the employed procedures.

The Supervisory Board oversees all risk management arrangements at OeKB and receives quarterly reports on OeKB Group’s risk situation. These risk reports present a detailed view of OeKB Group’s risk situation. The Supervisory Board also maintains a Risk Committee pursuant to § 39d BWG, which convened for one meeting in 2021. The Audit Committee of the Supervisory Board also monitors the effectiveness of the Internal Control System. The Supervisory Board has also set up a Nomination Committee and a Remuneration Committee.

OeKB Group has implemented a comprehensive and risk-oriented reporting and limit system to ensure that the senior management responsible for managing and monitoring financial and operational risks are informed adequately and in good time. This reporting includes the quarterly risk reports by the Executive Board to the Supervisory Board and annual coordination and consultation within the Risk Committee of the Supervisory Board pursuant to § 39d BWG.

As part of the operational risk management strategy, organisational structures have been defined for various emergency and crisis scenarios. Especially the current COVID-19 pandemic provided impressive proof of the efficacy of the crisis management system. The OeKB Group was not only able to act effectively at all times, but was also able to handle additional tasks relating to the government business aid programmes.

Internal Capital Adequacy Assessment Process (ICAAP)

Risk appetite and approaches to risk control

The ICAAP is conducted pursuant to § 39a(3) BWG at the group level and serves to ensure the maintenance of the defined bank-specific level of capital adequacy and forms an integral part of the management process as a controlling and measurement tool. The risk appetite is set annually by the Executive Board in coordination with the Risk Committee of the Supervisory Board.

The process accounts for the going concern approach and the gone concern approach. The key difference between the two approaches lies in the definition of the economic capital available to cover risk and the choice of the confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern approach).

Risk coverage calculation and limitation

The risk coverage calculation is performed quarterly by the Risk Controlling department – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. In the risk coverage calculation, the economic capital requirement is compared with the risk coverage capital (internal or business capital). This is done in consideration of different coverage objectives and approaches (going concern and gone concern).

The key variable in the measurement and management of risk is economic capital. Risk is defined by OeKB as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The economic capital is calculated on the basis of a one-year horizon at the confidence levels defined in the steering principles.

The risk coverage calculation especially takes all defined material risk categories into account, namely credit risk, market risk, operational risk, and business risk. Credit risks are measured using the credit value at risk (CVaR) approach and market risks using the VaR approach. Business risk is determined on the basis of a statistical analysis of empirical target deviations in the operating profit.

Based on the results of the risk coverage calculation and the recommendations by the Risk Management Committee, the Executive Board defines the limits for market and credit risk for the OeKB Group as a whole as well as risk budgets for the individual banks in the bank group. Compliance with these limits and risk budgets is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board on a quarterly basis. There is no steering of individual business divisions or segments in the economic capital within OeKB Group, as this is of limited relevance; a separate ICAAP is conducted for the EFS. As in the previous years, the risk-bearing capacity of the EFS was assured as at 31 December 2021, meaning that there is no risk of spill-over from the EFS to the group ICAAP. See also the section “EFS ICAAP and its integration in the group ICAAP”.

Additional operational limits are also in place in key areas. These also cover the monitoring of risk concentrations.

In the risk coverage calculation, concentrations of risk between risk types are taken into consideration by determining the aggregate risk by adding up the individual type-specific risk capital amounts and thus assuming a perfectly positive correlation.

The measurement of operational risk is based on the Basic Indicator Approach expanded by a distribution for scaling to the respective confidence level of the specific approach.

The following table shows the high risk-bearing capability of OeKB Group in the going concern and gone concern approach.

Risk coverage calculation for OeKB Group

	31 December 2021		31 December 2020
€ thousand	Economic capital	Available risk coverage capital	Economic capital	Available risk coverage capital
Going concern	122,187	745,387	94,073	716,657
Gone concern	174,615	905,970	136,386	877,240

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers and multivariate market-specific tests. To assess the sustainability of the risk-bearing capacity under adverse market conditions (this test was shaped by the COVID-19 pandemic in 2021), input parameters such as volatilities, correlations, and probabilities of default are subject to stress on the basis of a macroeconomic scenario and then evaluated on the basis of this risk-bearing capacity.

Comparison of risk pursuant to ICAAP with minimum regulatory capital requirements pursuant to Article 92 of Regulation (EU) No. 575/2013

	Value at Risk pursuant to ICAAP (confidence level 99.98%)		Regulatory capital requirement purs. to Reg. (EU) No. 575/2013 (see Note 27)
€ thousand	31 Dec 2021	31 Dec 2020	31 Dec 2021	31 Dec 2020
Credit risk	96,245	78,663	42,581	52,072
Commodity and foreign exchange risk	16,430	1,434	—	4,556
Other market risk in the banking book	22,347	21,271	—	—
Other risks	8,315	6,495	—	—
Operational risk	31,278	28,523	24,581	22,510

Total	174,615	136,386	67,162	79,138

The risk in the ICAAP exceeded the regulatory capital requirement pursuant to CRR. This resulted primarily from the fact that ÖHT does not fall under the CRR and that the market risk in the banking book is not covered by the CRR. The increase in credit risk is based on the one hand on the significant expansion of the ÖHT portfolio and on the other on the restructuring of the portfolio of the special purpose fund during the change in the fund management at the beginning of 2021. The increase in market risk also reflects the reduced use of hedges in the special purpose fund.

Market risk – banking book

Market risk is the risk of losses due to changes in market parameters. OeKB Group distinguished between specific and general interest rate risk, foreign exchange risk, and equity price risk. As no trading book is maintained, market risks relate only to banking book positions.

The risk amounts for market risk are assessed in the Group ICAAP (see previous table) using the value at risk (VaR) concept to estimate maximum potential losses within a single year (holding period). According to the steering principles, the calculation is carried out at the two confidence levels of 99.9% and 99.98% by means of Monte Carlo simulations.

The volatilities and correlations needed for the Monte Carlo simulation are derived on the basis of a three-year historical reference period and a one-year current reference period. The higher of the VaR values calculated in this manner is used in the risk coverage calculation. This ensures that the calculated level of risk reacts rapidly to rising volatility and correlations, and that the calculated value is not misleadingly low in phases of very low volatility and correlations.

The market risk limit is set by the Executive Board based on the proposal of the Risk Management Committee. This is managed in operational terms on the basis of these requirements by the Treasury department, which administers the proprietary portfolio that makes the most significant VaR contribution. This proprietary portfolio consists of bonds held directly as well as of a special purpose fund. The value at risk is calculated on an overall basis by including the fund metrics in the risk calculation and covers equity and exchange rate risks as well as general and specific interest rate risks.

The effects of extreme market changes are also determined by means of stress tests, which also serve to assess the plausibility of the VaR values. These tests comprise both the determination of the value at risk under stress conditions (such as credit migration and correlations) and multivariate stress tests based on specific historical scenarios (such as Black Monday, 11 September, the 2007/08 financial crisis). The effects of interest rate shifts and twists as defined by the EBA Guidelines on interest rate risk in the banking book are also calculated in present-value and the outlier tests are performed pursuant to the listed EBA Guidelines on a quarterly basis.

Credit risk

OeKB Group differentiates between the following types of credit risk: counterparty risk / default risk, investment risk, and concentration risk.

Beyond the EFS, the only entity in OeKB Group that engages in significant credit operations is the Tourism Services segment (tourism financing). The overall low credit risks compared with the risk coverage capital of the bank group therefore stem primarily from the proprietary portfolio (bonds), the non-consolidated holdings, and the tourism financings extended by ÖHT. The latter is subject to high collateral standards. The majority of the loans are secured by banks but also by public sector entities and to a limited extent by mortgages.

Credit risks are assessed using the credit value at risk (CVaR). This is the difference between the maximum loss at a given confidence level (for example 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of the Vasicek distribution assuming a one-year holding period. The CVaR amounted to € 96.2 million as at 31 December 2021 (31 Dec 2020: € 78.7 million).

Concentration risks are low because of the broad diversification of the proprietary portfolio and in terms of counterparties and sectors of industry. The major loan limits must also be followed in this, and reports are submitted regularly to the RMC and the Executive Board. Segment Tourism services concentration on the tourism and leisure industry in Austria is inherent to the company’s business model, so loans are only provided under stringent collateral requirements.

The credit risk limits are set by the Executive Board according to the proposal of the RMC, which is based on the risk coverage calculation; compliance is monitored by the RCO. Credit derivatives are not used.

The creditworthiness of counterparties is assessed using a clear rating and mapping system. This rating is based on a detailed 22-part internal master scale that differentiates between sovereign and other counter-parties in the very good rating segment in assessing the probability of default. The PDs are derived taking migration risks into account. This rating and mapping system is adopted by the RMC and is reviewed annually by the RCO.

EFS ICAAP and its integration in the Group ICAAP

The EFS, which OeKB manages as an agent of the Republic of Austria, accounts for the vast majority of the total assets and is managed as a separate accounting entity from the other business activities. In line with the steering principles, OeKB performs a separate risk coverage calculation for the EFS. Risks within the EFS that are not covered by the guarantees from the Republic of Austria (guarantees and avals according to AusfFG and AFFG) are evaluated and compared with the EFS interest rate stabilisation provision pursuant to UGB, which serves as risk coverage capital for the EFS.

This EFS interest rate stabilisation provision results from surpluses generated in the EFS, which are to be retained in the EFS in accordance with the decree of the Ministry of Finance from 1968 (non-interest liability). As the tax office only treats the EFS interest rate stabilisation provision as a “deductible debt item” if the funds are used to lower the effective refinancing interest rate, a tax provision is added to the economic capital for credit risk when calculating the risk-bearing capacity.

The EFS is taken into account as investment risk within OeKB Group’s Internal Capital Adequacy Assessment Process (ICAAP). Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB Group’s credit risk and is included in the calculation of risk coverage for OeKB Group.

The EFS has always had an unimpaired risk-bearing capacity to date, and there has never been a spillover of risks. The total of the risks in the EFS described below is less than the risk coverage capital in the EFS again in 2021, meaning that no risk from the EFS is accounted for in the group ICAAP.

The most substantial risk types by far are credit and interest rate risk. Other relevant risk positions are CVA risk in connection with swap transactions and the refinancing risk.

Credit risk in the Export Financing Scheme

OeKB Group’s credit exposure consists primarily of financial instruments in the Export Financing Scheme (loans and advances to banks and customers). These loans are extended according to strict principles and high collateral requirements (mainly by guarantees of the Republic of Austria). To secure credit risks in connection with derivative financial instruments, collateral agreements are concluded with all counterparties. Credit derivatives are not used.

The extensive collateral and guarantees provided by the Republic of Austria result in a high level of risk concentration vis-à-vis the Republic of Austria, which is not measured due to the high quality of the collateral.

Credit risks above and beyond this are assessed using the credit value at risk (CVaR) method. This is the difference between absolute VaR at a given confidence level (99.9% in the going concern approach and 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of a Monte Carlo simulation assuming a one-year holding period.

In addition to the risk concentration vis-à-vis the Republic of Austria, there are also significant concentrations vis-à-vis banks and other guarantors. These concentrations are inherent to the business model, and scope for diversification in this regard is limited. Due to the use of the Monte Carlo simulation, the calculated CVaR contains both business partner concentration risks as well as concentrations relating to guarantors and the probability of impairment as based on their credit ratings and correlation with the borrowers.

Credit risk is managed on the basis of the risk coverage calculation and the limits defined on this basis, and in day-to-day operations through a business partner limit system in which business partners and guarantors as well as combinations thereof are assigned limits. The concrete limits are assigned by the Executive Board based on the recommendations of the Credit Committee. Compliance is monitored by the Risk Controlling department.

See Note 38 for rating assignments and impairment calculations.

Market risk in the EFS

In accordance with the primary steering principle, market risk is measured by means of the earnings at risk (EaR) and includes interest rate risks and, to the extent not guaranteed by the Republic of Austria, a limited level of exchange rate risks. As is the case for the measurement of credit risk, market risk is measured by means of a Monte Carlo simulation with the confidence levels specified above and a planning period of one year.

The Treasury department is responsible for the operational management of market risk based on the requirements from the EFS ICAAP and, in particular, in coordination with the Asset Liability Management Committee (ALCO), to which the Treasury department submits regular reports. The ALCO, which includes the Executive Board, is also responsible for defining the EFS asset rates and for designing the EFS products.

The effects of interest rate shifts and twists as defined by the EBA Guidelines on interest rate risk in the banking book are also calculated in present-value and net-result terms on a quarterly basis and are reported to the Risk Management Committee and the Executive Board (see Note 38).

Business risk

OeKB Group primarily understands business risks to mean declines in profits caused by unexpected changes in business volume or margins or unexpected operating costs and expenses. Unexpected refers to deviations from the Group’s planning. To the extent that they have materialised in the past, these risks also include business model risks and strategic risks arising from business policy decisions and changes in economic or legal conditions as well as reputation risks as negative consequences of stakeholder perceptions.

Business risk is initially determined on a quantitative basis and then subject to expert review so that concrete limits can be set annually by the Risk Management Committee. As this risk category is a profit risk, it is accounted for in the risk coverage calculation by being deducted from the risk coverage capital.

Aside from quantitative inclusion in the ICAAP, the Group is aware of the relevance of these risks in particular in its role as a special-purpose bank group, due to the high importance of the Export Financing Scheme, and in light of the associated legal exceptions. The active monitoring of legislative changes, stakeholder dialogue, adherence to a conservative risk policy, and a proactive reputation policy (including a Code of Conduct) are central factors in mitigating these risks.

Other risks in the ICAAP

Model risks and risks from risk types that are not separately measured are taken into account in the risk coverage calculation by the application of percentage surcharges to the determined economic capital.

OeKB Group faces various risk concentrations. Two of the most significant concentrations are the business field concentration as a special-purpose bank group and the dependence on the guarantees provided by the Republic of Austria in connection with the EFS. These concentrations are inherent to the business model and scope for diversification in this regard is limited.

Inter-concentration risks that arise from interdependences between different risk types are factored into the Group ICAAP as well as into the EFS ICAAP by aggregating the economic capital values for each risk type (credit risk, market risk, etc.). Multivariate stress tests are also performed to evaluate these risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group as most of its assets stem from the Export Financing Scheme. The EFS exposure is secured by the guarantees of the Republic of Austria to a large extent, and the debt financing is part of the business model.

Non-financial risks and operational risks

Unlike market and credit risks, for example, non-financial risks can only be measured and managed through key figures to a limited extent, so the definition of the risk appetite and the management of these risks primarily occur on a qualitative basis. OeKB Group includes the following risks in this category: systemic risk, business model risk, strategic risk, reputation and conduct risk, compliance risk, and operational risk, including IT risks.

The RMC set up a separate sub-committee in order to keep pace with the diversity and high relevance of these risks. A five-stage traffic light system has also been used since 2020 for the holistic assessment of the non-financial risks. A workflow-based decentralised assessment of the various risk categories is conducted by all departments, bank subsidiaries, and risk and compliance officers on a quarterly basis using a special software system (ARIS). The dashboard system provides an overview and allows an integrated evaluation of the overall situation. The goal is to have all processes, precautions, and measures put into place and executed in such a manner that the expected annual damages are below € 500 thousand (half of the tolerable error specified in the ICS).

Operational risk is the risk of losses resulting from the inadequacy or failure of internal processes, people, or systems or from external events including legal risks. The economic capital requirement for the Group ICAAP is determined by scaling the regulatory capital requirement according to the Basic Indicator Approach to the respective confidence level.

Standards, rules, and processes are derived from the risk policy and documented in manuals. This also includes emergency management manuals, contingency plans, and crisis scenarios, all of which are reviewed annually. The effectiveness of plans and concepts is checked using tests and exercises. The ongoing maintenance and evaluation of the central loss incident database, in which near losses are also documented, helps to ensure the continuous optimisation of operational risks.

In order to complete the tasks outlined above, the Executive Board has appointed an Operational Risk Manager who reports to the RMC and coordinates group-wide implementation.

Given the high importance of information security, the Group has a separate Information Security Officer. Legal risks are minimised through continuous monitoring by the respective business segments and the Legal & Compliance department, and by the appointment of Compliance Officers pursuant to the WAG and § 39(6) BWG.

Operational risk is dictated by the corporate culture and the behaviour of each individual more strongly than market risk and credit risk. With this in mind, the Executive Board has established a Code of Conduct with rules, as such as for corruption prevention, the whistle-blower system, and the complaint handling system.

Regular checks conducted by Internal Audit and Group Internal Audit and an effective internal control system contribute to the further mitigation of operational risks.

Discussion: Benchmark rate reform / IBOR-reform

The most important interbank interest rate benchmarks around the world are being reformed, which includes the replacement of some interbank offered rates (IBORs) with alternative, risk-free rates (RFRs). This switch is also being called the “IBOR reform”. Starting on 1 January 2022 (or 1 July 2023 for selected USD LIBOR rates), no LIBOR benchmark rates will be listed or published.

OeKB Group has a large number of financial instruments that are affected by this reform.

As the OeKB Group primarily maintains business relationships with other credit institutions, credit and market risks are extremely low. The most material risk for OeKB Group relating to the IBOR reform is in operations.

Thus, a Group-wide project group has been tasked with evaluating the affected business segments and ensuring the requisite technical and legal basis for the switch to the risk-free rates (RFRs).

This project group reports directly to the Executive Board and has developed a Group-wide concept for the switch to risk-free rates, evaluated the legal implications, and adapted the IT systems accordingly so that the required new calculation methods and postings can be depicted without problems. The first contracts that are based on SARON and SOFR interest rates were already concluded during the previous financial year.

The following table show the carrying amounts of the loans and advances and liabilities that must be switched from IBOR rates to alternative interest rate conditions in the coming 2022 and 2023 financial years:

€ thousand	Discount rate	Carrying amount of the contracts not yet switched as at 31 Dec 2021	Of which already contractually regulated	Of which not yet contractually regulated
Assets
Loans and advances to banks	USD LIBOR	1,219,374	169,785	1,049,589
Loans and advances to customers	USD LIBOR	130,611	60,974	69,636

Liabilities and equity
Deposits from customers	USD LIBOR	26,597	—	26,597

The debt securities issued include no contracts with IBOR rates that must be switched.

The following table shows the nominal amounts of the derivative financial instruments that must still be switched.

€ thousand	Discount rate	Notional amount of the contracts not yet switched as at 31 Dec 2021	Of which subject to ISDA fallback clause
Derivative financial instruments (incoming side)	CHF LIBOR	1,293,269	1,293,269
	USD LIBOR	6,911,949	6,911,949
Derivative financial instruments (outgoing side)	CHF LIBOR	9,448,294	9,448,294
	USD LIBOR	7,065,351	7,065,351

Derivative financial instruments are concluded according to the ISDA contract (see also Note 19) and thus include a concrete fallback clause governing the procedure to be followed when the benchmark rate is no longer published. OeKB Group will use this clause for all derivative financial instruments, and thus concludes no separate agreements.

The loans and advances to banks and customers pertain above all to loans under the EFS (€ 936.2 million) and development aid loans (€ 413.8 million). As this involves individual contracts with different counter-parties, work to make corresponding agreements is proceeding apace.

OeKB Group expects no material effects from the IBOR reform on the balance sheet or consolidated statement of comprehensive income.

Liquidity risk (ILAAP)

OeKB bank group differentiates between the following types of liquidity risk:

•	The risk of not being able to fully meet present or future payment obligations as they fall due;

•	Refinancing risk, in other words the risk that funding can only be obtained at unfavourable market terms; and

•	Market liquidity risk, in other words the risk that assets can only be sold at a discount.

Liquidity risk management is performed for OeKB Group as a unit, including the Export Financing Scheme.

The Executive Board defines the principles for liquidity risk management and the risk appetite in the Risk Policy and Strategy that is coordinated with the Supervisory Board’s Risk Committee on an annual basis. This refers to liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of at least one month and a target survival period of at least two months have been set for OeKB Group.

The goal of the liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s excellent standing on the international financial markets for decades as an issuer coupled with the high diversification of its financial instruments, markets, and maturities, and most importantly of all the Austrian government guarantee protecting the lenders pursuant to § 1(2a) AFFG combine to facilitate market access even when markets are under special stress. The processes used to measure and manage liquidity risk are documented in the liquidity risk management manual that is adopted by the RMC.

As the overwhelming need for liquidity results from the Export Financing Scheme, the refinancing risk is factored into the risk coverage calculation for the EFS.

The central tool for the measurement of liquidity risk in the narrower sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets.

The average survival period determined by this methodology was roughly eleven months in 2021. OeKB Group defines the survival period as that period for which the current liquidity buffer is sufficient under an assumed combination of simultaneous idiosyncratic and systemic stresses to meet all payment obligations without having to raise additional capital on the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period, the survival period is thus the time available to take any strategic corrective action necessary. A liquidity contingency plan is in place for crisis situations.

OeKB Group’s survival period

Days	2021	2020
Annual average	333	276
Yearly maximum	365	365
Yearly minimum	275	167

The unencumbered liquidity buffer of OeKB Group has the following composition:

Liquidity buffer of OeKB Group

€ thousand	Fair values 2021	Fair values 2020
Cash and cash equivalents	1,245,090	1,605,579
Less minimum reserves	(35,774)	(62,430)

Cash and cash equivalents at central banks	1,209,316	1,543,149
Securities deposited at the central bank	8,513,166	9,164,674
Treasury bills and similar securities eligible for rediscounting	1,272,685	1,246,693
Bonds from other issuers eligible for rediscounting	58,881	56,900

Total	11,054,049	12,011,416

Daily liquidity is ensured on the basis of the needs and coverage calculation, and long-term liquidity is assessed on the basis of the gap analysis. Operational liquidity management is handled by the Treasury department, which reports to the ALCO. Compliance with the survival period requirements is monitored by the Risk Controlling department and reported to the RMC.

OeKB does not manage its liquidity according to the liquidity coverage ratio (LCR) or net stable funding ratio (NSFR). Pursuant to § 3(2)1 BWG, the following legal provisions do not apply: Part 6 of Regulation (EU) No. 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) BWG.

Sustainability risks

OeKB bank group understands sustainability risks to mean environmental, social, or governance events or conditions (ESG risks) that could have a material negative effect on the bank’s asset, financial, or earnings position or reputation. This especially includes climate-related risks in the form of physical and transition risks. Sustainability risks are not a new risk type, but are aspects that are taken into account in the assessment and management of the various financial and non-financial risks.

The management and employees of the OeKB bank group are aware of their responsibility to conduct business in a sustainable manner. This applies both to the sustainability policy in terms of the impacts that business activities have on environmental and social issues as well as to the risks and opportunities that could arise for the business model from changing environmental conditions, such as climate change.

Especially the issue of climate change and potential social and political reactions are a source of rising risks, above all relating to reputation and the business model. For OeKB Group, the direct physical risks are less relevant than the transition risks. At the same time, this harbours opportunities for future growth. For this reason, OeKB is continuing to place a clear focus on the increased consideration of climate risks in its risk management and business strategy. Since 2020, OeKB Group has explicitly integrated climate-based risks and opportunities into the risk policy and strategy.

The causal chain analysis of the effects of climate warming on the different risk types that was implemented for the entire bank group in the 2020 financial year underwent a comprehensive review in 2021. Sustainability risks are also a core aspect of the quarterly risk situation assessment and of the reporting to the RMC, Executive Board, and Supervisory Board. The risk situation is currently viewed as very low and thus immaterial.

All departments of OeKB and the bank subsidiaries are included in the causal chain analysis process. In this, physical and transition risks relating especially to global warming and its impacts on the risk factors are identified and evaluated from a qualitative perspective and with regard to their timing on a five-level scale.

The salient conclusion of this analysis is that the effect is very low and no adjustment of the risk modelling or in the risk coverage calculation is required over the short term (one to three years). ESG factors are already taken into account in the assessment of lending commitments. At the project level, OeKB Group identifies, assesses, and manages climate-related risks starting with the due diligence assessment, which also includes an environmental and social audit in OeKB and OeEB.

Over the medium to long term (five to fifteen years), it is especially transition risks that at least have the potential to impact the business model, reputation, and to a limited degree credit risk. This is above all due to the specific business segments of OeKB Group, which are operated on the basis of legal regulations and at the behest of the Republic of Austria to promote the export and tourism industries and with the goal of development-policy financing. The measures are conducted in close cooperation with the Republic of Austria in conformity with the sustainability strategy (such as the issue of sustainability bonds) not only as the sponsor but also through the extensive guarantees pertaining especially to the credit risks of the Republic of Austria.

The OeKB bank group has also taken key steps towards the implementation of the TCFD (Task Force on Climate-related Financial Disclosures) recommendations since 2020 and discusses these steps in the sustainability report. This is intended to enhance the resilience of our business strategy. Overall, OeKB sees high potential for the Austrian economy and thus for the business segments of the bank group in the transition of the economy.

Thus, ESG factors, especially global warming, have no material impact on the continued operations of the OeKB bank group at present, and there are no reasons to correct the fair values or valuations of financials, including the determination of risk provisions.

For 2022, OeKB Group is planning further steps to implement the TCFD (Task Force on Climate-related Financial Disclosures) recommendations and the preparations relating to the obligations of the EU Taxonomy. Detailed information can be found in the current sustainability report.

Note 38 Details on the risk types

Credit risk

The maximum credit risk essentially encompasses all of OeKB Group’s assets (with the exception of property, equipment, and intangible assets). The maximum credit risk is significantly reduced by the extensive guarantees and sureties, primarily from the Republic of Austria.

Credit rating and country breakdown

The distribution of OeKB Group’s financial instruments measured at amortised cost across rating categories (summary of the master rating scale with six rating levels) was as shown in the table below. Guaranteed assets were assigned to the rating category of the guarantor in the amount of the guarantee.

Credit quality of the financial instruments at amortised cost

€ thousand	Stage 1 net book value	Stage 2 net book value	Stage 3 net book value	POCI net book value	Carrying amount 2021	Carrying amount 2020
Loans and advances to banks
Rating category 1 (AAA/AA)	17,701,925	70,561	3,312	—	17,775,798	19,814,176
Rating category 2 (A)	542,036	—	—	—	542,036	1,294,864
Rating category 3 (BBB)	256,025	—	—	—	256,025	293,686
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6 (CCC or lower)	—	—	—	—	—	3

Total	18,499,986	70,561	3,312	—	18,573,859	21,402,729
Loans and advances to customers
Rating category 1 (AAA/AA)	462,453	63,916	19,404	93,199	638,972	640,752
Rating category 2 (A)	420,268	54,504	—	—	474,772	438,448
Rating category 3 (BBB)	525,692	52,740	—	—	578,431	486,614
Rating category 4 (BB)	9,920	2,018	—	38	11,975	12,622
Rating category 5 (B)	—	—	—	393	393	—
Rating category 6 (CCC or lower)	54	—	—	1,833	1,887	877

Total	1,418,386	173,178	19,404	95,464	1,706,431	1,579,313
Other financial assets (at amortised cost)
Rating category 1 (AAA/AA)	128,150	—	—	—	128,150	139,524
Rating category 2 (A)	125,709	—	—	—	125,709	105,901
Rating category 3 (BBB)	47,021	—	—	—	47,021	47,371
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6 (CCC or lower)	95	—	—	—	95	—

Total	300,975	—	—	—	300,975	292,795

					Value 2021	Value 2020
Credit facilities and commitments to lend
Rating category 1 (AAA/AA)	3,611,505	2,467	—	—	3,613,971	4,622,705
Rating category 2 (A)	50,327	5,020	—	—	55,347	67,231
Rating category 3 (BBB)	56,846	70	—	—	56,916	34,477
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6 (CCC or lower)	—	—	—	—	—	—

Total	3,718,677	7,557	—	—	3,726,234	4,724,413

Credit risk concentrations

The following table shows the geographical breakdown of the loans and advances to banks and loans and advances to customers.

Breakdown of the loan commitments based on the country of the guarantor

	Loans and advances to banks		Loans and advances to customers		Total per country
€ thousand	2021	2020	2021	2020	2021	2020
Austria	19,903,675	21,283,253	1,700,249	1,578,502	21,603,924	22,861,755
France	414,001	782,635	—	—	414,001	782,635
Germany	294,354	639,785	3,923	4	298,277	639,789
Italy	235,233	281,328	—	—	235,233	281,328
Finland	122,123	220,131	—	—	122,123	220,131
Other countries	316,417	381,220	2,260	808	318,677	382,028

Total	21,285,804	23,588,352	1,706,431	1,579,313	22,992,235	25,167,665

Guarantees from national governments had been issued for 92.4% (2020: 90.4%) of the loans and advances to banks and customers.

Determining the expected credit loss (ECL)

The following shows the material input factors, assumptions, and techniques employed by OeKB Group to calculate impairment charges according to IFRS 9 (expected credit loss model). Because of the business model of OeKB Group and its special credit risk situation, the ECL values calculated according to the IFRS 9 are of limited informational value.

Low credit risk exemption

According to IFRS 9, the credit risk can be considered to be low when the rating of the financial instrument is equivalent to an investment grade rating. OeKB Group applies this low credit risk exemption. A non-significant increase is generally assumed when the financial instrument in question has a low default risk (before accounting for collateral) on the reporting date.

OeKB Group defines categories 1 to 10 of the 22 total categories on the internal master rating scale as low default risk. Level 10 corresponds to an S&P rating of BBB-; this means that the classes 1 to 10 correspond to the market’s typical definition of investment grade.

Justification for the use of the low credit risk exemption

OeKB Group is purely a group of special-purpose banks with special, legally mandated tasks for the capital market, the export services, and in the tourism services segment (see Note 1). The majority of the total assets result from the Export Financing Scheme and is governed by special laws (AFFG and AusfFG). Exemptions from the CRR and CRD apply to all activities relating to export (financing) promotion (and to the entire bank group without limitations at the European level), and the subsidiaries are not banks for the purposes of the CRR. The EFS is a self-sustaining promotion system; credit losses do not reduce equity but are posted against the EFS interest rate stabilisation provision or are directly covered by a guarantee from the Republic of Austria (see Note 1). Decades of operational experience have shown no or only minor losses from the portfolios to date.

In line with the EBA Guidelines, OeKB Group regularly monitors the development of credit ratings and reserves the right to take individual financial instruments out of the low credit risk exemption based on an assessment (30-days past due or a different qualitative trigger). This means that the low credit risk exemption is only applied to financial instruments that are of investment grade and that have no qualitative indicators for stage 2 or stage 3.

Definition significant increase in credit risk

The assessment of the significant increase in credit risk is a central aspect of the ECL model. In the event of a significant increase in credit risk, the impairment value must not be the 12-month ECL, but the lifetime ECL (except for instruments to which the low credit risk exemption can be applied).

As OeKB Group uses the low credit risk exemption, the 12-month ECL (stage 1) is generally used. An impairment in the amount of the lifetime expected loss (stage 2) is relevant for financial instruments whose rating is not or is no longer in the investment grade range, if the credit risk increases significantly at the same time (based on quantitative or qualitative characteristics).

Significance criteria

An increase in credit risk is significant when the probability of default (PD) increases significantly. The assessment is conducted quantitatively on the basis of the aggregated probabilities of default (PDs) for the (expected) term of the instrument. OeKB Group has selected a change in the forward lifetime PD as the relative transfer criterion for assignment to stage 2, with the change in the default risk being neutralised over the course of time in the comparison. If the increase exceeds the defined threshold, the instrument is assigned to stage 2 (unless the instrument remains in stage 1 on the basis of the low credit risk exemption).

The thresholds for assessing the significance of the change in the default risk are defined relative to the risk of default upon initial recognition, and more than 250% increase in the forward lifetime PD is seen as significant.

In addition to the quantitative definition, OeKB Group also uses qualitative information to assess a significant change in the default risk. This especially includes significant changes in external market indicators (such as credit spreads) and actual or anticipated significant changes in external credit ratings of a financial instrument or borrower. When such marked developments occur, the significance is assessed on a case-by-case basis. A borrower being past due by more than 90 days generally qualifies as a transfer criterion, and being past due by more than 30 days is an indicator that can be refuted in individual cases.

Collateral is not taken into account when assessing the default risk (except collateral included in the security rating).

Collective stage transfer

Tourism Services segment borrowers are active in the Austrian tourism and leisure industry, the sector that has been hit hardest by the COVID-19 pandemic and the associated lockdowns and travel restrictions. Because the credit arrangements focus on non-city tourism on the one hand and the extensive government assistance measures have proven effective on the other, the ratings of the individual borrowers and their loans were positive in 2021. The rapid spread of the Omicron variant across Europe and Austria since the end of the year and the new restrictions enacted by the government recently caused new uncertainty about the impacts on the winter season and the credit rating outlook for 2022. For this reason, the collective stage transfer instrument will be used for the present homogeneous portfolio as in the previous year, though to a lesser extent based on the experiences to date. Because of the current uncertainty, scenarios were run with the tourism industry being impacted to differing degrees. In the most likely scenario, a material deterioration in creditworthiness was estimated for 10% (2020: 20%) of the loans. The loans that have not already been subjected to a stage transfer on the basis of other qualitative or quantitative criteria are then screened on the basis of the relative increase in probability of default.

Contracts with modified conditions

There are many different reasons why conditions in customer contracts are changed after the fact, even when the business partner’s credit rating has not worsened, such as changed market conditions or early repayments.

One reason in OeKB Group is development and loans used to finance projects in developing and emerging countries. Because projects take different courses, it is normal here to make changes to the times of payout and repayment.

As in the previous year, the majority of the modifications in 2021 resulted from the deferrals voluntarily offered by ÖHT as a promotion agency for the tourism industry, though considerably fewer borrowers made use of this option in 2021. As at 31 December 2021, around 50% of borrowers had exercised this option. Making use of the moratorium does not automatically indicate that the companies are in financial difficulties, however.

As explained in Note 2, the previous contract is terminated and a new financial asset recognised at fair value when substantial contract amendments are made. In cases of minor changes, the difference in the fair value of the contract before and after the amendment is recognised on the income statement.

When significant changes are made, the date of the initial recognition of the new financial asset is also used as the original credit risk for the future calculation of the change in the credit risk, while the original credit risk upon the conclusion of the original contract is still used in the case of minor changes.

If contracts are modified due to the borrower experiencing financial difficulties and with the intention of maximising the future interest and principal payments of this business partner (forbearance), this is in any case a qualitative indicator for the default of the borrower (see also “Definition of default” below). The partner may be returned to the 12-month ECL after a longer period of consistent contract fulfilment and when there are additional indications that the financial difficulties have been overcome.

Calculation of the expected credit loss

The three key parameters for calculating the ECL are the

•	probability of default (PD)

•	loss given default (LGD)

•	exposure at default (EAD).

The derivation of these three parameters is explained below.

Probability of default

Credit rating classification

OeKB Group classifies every credit exposure and assigns every borrower and every financial instrument to a credit rating category on the internal master rating scale based on external ratings from qualified agencies and internal credit assessments. A probability of default is assigned to every rating level and increases exponentially from level to level. These one-year probabilities of default are used for risk management in the sense of the Basel requirements and must therefore be adapted accordingly for use in the ECL calculation.

PIT and FLI adjustments

In the first step, monthly aggregated probabilities of default are determined out to the maximum maturity in the portfolio using conditional probabilities (Bayes’ theorem) in line with the one-year through the cycle PDs used in risk management. The use of the Bayesian scalar approach ensures that the PD values are between 0 and 1.

According to IFRS 9, the PD must not only be estimated for a point in time (PIT), but must also take forward looking information (FLI) into account. This means that OeKB Group adapts the PIT probabilities of default to account for expected future developments in the next step.

Portfolio-specific models that allow a multi-year (up to three years) projection of the portfolio PDs by way of relevant macroeconomic indicators (see also below) are created for these FLI adjustments. These adjustments are applied to the PIT PDs and continued on a tapering basis after the end of the forecasting period to calculate the FLI PDs. The FLI models consist of a multilinear regression of quarterly data over a period typically lasting 10 or more years. The dependent variable is the average probability of default for the portfolio, usually calculated as a share-weighted value. A set of independent variables is selected for each portfolio in collaboration with economic experts and added to the regression. Different compositions are then tested from this set in the regression, with the variants taking into account relative and absolute changes as well as time-delayed effects. The model is selected taking the calculated coefficient of determination and the distribution characteristics of the unexplained variation into account. The most important factors include long-term and short-term interest rates, inflation and the wage trend, GDP, and budget balances. The decisive factors in the tourism model are the development of overnight stays, the Austrian unemployment rate, and Germany’s GDP growth. Due to COVID-19, substantial contributions came from government assistance measures, especially in the tourism segment. In the final step, the FLI adjustments are estimated from projections for the macroeconomic parameters using the regression coefficients.

This forms the base scenario for the changes in the probabilities of default. Because of the great uncertainty about the severity of the COVID-19 pandemic and its impacts on the economy, the ECL calculation is based on three scenarios: an optimistic scenario without significant effects from the Omicron variant; an expected scenario in which the economic upswing is dampened by Omicron and the tourism industry suffers revenue declines; and an adverse scenario involving continued substantial restrictions. These three scenarios for the changes in the probabilities of default differ in the multipliers derived individually for each portfolio. The econometrically calculated scenario is the optimistic scenario. The resulting forward probabilities of default are increased by multiplicative factors for the two other scenarios depending on the vulnerability of the sector. In the expected scenario, this means that the tourism sector, which makes the most significant contribution to the impairment requirements and is being hit hardest by the crisis, exhibits a PD multiplier of 2 in the middle of 2022, which then reach a normal level of 1 in the second half of 2022. In the adverse scenario, the PD multiplier reaches 3 in the first half of 2022 and then declines back to the normal level in the second half of 2023. These significantly better prospects compared with the previous year are also a primary reason for the decreased need for impairment charges.

No PIT or FLI adjustments are applied to the EAD or LGD values.

Definition of default

OeKB Group uses default indicator definitions that are oriented towards Art. 178 CRR. These especially include debtors being past due by more than 90 days, the initiation of bankruptcy / restructuring proceedings against the debtor, and other crisis- related restructuring measures that lead to concessions to the debtor. There may also be other indicators that point to a potential default (such as information about the default of the debtor with other creditors) in individual cases. These must be assessed on a case-by-case basis and are also taken into account in the period from the balance sheet to the preparation of the balance sheet.

Loss given default (LGD) and application of collateral

The loss given default is another central parameter in calculating the ECL. It indicates the amount of the loss in the event of borrower or financial instrument default, in which case fungible collateral must be taken into account.

Because of its business model, OeKB Group does not have sufficient data to derive a statistically significant LGD model, either for a 12-month LGD or for a lifetime LGD.

Therefore, the following approach has been selected in general based on the ICAAP and the values specified in the CRR:

•	LGD for assets economically guaranteed by the Republic of Austria: unchanged 0%.

•	LGD of unchanged 3.25% for reverse repurchase agreements and unchanged 6% for loans with mortgage collateral (ÖHT).

•

LGD for other financial transactions: unchanged 65% (see Art. 161 CRR: senior exposures 45% and subordinated 75%). Note: There are no subordinated exposures at this time; because of the business model and the material portfolios (EFS, bond portfolio), it seems appropriate to apply a higher value than specified in the CRR based on the wide variation in the empirical estimations of LGDs and the comparatively high LGDs found in the literature for bonds.

No collateral is taken into account by way of LGD aside from the cases listed above. Other collateral is not taken into account in the loss given default, but in the PD (multiple default).

The calculation of these multiple default PDs takes the number of collateral items into account. This means that this represents the probability that not only the borrower will default, but also the guarantors at the same time, with the correlation between the borrower and the guarantors being taken into account. This means that the joint probability of default is a cumulative bivariate or trivariate distribution function depending on whether there is one item of collateral or two items of collateral.

Collateral is not taken into account in the PD as part of the staging process, but is only used to calculate the ECLs (for the one-year ECL and the lifetime ECL).

Expected exposure at default (EAD)

The EAD represents the expected gross book value at the time of default. The EADs are modelled on the basis of a monthly observation calculated from the contractual cash flows plus accrued interest according to the effective interest method.

Product-specific credit conversion factors are estimated for undrawn facilities and loan commitments based on empirical experience with degrees of utilisation.

Impairment requirement according to the ECL calculation

The impairment charges are determined by the weighting of the ECLs calculated on the basis of the scenarios, using the following weighting factors: 20% for the optimistic, 60% for the expected, and 20% for the adverse scenario.

Change in loan loss provisions in 2021

€ thousand	Loans and advances to banks	Loans and advances to customers	Other financial assets	Total
Loan loss provisions as at 31 Dec 2020	148	3,542	425	4,115
Additions	2	218	49	269
Disposals	(1)	(213)	(42)	(256)
Stage transfers
Transfers from stage 1 in stage 2	—	668	—	668
Transfers from stage 2 in stage 1	—	(310)	—	(310)
Present value effects and changes in risk parameters	(97)	(2,149)	(222)	(2,467)
Foreign exchange effects and other changes	(4)	(18)	—	(22)

Loan loss provisions as at 31 Dec 2021	48	1,738	211	1,997

Change in loan loss provisions in 2020

€ thousand	Loans and advances to banks	Loans and advances to customers	Other financial assets	Total
Loan loss provisions as at 31 Dec 2019	84	746	231	1,061
Additions	5	417	91	513
Disposals	(15)	(66)	(67)	(148)
Stage transfers
Transfers from stage 1 in stage 2	—	696	—	696
Transfers from stage 2 in stage 1	—	(7)	—	(7)
Transfers from stage 3 in stage 1	—	(6)	—	(6)
Present value effects and changes in risk parameters	73	1,763	171	2,007

Loan loss provisions as at 31 Dec 2020	148	3,542	425	4,115

Because of the extensive guarantees from the Republic of Austria, OeKB Group only has limited need for loan loss provisions. The greatest share of these provisions can be attributed to the Tourism Services segment. These ÖHT loans to Austrian tourism and leisure companies also feature a high collateral quality (guarantees from the Republic of Austria and banks and a limited level of mortgages).

The effects (risks and opportunities) of global warming in particular on the various risk types were evaluated in a causal chain analysis covering the entire bank group. See also Note 37. Among other things, the findings show that ESG factors currently have no material effect on credit risk, meaning that no additional climate-induced adjustments of the loan loss provisions were made beyond the ESG risks already taken into account in the assessment of creditworthiness.

As can be seen in the table above, the loan loss provisions have decreased considerably. This is due to the fact that especially ÖHT borrowers were able to effectively overcome the economic difficulties precipitated by COVID-19 and the fact that the prospects for the tourism industry in particular have improved substantially compared with 31 December 2020. For details on this forward looking information, see “PIT and FLI adjustments” above.

The corresponding gross book values of the impaired financial assets as at 31 December 2021 came to € 18,033.8 million (2020: € 20,081.6 million) for loans and advances to banks, € 1,708.2 million (2020: € 1,582.5 million) for loans and advances to customers, and € 301.2 million (2020: € 293.2 million) for other financial assets. Unimpaired collateral in the amount of € 540.2 million (2020: € 1,321.3 million) is not included in the gross book values.

Sensitivity of the need for impairment charges depending on the economic scenarios (deviation from posted figures):

31 Dec 2021	Optimistic scenario	Expected scenario	Adverse scenario
Impairment requirement	(16)%	(5)%	+32%
31 Dec 2020	Mild scenario	Expected scenario	Adverse scenario
Impairment requirement	(46)%	(2)%	+20%

Market risk

Gap analysis

The following tables show the gap analysis for OeKB Group. The vast majority can be attributed to the Export Financing Scheme.

Gap analysis at 31 Dec 2021

€ thousand	Up to 3 months	3 up to 6 months	6 months up to 1 year	1 up to 5 years	More than 5 years	Carrying amount
Cash and cash equivalents	1,245,090	—	—	—	—	1,245,090
Loans and advances to banks	12,042,942	2,184,797	571,041	4,561,978	1,925,045	21,285,804
Loans and advances to customers	1,111,717	174,954	45,135	131,808	242,817	1,706,431
Bonds and other fixed-income securities	132,062	72,400	227,638	1,432,985	432,452	2,297,536

Total	14,531,811	2,432,152	843,814	6,126,771	2,600,314	26,534,862
Deposits from banks	(942,913)	(49,887)	—	—	(98,750)	(1,091,550)
Deposits from customers	(846,727)	(16,497)	(6,064)	(43,498)	(29,180)	(941,966)
Debt securities issued	(7,828,359)	(391,268)	(2,722,184)	(15,330,439)	(1,774,499)	(28,046,750)

Total	(9,617,999)	(457,652)	(2,728,248)	(15,373,938)	(1,902,429)	(30,080,266)
Gap before derivative financial instruments	4,913,812	1,974,500	(1,884,434)	(9,247,167)	697,885
Effect of derivative financial instruments (nominal amounts)	(10,620,894)	(48,447)	2,328,340	8,627,527	(286,526)

Total	(5,707,082)	1,926,053	443,906	(619,640)	411,359

Gap analysis at 31 Dec 2020

€ thousand	Up to 3 months	3 up to 6 months	6 months up to 1 year	1 up to 5 years	More than 5 years	Carrying amount
Cash and cash equivalents	1,605,579	—	—	—	—	1,605,579
Loans and advances to banks	13,375,591	2,234,303	639,514	5,004,406	2,334,537	23,588,352
Loans and advances to customers	1,259,603	172,859	58,240	43,356	45,254	1,579,313
Bonds and other fixed-income securities	202,583	38,000	135,500	1,448,427	565,812	2,390,321

Total	16,443,356	2,445,163	833,254	6,496,189	2,945,603	29,163,565
Deposits from banks	(1,250,506)	(104,636)	—	—	—	(1,355,142)
Deposits from customers	(680,356)	(20,945)	(6,137)	(40,567)	(22,728)	(770,733)
Debt securities issued	(8,828,112)	(268,575)	(2,909,653)	(15,223,016)	(2,206,073)	(29,435,429)

Total	(10,758,974)	(394,156)	(2,915,790)	(15,263,583)	(2,228,801)	(31,561,304)
Gap before derivative financial instruments	5,684,382	2,051,007	(2,082,535)	(8,767,394)	716,802
Effect of derivative financial instruments (nominal amounts)	(9,088,393)	(31,602)	1,089,896	8,555,406	(525,308)

Total	(3,404,011)	2,019,405	(992,640)	(211,987)	191,494

General interest rate risk in the banking book

In addition to the stochastic interest rate risk calculation in the risk coverage calculation, interest rate risk is also regularly calculated using interest rate scenarios. This also includes the employee benefit provisions. The following table shows the sensitivity of the net present value (PV) of the bank group (present value basis) and the net interest income (NII) (income basis) depending on defined interest rate shocks on the basis of the EBA Guidelines on the Management of Interest Rate Risk Arising from Non-trading Book Activities (EBA/GL/2018/02).

General interest rate risk in the banking book (IRRBB) at 31 Dec 2021

		Parallel shift		Short/long twist		Parallel shift of key currencies
€ thousand	PV/NII	+50 BP	(50) BP	-/+25 BP	+/-25 BP	EUR +25 BP	EUR (25) BP	CHF +25 BP	CHF (25) BP
Interest rate sensitivities on a present value basis (excl. non-interest-bearing assets)
OeKB bank group	1,699,587	(51,213)	56,258	(13,511)	15,792	(52,005)	53,681	25,387	(25,868)
Of which EFS	619,652	(43,276)	45,275	(11,163)	11,484	(49,057)	50,088	25,388	(25,869)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB bank group	92,447	(10,231)	10,283	4,773	(4,772)	14,631	(14,634)	(18,431)	18,463
Of which EFS	2,584	(11,173)	11,066	5,206	(5,225)	14,131	(14,149)	(18,435)	18,467

General interest rate risk in the banking book (IRRBB) at 31 Dec 2020

		Parallel shift		Short/long twist		Parallel shift of key currencies
€ thousand	PV/NII	+50 BP	(50) BP	-/+25 BP	+/-25 BP	EUR +25 BP	EUR (25) BP	CHF +25 BP	CHF (25) BP
Interest rate sensitivities on a present value basis (excl. non-interest-bearing assets)
OeKB bank group	1,680,434	(35,037)	38,677	(11,315)	12,650	(54,419)	55,770	33,657	(34,313)
Of which EFS	614,881	(26,741)	25,962	(7,824)	5,918	(50,584)	51,575	33,658	(34,314)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB bank group	103,260	(4,332)	4,016	1,704	(1,688)	14,865	(14,869)	(18,412)	18,445
Of which EFS	7,055	(5,423)	4,474	2,197	(2,215)	14,279	(14,293)	(18,412)	18,445

The outlier tests pursuant to EBA Guideline 2018/02, came in below 2%, which is well below the stipulated early warning threshold of 15% for regulatory capital according to COREP.

Liquidity risk

The following table shows the maturity structure of the financial liabilities and financial assets. The interest and principal flows are assigned to the individual maturity bands based on the contractual maturities. Positions that are repayable on demand are assigned to the “Up to 1 month” maturity band. Revolving credit facilities are included with a constant degree of utilisation for liquidity purposes, as experience has shown that the degree of utilisation is generally stable. The commitments to lend contain future loan payouts where the capital flows are known but where the interest rate has not yet been set. For this reason, only capital flows are shown for these commitments to lend.

Maturity structure - as at 31 Dec 2021

€ thousand	Total outflows/ inflows	Up to 1 month	1 month up to 1 year	1 up to 5 years	More than 5 years
Financial liabilities
Deposits from banks	(1,108,926)	(418,809)	(134,020)	(393,765)	(162,332)
Deposits from customers	(927,305)	(229,424)	(37,116)	(631,585)	(29,180)
Debt securities issued	(29,092,659)	(4,235,618)	(6,975,341)	(15,903,055)	(1,978,645)
Commitments to lend	—	—	(216,443)	(73,248)	289,691

Total	(31,128,890)	(4,883,851)	(7,362,919)	(17,001,653)	(1,880,467)
Derivative financial instruments
Outflows	(22,496,076)	(1,144,621)	(4,104,903)	(16,733,447)	(513,104)
Inflows	21,976,059	1,057,454	4,314,814	16,097,521	506,270

Total	(520,017)	(87,167)	209,911	(635,926)	(6,834)
Financial assets
Cash and cash equivalents	1,245,090	1,245,090	—	—	—
Loans and advances to banks	21,422,322	509,550	6,820,655	10,435,185	3,656,932
Loans and advances to customers	1,833,104	7,413	201,589	866,679	757,423
Bonds and other fixed-income securities	2,280,375	234	326,185	1,515,863	438,094

Total	26,780,891	1,762,287	7,348,429	12,817,727	4,852,448
Derivative financial instruments
Inflows	24,480,259	3,594,904	4,898,657	14,140,869	1,845,829
Outflows	(23,525,366)	(3,543,713)	(4,252,227)	(13,933,875)	(1,795,551)

Total	954,893	51,191	646,430	206,994	50,278
Guarantees pursuant to § 1(2b) AFFG	5,314,431	386,144	1,023,830	3,421,814	482,642

Liquidity gap	1,401,308	(2,771,396)	1,865,681	(1,191,045)	3,498,067

Maturity structure - as at 31 Dec 2020

€ thousand	Total Outflows/ inflows	Up to 1 month	1 month up to 1 year	1 up to 5 years	More than 5 years
Financial liabilities
Deposits from banks	(1,366,251)	(614,469)	(167,718)	(430,282)	(153,782)
Deposits from customers	(742,733)	(96,928)	(18,584)	(599,152)	(28,070)
Debt securities issued	(29,663,875)	(3,202,810)	(7,971,687)	(16,047,231)	(2,442,148)
Commitments to lend	—	(13,440)	(259,561)	(128,057)	401,058

Total	(31,772,860)	(3,927,646)	(8,417,551)	(17,204,721)	(2,222,942)
Derivative financial instruments
outflows	(26,486,266)	(2,681,163)	(4,635,770)	(17,102,840)	(2,066,493)
Inflows	24,857,921	2,521,372	4,365,675	15,935,239	2,035,636

Total	(1,628,344)	(159,791)	(270,095)	(1,167,601)	(30,857)
Financial assets
Cash and cash equivalents	1,605,579	1,605,579	—	—	—
Loans and advances to banks	23,600,698	1,185,049	5,931,368	12,293,981	4,190,299
Loans and advances to customers	1,696,762	22,162	225,374	788,898	660,328
Bonds and other fixed-income securities	2,347,329	7,834	204,899	1,553,473	581,122

Total	29,250,367	2,820,624	6,361,641	14,636,353	5,431,749
Derivative financial instruments
Inflows	17,559,387	826,192	2,216,770	13,023,255	1,493,170
Outflows	(16,740,144)	(802,818)	(1,998,455)	(12,531,981)	(1,406,890)

Total	819,243	23,374	218,315	491,274	86,280
Guarantees pursuant to § 1(2b) AFFG	4,718,041	416,789	1,106,500	2,799,644	395,109

Liquidity gap	1,386,448	(826,650)	(1,001,190)	(445,052)	3,659,339

The majority of the portfolio can be attributed to the Export Financing Scheme, and existing liquidity gaps can be closed at any time.

Note 39 Scope of consolidation

The following table shows all companies that are included in the financial statements of OeKB Group. In addition to the parent company Oesterreichische Kontrollbank Aktiengesellschaft, the following companies are fully consolidated: Oesterreichische Entwicklungsbank AG, Vienna, OeKB CSD GmbH, Vienna, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna.

Four companies were not consolidated (2020: 4) because they do not have a material influence on the asset, financial, or earnings position of the Group. The combined total assets of these four entities represented 0.02% of the Group’s consolidated total assets, and their combined profit for the year represented less than 0.52% of the Group’s consolidated profit for the year. AGCS Gas Clearing and Settlement AG, in which OeKB holds a 20% stake, was not recognised at the equity book value because its results do not have a material effect on the item “Share of profit or loss of equity-accounted investments, net of tax” and on the item “Equity-accounted investments”. The holding is included in the investments in other unconsolidated companies at fair value (proportionate equity), as is the case with the stakes in other energy clearing companies.

Number of companies consolidated or held at cost

	31 Dec 2021	31 Dec 2020
Fully consolidated companies	3	3
Equity-accounted investments	2	2
Investments in unconsolidated subsidiaries (fair value measurement)	4	4
Investments in other unconsolidated companies (fair value measurement)	10	10

Total	19	19

Companies wholly or partly owned by OeKB

Name and registered office	BWG category		Type of investment		Share- holding	Financial information
Amounts in € thousand	Credit Institution/ Other Company	Segment structure[1]	Directly held	Indirectly held	In %	Reporting date of latest annual accounts as at	Balance sheet total as defined in the UGB	Equity as defined in sec. 224(3) UGB	Profit/ loss for the year	Share of OeKB Group at fair value
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	E	x		100.00%	31 Dec 2021	1,143,016	55,366	4,988
OeKB CSD GmbH, Vienna	CI	C	x		100.00%	31 Dec 2021	36,629	32,430	6,677
Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna	CI	T	x		68.75%	31 Dec 2021	1,220,565	45,430	8,363

Companies wholly or partly owned by OeKB

Name and registered office	BWG category		Type of investment		Share- holding	Financial information
Amounts in € thousand	Credit Institution/ Other Company	Segment structure[1]	Directly held	Indirectly held	In %	Reporting date of latest annual accounts as at	Balance sheet total as defined in the UGB	Equity as defined in sec. 224(3) UGB	Profit/ loss for the year	Share of OeKB Group at fair value
Equity-accounted investments
OeKB EH Beteiligungs- und Management AG, Vienna	OC	O	x		51.00%	31 Dec 2021	103,714	103,231	19,847	66,588
Acredia Versicherung AG, Vienna	OC	O		x	51.00%	31 Dec 2021	157,605	99,942	13,915	50,970
Acredia Services GmbH, Vienna	OC	O		x	51.00%	31 Dec 2021	13,749	12,180	2,315	6,212
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	C	x		50.00%	31 Dec 2021	114,969	13,016	912	6,508
Unconsolidated subsidiaries (fair value measurement in other comprehensive income - OCI)
OeKB Business Services GmbH, Vienna	OC	O	x		100.00%	31 Dec 2021	729	701	102	701
OeKB Zentraleuropa Holding GmbH, Vienna	OC	O	x		100.00%	31 Dec 2021	4,541	4,541	0	4,541
Internationale Tourismus- Investment-Service GmbH, Vienna	OC	T	x		68.75%	31 Dec 2021	133	122	0	84
OeEB Impact GmbH, Vienna	OC	E	x		100.00%	31 Dec 2021	473	326	231	326
Investments in other unconsolidated companies (fair value measurement in other comprehensive income - OCI)
AGCS Gas Clearing and Settlement AG, Vienna	OC	C	x		20.00%	31 Dec 2020	18,428	3,838	205	782
APCS Power Clearing and Settlement AG, Vienna	OC	C	x		17.00%	31 Dec 2020	31,480	3,290	221	619
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	C	x		18.50%	31 Dec 2020	4,577	3,072	2,272	746
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	C	x		12.60%	31 Dec 2020	400,720	6,041	430	706
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	C	x		8.06%	31 Dec 2020	22,694	2,296	25	185
Wiener Börse AG, Vienna	OC	C	x		6.60%	31 Dec 2020	181,385 166,278		41,396	31,966
Einlagensicherung AUSTRIA Ges.m.b.H., Vienna	OC	O	x		0.78%	31 Dec 2020	1,540	515	—	1
European Development Finance Institutions, ASBL, Brussels	OC	E	x		10.00%	30 Sep 2021	4,398	469	—	40
European Financing Partners S.A., Luxembourg	OC	E	x		7.63%	31 Dec 2021	170,060	184	5	14
Interact Climate Change Facility S.A., Luxembourg	OC	E	x		7.69%	31 Dec 2021	196,422	182	9	14

[1]	E = Export Services, C = Capital Market Services, O = Other Services, T = Tourism Services

No interests in investments other than subsidiaries and no interests in subsidiaries are listed on an exchange.

Note 40 Subsidiaries with non-controlling interests

The following table contains material disclosures about Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. It is the only company in OeKB Group with shares held by non-controlling interests, amounting to 31.25%.

Tourism Services segment

€ thousand	2021	2020
Net interest income	10,834	10,738
Profit before tax	14,193	9,581
Profit net of tax	10,718	7,021
Total other comprehensive income, net of tax	6	(124)

Total comprehensive income for the year	10,724	6,897
Total comprehensive income attributable to non-controlling interests	3,351	2,155
Current assets	11,252	21,451
Non-current assets	1,223,539	1,097,971
Current liabilities	14,923	9,731
Non-current liabilities	1,168,848	1,066,895

Net assets	51,020	42,795
Net assets attributable to non-controlling interests	15,944	13,374
Net cash from operating activities	2,875	1,876
Net cash from investing activities	(378)	(374)
Net cash from financing activities	(2,500)	(1,500)

Net cash	(3)	2
Dividend payment to non-controlling interests	(781)	(468)

Note 41 Staff disclosures

During the financial year, the Group had an average of 478 full-time equivalents (2020: 472).

Note 42 Officer’s compensation and loans

The following tables give details of the aggregate compensation of the Executive Board and Supervisory Board members. The remuneration of the Executive Board included salaries, a variable component based on the success of the company, benefits in kind, and payments for defined-contribution benefits after the end of the employment relationship.

Remuneration of the members of the Executive Board

€ thousand	2021	2020
Current benefits	(766)	(839)
Expenses for benefits due after the end of the employment relationship (termination benefits and pensions)	(196)	(232)
Other non-current benefits	(755)	(762)

Total	(1,717)	(1,833)

Remuneration of former members of the Executive Board and members of the Supervisory Board

€ thousand	2021	2020
Former members of the Executive Board	(1,493)	(1,645)
Members of the Supervisory Board	(156)	(159)

No active member of the Executive Board had entitlements under defined-benefit plans.

OeKB Group did not offer share-based payment.

The members of the Executive Board and Supervisory Board did not receive any loans or guarantees from OeKB Group during the financial year, as in the previous year.

Note 43 Other related party transactions

As a specialise-purpose institution for export services and capital market services, OeKB engages in many transactions with its shareholders such as acting as the “Hausbank” under the EFS and as an issuer of securities. In addition to shareholders, OeKB Group also defines companies that are controlled by the Group but not consolidated and companies that are recognised in the consolidated financial statements according to the equity method as related parties (see following table). Individuals who are considered related parties include the members of the Executive Board and Supervisory Board of Oesterreichische Kontrollbank Aktiengesellschaft (see Note 44). All of the following transactions were conducted at arm’s length terms.

The majority of loans and advances to banks stem from transactions with shareholders of OeKB relating to the Export Financing Scheme (EFS). As explained in Note 1, uniform terms that are published on the OeKB website are offered to all customers in the EFS. The majority of the receivables under the EFS feature a guarantee from the Republic of Austria, and the remainder feature a guarantee from another country or an insurance company. The share of interest income generated by credit transactions with shareholders in 2021 came to € 39.8 million or 35.9% (2020: € 54.3 million or 40.6%).

The other financial assets are bonds that were publicly issued by the shareholders of OeKB. The fee and commission income from the investments in other unconsolidated companies resulted primarily from services relating to energy clearing.

The deposits from banks consist of loans extended by shareholders of OeKB to ÖHT to refinance the tourism financing measures.

Transactions between Oesterreichische Kontrollbank Aktiengesellschaft and fully consolidated subsidiaries were not disclosed in the consolidated financial statements because they are eliminated in the consolidation process.

The following balance sheet items include transactions with related parties of OeKB Group:

Related party transactions

€ thousand	Owners of OeKB Group 2021	Investments in unconsolidated subsidiaries and other interests 2021	Equity- accounted investments 2021	Owners of OeKB Group 2020	Investments in unconsolidated subsidiaries and other interests 2020	Equity- accounted investments 2020
Other financial assets	33,242	129	—	28,622	137	—
Loans and advances to banks	13,443,262	—	—	15,044,065	—	—

Assets	13,476,504	129	—	15,072,687	137	—
Deposits from banks	653,929	—	—	660,500	—	—
Deposits from customers	—	68,662	90,200	—	27,038	27,778

Liabilities and equity	653,929	68,662	90,200	660,500	27,038	27,778
Nominal amount of loan commitments, financial guarantees and other commitments	3,635,643	—	—	4,362,825	—	—
Debt securities issued	2,068	—	—	2,004	—	—
Interest income	39,952	6	161	54,286	2	147
Interest expenses	28,332	—	—	21,393	—	—
Fee and commission expenses	14	—	—	461	—	—
Fee and commission income	7,196	2,461	500	6,659	2,420	525
Income from investments	781	2,805	7,915	469	2,159	4,304
Administrative expenses	—	76	67	—		—
Other operating income	1,377	281	1,704	1,369	328	1,576

There were no transactions with the members of the Executive Board or Supervisory Board, as in the previous year.

The following table shows the shareholder structure of OeKB.

All registered shares in OeKB held by BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft (BAWAG P.S.K.) were acquired from P.S.K. Beteiligungsverwaltung GmbH (solely owned by BAWAG P.S.K.) effective 29 December 2021.

Ownership structure of Oesterreichische Kontrollbank AG at 31 Dec 2021

Shareholders	Number of shares held	Shareholding in %
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	217,800	24.750%
UniCredit Bank Austria AG, Vienna	142,032	16.140%
Erste Bank der oesterreichischen Sparkassen AG, Vienna	113,432	12.890%
Schoellerbank Aktiengesellschaft, Vienna	72,688	8.260%
AVZ GmbH, Vienna	72,600	8.250%
Raiffeisen Bank International AG, Vienna	71,456	8.120%
P.S.K. Beteiligungsverwaltung GmbH, Vienna	44,792	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH, Vienna	44,000	5.000%
Oberbank AG, Linz	34,224	3.889%
Beteiligungsholding 5000 GmbH, Innsbruck	26,888	3.055%
BKS Bank AG, Klagenfurt	26,888	3.055%
Volksbank Wien AG, Vienna	13,200	1.500%

Total shares	880,000	100.000%

Note 44 Board members and officials

Members of the Executive Board

Term of office
Name	from	to
Helmut Bernkopf	1 Aug 2016	31 Jul 2023
Angelika Sommer-Hemetsberger	1 Jan 2014	31 Dec 2023

Members of the Supervisory Board

Term of office
Position	Name	from	to

Chairman	Robert Zadrazil	19 May 2009	AGM 2026

First Vice Chairman	Johann Strobl	27 May 2020	AGM 2025

Second Vice Chairman	Willibald Cernko	29 May 2019	AGM 2022

Member	Veronika Bernklau	20 May 2021	AGM 2024

Member	Ingo Bleier	29 May 2019	AGM 2025

Member	Mary-Ann Hayes	29 May 2019	AGM 2024

Member	Dieter Hengl	25 May 2011	AGM 2026

Member	Gerda Holzinger-Burgstaller	20 May 2021	AGM 2022

Member	Peter Lennkh	18 May 2017	AGM 2022

Member	Herbert Pichler	27 May 2020	AGM 2025

Member	Friedrich Spandl	20 May 2021	AGM 2026

Member	Herta Stockbauer	21 May 2014	AGM 2024

Member	Herbert Tempsch	29 May 2013	AGM 2023

Member	Susanne Wendler	18 May 2017	AGM 2022

Member	Robert Wieselmayer	19 May 2016	AGM 2026

Member	Rainer Borns	29 May 2018	20 May 2021

Member	Matthias Heinrich	27 May 2020	20 May 2021

Member	Herbert Messinger	18 Dec 2012	20 May 2021

AGM = Annual General Meeting

Employee representatives

Term of office
Position	Name	from	to

Chairman	Martin Krull	14 Mar 2002	13 Mar 2023

Vice Chairwoman	Erna Scheriau	1 Apr 2001	13 Mar 2023

Member	Elisabeth Halys	1 Jul 2013	13 Mar 2023

Member	Ulrike Ritthaler	14 Mar 2014	13 Mar 2023

Member	Christoph Seper	14 Mar 2014	13 Mar 2023

Member	Markus Tichy	1 Jul 2011	13 Mar 2023

Member	Evelyn Ulrich-Hell	8 Feb 2021	13 Mar 2023

Audit Committee

Position	Name

Chairman	Johann Strobl

Member	Robert Wieselmayer

Member	Martin Krull

Working Committee

Position	Name

Chairman	Robert Zadrazil

Member	Johann Strobl

Member	Martin Krull

Compensation Committee

Position	Name

Chairman	Robert Zadrazil

Member	Willibald Cernko

Member	Johann Strobl

Member	Martin Krull

Member	Erna Scheriau

Risk Committee

Position	Name

Chairwoman	Herta Stockbauer

Member	Robert Zadrazil

Member	Erna Scheriau

Nomination Committee

Position	Name

Chairman	Robert Zadrazil

Member	Johann Strobl

Member	Martin Krull

Government commissioners

	Name	Term of office since
Commissioner	Harald Waiglein	1 Jul 2012
Deputy Commissioner	Johann Kinast	1 Mar 2006

The government commissioners under § 76 of the Austrian Banking Act are also representatives of the Austrian Minister of Finance under § 6 of the Export Financing Guarantees Act.

Government commissioners

	Name	Term of office since
Commissioner	Beate Schaffer	1 Nov 2013
Deputy Commissioner	Karl Flatz	1 Dec 2017

Government commissioners under § 27 of the Articles of Association (supervision of bond cover pool).

Note 45 Legal risks

As of the reporting date, there were no legal risks that would influence the asset, financial, and earnings position of OeKB Group.

Note 46 Events after the balance sheet date

Extensive political and economic sanctions were imposed as a result of the conflict between Ukraine and Russia. These sanctions also cover banks with Russian beneficial owners. The Export Financing Scheme includes two client banks with outstanding credit volumes in the amount of € 471.1 million. All transactions with these institutions are covered by comprehensive guarantees, most from the Republic of Austria. Due to these guarantees, we anticipate no or only minor effects on the EFS. All due payments had been made on time as of the closing date for the annual financial statements.

The EFS also includes outstanding financing volumes in the amount of € 565.6 million with other business partners that are associated with Russia, Belarus, and Ukraine. The sanctions and economic effects of the conflict may have negative impacts on these transactions. All financing arrangements in the EFS are covered by comprehensive guarantees, mostly from the Republic of Austria, so we anticipate no or only minor effects on the EFS.

Note 47 Date of approval for publication

These financial statements will be submitted to the Supervisory Board for approval on 23 March 2022. Additional disclosures in accordance with Part 8 of Regulation (EU) No. 575/2013 (Disclosure Report, in German only) are provided on the OeKB website (www.oekb.at).

Vienna, 4 March 2022

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

HELMUT BERNKOPF	ANGELIKA SOMMER-HEMETSBERGER

Auditor’s Report

Report on the Consolidated Financial Statements

Audit Opinion

We have audited the consolidated financial statements of

Oesterreichische Kontrollbank Aktiengesellschaft,

Vienna, Austria,

and its subsidiaries (the “Group”), which comprise the Consolidated Balance Sheet as at 31 December 2021, and the Consolidated Statement of Comprehensive income, the Consolidated Statement of Cash Flows and the Consolidated Statement of Changes in Equity for the year then ended, and the Notes to the Consolidated Financial Statements.

In our opinion, the consolidated financial statements comply with the legal requirements present fairly, in all material respects, the consolidated financial position of the Group as at 31 December 2021, and its console-dated financial performance and consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to Section 245a UGB (Austrian Commercial Code) and Section 59a BWG (Austrian Banking Act).

Basis for our Opinion

We conducted our audit in accordance with the EU Regulation 537/2014 (“AP Regulation”) and Austrian Standards on Auditing. These standards require the audit to be conducted in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities” section of our report. We are independent of the audited Group in accordance with Austrian company and banking law as well as professional regulations, and we have fulfilled our other responsibilities under those relevant ethical requirements. We believe that the audit evidence we have obtained up to the date of the auditor’s report is sufficient and appropriate to provide a basis for our audit opinion on this date.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, however, we do not provide a separate opinion thereon.

Loans and advances to banks of the Export Financing Scheme

Risk for the Financial Statements

As of 31 December 2021, loans and advances to banks within the scope of the Export Financing Scheme (EFS) amount to 20,308 million EUR or 61 % of the total assets. The Board of Directors describes the Export Financing Scheme under section “OeKB Export Financing Scheme” of the notes.

The EFS of OeKB serves as source of refinancing for domestic and foreign banks if these banks meet

(1)	OeKB’s credit rating criteria (“house bank status”),

(2)	the legal requirements for the assumption of federal liabilities in the form of guarantees with regard to the financed transactions as well as

(3)	the fulfillment of the requirements for management of financing (collateral management).

For the recognition of loans and advances to banks within the scope of the EFS it is necessary that both legal and contractually-defined management criteria will be met. There are federal liabilities for loans and advances to banks within the scope of the EFS. OeKB has established processes and implemented manual and automated controls within its IT systems to monitor proper management. The risk to the financial statements is that federal liabilities may not be recognised due to operational errors in the management which could result to a credit risk for OeKB.

Our Audit Approach

We have performed the following audit procedures in respect to loans and advances to banks within the scope of the EFS:

•

We have identified the processes over the legal and contractually-defined requirements in the respective operating departments and have analysed whether the processes and their implemented controls are suitable to ensure compliance with the management criteria and the adequate valuation of loans and advances to banks within the scope of the EFS of OeKB.

•

In addition, we have tested the key controls established in these areas and essential for the preparation of the financial statements, partly – in case of automated controls – with the involvement of our IT specialists. In the course of our audit, we have tested their design, implementation and operating effectiveness, on a sample basis.

•	In particular, we have focused on the following – partly automated – key controls:

•

Implementation and compliance of controls with regard to legal requirements for the assumption of federal liabilities with regard to the financed transactions as well as for the management of these transactions;

•	Automated reconciliation between the loan amount and the deposited liability;

•	General IT controls for SAP, especially access restriction and change management.

•

Furthermore, we have reconciled the subledger with the general ledger regarding the loans and advances to banks within the scope of the EFS and verified existence of loans by comparing contracts with the system data in test cases. Additionally, we analyzed the development of the portfolio.

Determination of Fair Values of guarantees pursuant to § 1(2b) AFFG (Export Financing Guarantees Act)

Risk for the Financial Statements

Guarantees pursuant to § 1(2b) AFFG in OeKB’s consolidated financial statements as at 31 December 2021 recognised and measured at fair value amount to EUR 5,363 million. The Board of Directors describes the determination of fair values of Guarantees pursuant to § 1(2b) AFFG in Note 3 Determining of fair value of the notes to the consolidated financial statements.

The fair value measurement of of Guarantees pursuant to § 1(2b) AFFG is performed using an internal valuation model. The calculation is carried out for all guarantees by the same method. The selection of the model and the parameters used therein is based on assumptions, that influence the valuation of Guarantees pursuant to § 1(2b) AFFG. This represents a risk for the financial statements.

Our Audit Approach

We have performed the following audit procedures in respect to the determination of the fair values of Guarantees pursuant to § 1(2b) AFFG:

•

We have identified the processes for determining fair values of Guarantees pursuant to § 1(2b) AFFG and assessed their appropriateness. We have tested key controls implemented by the bank in this area, in particular, design, implementation and, on a sample basis, their operating effectiveness.

•	In addition, we have evaluated the valuation models and the input factors in determining the fair values.

Other Information

Management is responsible for other information. Other information is all information provided in the annual financial report, other than the consolidated financial statements, the group management report and the auditor’s report.

Our opinion on the consolidated financial statements does not cover other information and we do not provide any kind of assurance thereon.

In conjunction with our audit, it is our responsibility to read this other information and to assess whether, based on knowledge gained during our audit, it contains any material inconsistencies with the consolidated financial statements or any apparent material misstatement of fact. If we conclude that there is a material misstatement of fact in other information, we must report that fact. We have nothing to report in this regard.

Responsibilities of Management and the Audit Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to Sections 245a UGB and 59a BWG and for such internal controls as management determines are necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Management is also responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intents to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

The audit committee is responsible for overseeing the Group’s financial reporting process.

Auditors‘ Responsibilities

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our audit opinion. Reasonable assurance represents a high level of assurance, but provides no guarantee that an audit conducted in accordance with the AP Regulation and Austrian Standards on Auditing (and therefore ISAs), will always detect a material misstatement, if any. Misstatements may result from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with the AP Regulation and Austrian Standards on Auditing, we exercise professional judgment and maintain professional skepticism throughout the audit.

Moreover:

•

We identify and assess the risks of material misstatement in the consolidated financial statements, whether due to fraud or error, we design and perform audit procedures responsive to those risks and obtain sufficient and appropriate audit evidence to serve as a basis for our audit opinion. The risk of not detecting material misstatements resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or override of internal control.

•

We obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	We evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

We conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our audit report to the respective note in the consolidated financial statements. If such disclosures are not appropriate, we will modify our audit opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

We evaluate the overall presentation, structure and content of the consolidated financial statements, including the notes, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

We obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•

We communicate with the audit committee regarding, amongst other matters, the planned scope and timing of our audit as well as significant findings, including any significant deficiencies in internal control that we identify during our audit.

•

We communicate to the audit committee that we have complied with the relevant professional requirements in respect of our independence, that we will report any relationships and other events that could reasonably affect our independence and, where appropriate, the related safeguards.

•

From the matters communicated with the audit committee, we determine those matters that were of most significance in the audit i.e. key audit matters. We describe these key audit matters in our auditor’s report unless laws or other legal regulations preclude public disclosure about the matter or when in very rare cases, we determine that a matter should not be included in our audit report because the negative consequences of doing so would reasonably be expected to outweigh the public benefits of such communication.

Report on Other Legal Requirements

Group Management Report

In accordance with Austrian company law, the group management report is to be audited as to whether it is consistent with the consolidated financial statements and prepared in accordance with legal requirements.

Management is responsible for the preparation of the group management report in accordance with Austrian Company law.

We have conducted our audit in accordance with generally accepted standards on the audit of group management reports.

Opinion

In our opinion, the group management report is consistent with the consolidated financial statements and has been prepared in accordance with legal requirements. The disclosures pursuant to Section 243a UGB (Austrian Commercial Code) are appropriate.

Statement

Based on our knowledge gained in the course of the audit of the consolidated financial statements and our understanding of the Group and its environment, we did not note any material misstatements in the group management report.

Additional information in accordance with Article 10 AP Regulation

We were elected as auditors at the Annual General Meeting on 27 May 2020 and were appointed by the supervisory board on 27 Mai 2020 to audit the financial statements of the Company for the financial year ended on 31 December 2021.

We have been auditors of the Company, without interruption, since the financial statements at 31 December 1993.

We declare that our opinion expressed in the “Report on the Consolidated Financial Statements” section of our report is consistent with our additional report to the Audit Committee, in accordance with Article 11 AP Regulation.

We declare that we have not provided any prohibited non-audit services (Article 5 Paragraph 1 AP Regulation) and that we have ensured our independence throughout the course of the audit, from the audited Company.

Engagement Partner

The engagement partner is Mr Wilhelm Kovsca.

Vienna, 4 March 2022

KPMG Austria GmbH

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

Signed by:

WILHELM KOVSCA
Wirtschaftsprüfer
(Austrian Chartered Accountant

This report is a translation of the original report in German, which is solely valid. The consolidated financial statements, together with our auditor’s opinion, may only be published if the consolidated financial statements and the group management report are identical with the audited version attached to this report Section 281 (2) of the Austrian Commercial Code applies. This report is a translation of the original report in German, which is solely valid.

REPUBLIC OF AUSTRIA

MAP OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2021 was approximately 8,933,000, according to Statistik Austria estimates. From 2011 to 2021, Austria’s population increased by 6.6%. Vienna, the capital, had a population of 1.9 million in 2021.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 29, 2019. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Alexander Van der Bellen was elected Federal President on December 4, 2016 and assumed office on January 26, 2017. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on January 7, 2020 by a coalition of the Austrian People’s Party and the Austrian Green Party and is led by Karl Nehammer of the Austrian People’s Party as Chancellor and Werner Kogler of the Austrian Green Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2008 Elections	2013 Elections	2017 Elections	2019 Elections	Composition since June 2022
Austrian People’s Party (ÖVP)	51	47	62	71	26
Social Democratic Party of Austria (SPÖ)	57	52	52	40	18
Freedom Party of Austria (FPÖ)	34	40	51	30	10
Austrian Green Party (Grüne)	20	24	—	26	5
The New Austria and Liberal Forum (NEOS)	—	9	10	15	1
Peter Pilz List (PILZ)	—	—	8	—	—
Team Frank Stronach (FRANK)	—	11	—	—	—
Alliance for the Future of Austria (BZÖ)	21	—	—	—	—
Without party affiliation	—	—	—	1	1
Total	183	183	183	183	61

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations, including:

•

the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the European Stability Mechanism (“ESM”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”). Austria is a founding member of the Asian Infrastructure Investment Bank (“AIIB”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 28.9% of the gross value added at current prices in 2021. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. The service sector accounted for 69.8% of gross value added in 2021, while agriculture and forestry produced 1.4% of gross value added.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2017 through 2021. The 2021 GDP at current prices totaled EUR 406.1 billion, representing a 6.6% increase over 2020. In 2021, real GDP (reference year 2015) totaled EUR 365.2 billion, representing a 4.6% increase over 2020. The increase in GDP in 2021 was driven by a rebound of both domestic demand and exports.

GROSS DOMESTIC PRODUCT(1)

	2017	2018	2019	2020	2021	Percentage of 2021 total gross value added
	(Billions of euros at current prices)
Agriculture, forestry and fishing	4.5	4.4	4.2	4.1	4.9	1.4
Industry:
Mining and quarrying; Manufacturing	63.4	66.0	66.9	63.4	68.3	18.8
Electricity, gas and water supply, waste management	9.3	9.4	9.8	10.6	10.3	2.8
Construction	21.1	22.3	23.3	24.2	26.3	7.2

Total Industry	93.9	97.7	100.0	98.2	104.9	28.9
Service activities:
Wholesale and retail trade	37.9	41.1	41.4	38.9	43.8	12.1
Transportation and storage	18.6	19.0	19.4	17.7	18.2	5.0
Accommodation and food service activities	17.2	18.1	18.7	13.0	12.5	3.4
Information and communication	11.7	12.7	13.5	13.3	13.9	3.8
Financial and insurance activities	13.7	14.2	15.0	14.5	15.6	4.3
Real estate activities	32.7	34.1	35.0	36.2	36.7	10.1
Other business activities	32.3	33.8	35.7	34.0	36.5	10.1

	2017	2018	2019	2020	2021	Percentage of 2021 total gross value added

	(Billions of euros at current prices)
Public administration(2)	57.6	59.7	62.0	63.4	67.3	18.5
Other service activities	9.4	9.6	10.1	8.6	8.9	2.5

Total service activities	231.1	242.2	250.7	239.6	253.5	69.8
Total gross value added	329.4	344.3	354.9	342.0	363.3	100.0

Taxes less subsidies on products	39.9	41.0	42.2	39.0	42.8

Gross domestic product Value	369.4	385.3	397.2	381.0	406.1

Volume(3)	359.0	367.8	373.3	349.2	365.2
Percentage change in gross domestic product over preceding year
Value	+3.3	+4.3	+3.1	–4.1	+6.6
Volume(3)	+2.3	+2.4	+1.5	–6.5	+4.6

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2015.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

These GDP results are based on the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union (the “Member States”) which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2017 through 2021.

DOMESTIC EXPENDITURE(1)

	2017	2018	2019	2020	2021	Percentage of 2021 gross domestic product
	(Billions of euros at current prices)
Gross domestic product	369.4	385.3	397.2	381.0	406.1	100.0
Add: Imports	188.0	202.1	207.0	185.2	224.7	55.3

Total demand	557.3	587.4	604.2	566.3	630.8	155.3
Less: Exports	199.6	213.7	221.5	196.7	227.0	55.9
Total domestic demand	357.7	373.7	382.8	369.6	403.8	99.4
Domestic expenditure:
Consumption expenditure:
Households(2)	193.9	200.1	204.7	191.2	202.5	49.9
General government	72.0	74.5	77.3	80.3	88.1	21.7

Final consumption expenditure	265.9	274.6	282.0	271.4	290.6	71.6
Investment:
Machinery and equipment(3)	29.8	30.4	31.3	28.5	33.5	8.2
Construction	39.1	42.5	45.3	44.9	50.6	12.5
Other investment(4)	18.4	19.9	22.3	21.9	23.5	5.8

	2017	2018	2019	2020	2021	Percentage of 2021 gross domestic product
	(Billions of euros at current prices)
Gross fixed capital formation	87.3	92.8	98.9	95.3	107.5	26.5
Changes in inventories(5)	4.5	6.3	1.7	2.4	5.3	1.3

Gross capital formation	91.7	99.1	100.7	97.7	112.8	27.8
Statistical discrepancy	0.0	0.0	0.0	0.4	0.3	0.1
Gross domestic final expenditure	357.7	373.7	382.8	369.6	403.8	99.4

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including weapon systems.
(4)	Intellectual property products and cultivated biological resources.
(5)	Including acquisition less disposals of valuables.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2017 through 2021.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per person employed		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year
2017	101.1	+0.6	103.9	+1.6	102.2	+4.7	103.2	+2.2
2018	101.8	+0.7	106.7	+2.7	106.5	+4.2	105.4	+2.1
2019	102.0	+0.2	109.7	+2.9	106.4	–0.0	107.0	+1.5
2020	96.9	–5.0	111.9	+2.0	102.0	–4.1	108.5	+1.4
2021	98.8	+1.9	115.3	+3.0	112.6	+10.4	111.5	+2.8

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Industry

In 2021, manufacturing accounted for 18.5% of gross value added at current prices, which is 0.4 percentage points above its share in the year before. This increase in the value added share was due to a strong rebound after the previous decline caused by the COVID-19 pandemic. The contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states (16.7%). Austria’s share of the European Union’s (27 countries) manufacturing output remained stable between 2010 and 2021 at 3.1%. The gross value added per employee was the seventh highest among the 27 member states of the European Union in the last few years. In terms of contribution to GDP, machinery and equipment remained the largest sector within the industrial sector in 2020, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and the basic metal products industry. The export intensity in Austrian manufacturing is high. In 2021, approximately 20.1% of exports went to non-European destination countries, primarily in the Americas and Asia, but the EU-27 countries remained the main destination for Austrian exports, capturing approximately 68.1%. In 2020, R&D expenditures were above the European Union average, amounting to 3.23% of GDP.

In 2021, an average of 623,417 active employees were part of the manufacturing industry, while 284,994 persons were actively employed in construction, representing 16.7% and 7.6% of Austria’s wage and salary earners, respectively. Construction accounted for 7.2% of gross value added in 2021.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union fostered competition within Austria’s financial services industry and led to a series of mergers and consolidations. The financial market crisis, automation and widespread use of internet banking have accelerated the pace of adjustment. Furthermore, the COVID-19 crisis fostered cashless payments in Austria. Consequently, the number of banks declined from 923 in 2000 to 519 until mid of 2022 and the number of branches was reduced by 1,214 units. In 2021, the total exposure of Austrian banks towards Central, Eastern and Southeastern Europe (“CESEE”) according to the Bank for International Settlements increased to EUR 279 billion, which amounted to 69% of Austrian GDP. Figures for first half year of 2022 showed a substantial increase in operating profits (+53.4%) building on higher net interest earnings, growing income from fees, and a moderate increase in personnel costs. In the first quarter of 2022, the profitability of Austrian banks (on a consolidated basis) in terms of their return on assets was slightly negative, not in line with the European Union average, which was positive at 0.1%. Consequently, Austrian banks reduced their consolidated tier 1 capital ratio (T1) in the first quarter of 2022 towards 15.72% against 16.67% in the first quarter of 2021.

The insurance industry recorded a premium growth (+3.4%) in the second year of the COVID-19 crisis. The annual report of the Association of Austrian insurance companies shows solid premium growth in both property-casualty insurance and health insurance for 2021, and there was a slight growth in life insurance. Premium volume in property-casualty insurance grew to EUR 10.7 billion (+4.7%) in 2021. Claims were again at a high level of around EUR 7.5 billion in 2021, increasing by 19.2% mainly due to casualties related to natural hazards. In health insurance, premium income increased by 3.7%, claims by 47.3%. The steep increase over the past year is due to changes in definition: Starting with 2021, additions to provisions for future benefits and profit sharing will be included in the payout numbers. Total life insurance premium income grew by 0.6%, with single premiums increasing by 10.8% and recurring premiums decreasing by 0.9%. Benefits paid out decreased by 9.1%.

Output in financial and insurance activities grew 2021 by +1.1% in real terms and by +7.5% in nominal terms, indicating a strong upward shift in the sector’s deflator. The contribution of financial services to Austria’s gross value added increased slightly in 2021 (4.3%).

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2017 through 2020.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2017	2018	2019	2020

	(Tera Joules)
Indigenous primary production:
Electricity	0	0	0	0
Oil and oil products	31,225	29,249	27,643	23,894
Natural gas	43,665	35,968	32,237	26,487
Coal, coke and lignite	0	0	0	0
Renewable energy(1)	453,683	437,742	460,336	469,305

Total(2)	528,573	502,941	520,216	519,685

Gross domestic consumption(3):
Electricity from hydro, wind, PV	189,649	194,653	191,184	190,902
Oil and oil products	513,703	521,732	538,561	460,838
Natural gas	325,584	308,256	321,403	304,907
Coal, coke and lignite	131,632	116,226	122,201	104,515
Renewable energy and waste(1)	297,005	283,335	283,035	284,447

Total(2)	1,457,573	1,424,202	1,456,384	1,345,609

Indigenous primary production as a percentage of gross domestic consumption	36.3	35.3	35.7	38.6

(1)	Fuelwood, biofuels, ambient heat, waste.
(2)	Amounts may not add due to rounding.
(3)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

SOURCE: WDS—WIFO Data System, Macrobond.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and renewable energy including biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of electric and non-renewable energy products in order to meet its demand.

In 2021, 0.571 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 6.9% of the observed refinery intake. The production of natural gas from domestic sources covered 7.4% of total domestic natural gas consumption in 2021. According to the Geological Survey, Austria had proven (and potentially available) reserves of 6.4 billion m3 of natural gas (excluding inert gas) and of 4.8 million tons of crude oil at the end of 2020. OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.In 2021, Austria generated 5.5% less hydro-electricity than in 2020, and 1.0% less wind-based electricity (Total Gross Domestic Production of electricity –3.3% against 2020). Austria remained a net importer of electricity; net imports of total electricity more than tripled in the period from 2010 to 2018, fell sharply in 2019 and 2020, but in 2021 again rose sharply to nearly 10.0% of domestic consumption, including consumption used for pumped storage. Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2021, expenditures for imported energy accounted for 3.4% of Austria’s gross domestic product. Kazakhstan, Libya, Iraq, the Russian Federation, the Republic of Yemen and Algeria were the principal suppliers of crude oil to Austria in 2021. 86.1% of all natural gas imports came from Russia and 7.1% came from Germany (by value), whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached 0.0%. Coal and coke were imported mainly from Poland.

Austria’s reliance on Russia for approximately two-thirds of its natural gas supply exposes Austria to the risk of supply disruptions and increases in gas prices, which could have an adverse effect on Austria’s industry and a large portion of its population, which relies on natural gas for electricity and heating. Various events, including international conflicts and natural disasters, can lead to disruptions in the supply of natural gas from Russia. In early January 2009, for example, as a result of a dispute between Russia and Ukraine, which is a transit country for the gas pipeline between Russia and Austria, Russia’s gas supply to Austria fell by up to 90% during an approximately two-week period. In order to address supply disruptions in the short-term, RAG Rohöl-Aufsuchungs Aktiengesellschaft, an Austrian natural gas storage operator, increased its natural gas storage volumes. In addition, Austrian authorities issued regulations requiring major industrial gas consumers, such as gas-fired power plants, to reduce gas consumption in the event of supply disruptions.

The Russian military attack on Ukraine, which began in February 2022, poses serious risks to crude oil and gas supplies in Austria. If the Russian Federation interrupts its gas supplies or blocks crude oil deliveries from Kazakhstan, Austria’s electricity and industrial production as well as transport and heat supply would be seriously affected.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2021, animal output (e.g., livestock raising and dairy operations) accounted for about 42.0% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 44% of its surface area, or approximately 14,200 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 6.3% of Austria’s exports in 2021.

In 2021, an average of 156,791 individuals was employed in agriculture and forestry, representing 4.0% of Austria’s labor force (measured as full-time equivalents).

Tourism

Austria’s tourism industry benefits from offering many year-round destinations with peaks still emerging in the winter and summer seasons. A large number of international, but also many domestic tourists are attracted by the country’s multifaceted natural and scenic beauties, as well as its rich tradition in cultural attractions.

Since the outbreak of the COVID-19 pandemic, however, Austrian tourism has seen a massive drop in demand for overnight stays of 35.9% in 2020 and of 18.7% in 2021 respectively (against previous years, respectively). Compared to the all-time high of 152.7 million overnight stays in 2019, the current level of 79.6 million equates to a decrease of 47.9%. Due to travel bans and touristic restrictions (lockdowns, restricted or partially shutdown air traffic), foreign demand decreased significantly more than that of domestic travelers (overnight stays 2019/2021: –55.7% versus –25.9%), thus the market share of domestic guests increased from 26.2% in 2019 to 37.2% in 2021.

Among international guests, only five source markets accounted for 82.5% of total overnight demand in 2021, all of them located in Europe, with Germany being the most important (64.2%), followed by the Netherlands (8.7%), Switzerland (4.0%), the Czech Republic (2.9%), as well as Belgium and Luxembourg (2.8%). Due to smaller losses in overnight stays (2019/2021: –43.4%) compared to the international average (2019/2021: –55.7%), the share of foreign demand from German guests increased by 13.9 percentage points in comparison to the level in 2019. In 2021 there were still hardly any long-distance travelers visiting Austria (2019/2021: Taiwan –98.8%, China –97.9%, South Korea –96.4%, Japan –95.8%, Australia –95,4%, India –93.8%, New Zealand –91.4%, Canada –84.9%, South East Asia –83.8%, USA –81.7% and Saudi Arabia –78.0%).

According to the results of the latest Tourism Satellite Account (TSA) for Austria, the share of direct tourism value-added (including business trips, valued in market prices) in GDP accounted for 3.3% in 2020, which is 2.2 percentage points below the pre-crisis value of 2019. For 2021, a further decrease to 3.1% is estimated. Including indirect effects (generated by intermediate deliveries), in 2020, tourism contributed 4.5% to the overall economy (2019: 7.6%, estimate 2021: 4.1%). Based on nominal tourism exports of the 27 EU countries, Austria attained a market share of 4.3% in 2021 (2020: 7.6%, 2019: 5.4%; excluding international transport).

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts according to the balance of payments (the latter also includes spending by foreign guests during day trips).

OVERNIGHT STAYS BY FOREIGNERS AND

FOREIGN EXCHANGE RECEIPTS

	2017	2018	2019	2020	2021
Overnight stays by foreign visitors (thousands)	105,977	110,430	112,765	66,280	49,964
International tourism receipts(1) (millions of Euros)	19,954	21,408	23,129	13,436	9,715

(1)	Including international transport.

SOURCE: Statistics Austria, OeNB; WDS—WIFO Data System, Macrobond.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). With effect from February 20, 2019, ÖBIB was converted into a joint stock company and renamed Österreichische Beteiligungs AG (“ÖBAG”). ÖBAG is wholly-owned by the Republic of Austria.

ÖBAG holds interests in the three listed companies OMV AG (31.50%), Telekom Austria AG (28.42%), and Österreichische Post AG (52.85%). Regarding these holdings:

•	OMV AG is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	Telekom Austria AG is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	Österreichische Post AG is Austria’s leading service provider in mail carriage.

Furthermore, ÖBAG owns stakes in Casinos Austria AG (33.24%) and in APK Pensionskasse (32.97%) and is the sole owner of Bundesimmobiliengesellschaft m.b.H. (BIG), Finanzmarktbeteiligung AG des Bundes in Liquidation (FIMBAG), GKB-Bergbau GmbH, IMIB Immobilien- und Industriebeteiligungen GmbH and Schoeller-Bleckmann GmbH. ÖBAG also manages the 51.00% stake in VERBUND AG, Austria’s largest electricity provider, that is owned by the Republic of Austria. ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

In 2021, approximately 5.9 million persons of working age lived in Austria (15 to 64 years), of which around 4.6 million (77.3%) are to be attributed to the labor force (wage and salary earners, self-employed individuals and unemployed individuals).

The number of employees in active employment was 3,734,366. This includes 839,632 foreign workers, representing 22.5% of the employees. Approximately 60% thereof are EU nationals.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 6.2% in 2021.

The following table sets forth certain information relating to unemployment and wage increases for the years 2017 through 2021:

	2017	2018	2019	2020	2021

	(%)
Unemployment rate (according to Labour Force Survey)	5.9	5.2	4.8	6.0	6.2
Index increase of agreed scale wages	+1.4	+2.8	+3.0	+2.3	+1.7

SOURCE: Eurostat, Statistics Austria. The entry into force of the new Framework regulation on Social Statistics (IESS) in 2021 created changes in the LFS Main Indicators. This table includes the break-corrected 2009Q1-2020Q4 data that are produced in the break correction exercise.

The immediate impact of the COVID-19 pandemic containment measures on employment and unemployment weakened with increasing “lockdown experience”, after the first lockdown in spring 2020 had triggered employment losses as large as last seen almost 70 years ago and the highest unemployment level since World War II. In May 2021, total employment returned to pre-crisis levels.

The labor market situation in 2021 was better than expected in spring 2021, when it was assumed that the pre-crisis level of employment would not be reached until 2022. In fact, the pre-crisis level was already exceeded on average in 2021. Nevertheless, there is still a need to catch up in the contact-intensive sectors of accommodation and food service activities, transporting and storage, and here in particular in land and air transport, arts, entertainment and recreation, and personal services, but also in travel agencies, where the pre-crisis level has not yet been reached again.

In 2021, the majority of the total employed population (73.9%) had a job in the tertiary sector. Another 21.9% were working in the secondary sector and 4.2% in the primary sector.

The following table sets forth certain information relating to employment for the years 2017 through 2021:

	2017	2018	2019	2020	2021

	(As % of total employment)
Primary sector	4.7	4.4	4.2	4.3	4.2
Secondary sector	21.5	21.7	21.8	22.0	21.9
Tertiary sector	73.8	74.0	74.0	73.7	73.9

SOURCE: WDS—WIFO Data System, Macrobond.—Employment according to National Accounts definition (jobs).

The employment rate differs by age and gender. In the age group from 15 to 24 years, 50.1% of people were working in 2021. This is rather high by international comparison and due to the popular apprenticeship system in Austria. Young men choose this type of education more often than women, while women tend more towards full-time school-based education and tertiary education: According to higher education statistics (Statistics Austria), the number of students in Austria increased by +11,725 (+3.1%; men +2.0%, women +4.0%) in the academic year from 2019/20 to 2020/21. The share of women among students rose from 54.8% to 55.3%. In the age group from 15 to 24 years, 54.6% of men and 45.7% of women were employed in 2021. Between 25 and 49 years, the employment rate was 87.1% and 80.4% for men and women, respectively (2021). A large gender gap in employment can also be found in the age group 50 to 64, which is primarily due to the varying retirement age between men and women. The employment rate of men and women aged between 50 and 64 was 70.9% and 60.0%, respectively (2021).

The following table sets forth the employment rate in percent by age and gender for the years 2017 through 2021:

Sex	Age	2017	2018	2019	2020	2021
Total	15 to 24 years	50.6	51.3	51.6	50.2	50.1
Total	15 to 64 years	72.2	73.0	73.6	72.4	72.4
Total	15 to 74 years	64.2	64.9	65.3	64.1	63.9
Total	25 to 49 years	84.2	84.7	85.2	83.8	83.8
Total	50 to 64 years	63.7	65.2	65.9	65.3	65.4
Men	15 to 24 years	52.1	53.9	54.8	52.7	54.6
Men	15 to 64 years	76.2	77.4	78.0	76.5	76.7
Men	15 to 74 years	68.4	69.6	70.0	68.5	68.4
Men	25 to 49 years	87.3	88.2	88.7	86.8	87.1
Men	50 to 64 years	70.5	72.0	72.3	71.6	70.9
Women	15 to 24 years	49.0	48.7	48.4	47.8	45.7
Women	15 to 64 years	68.2	68.6	69.2	68.3	68.1
Women	15 to 74 years	60.0	60.3	60.7	59.8	59.5
Women	25 to 49 years	81.2	81.2	81.8	80.7	80.4
Women	50 to 64 years	57.0	58.6	59.7	59.2	60.0

SOURCE: Eurostat, Macrobond, WIFO.—Data according to Labour Force Survey (persons). 2021 time series break due to survey changeover.

Austria’s social security system includes health, maternity, disability and old age benefits, workers’ compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. In 2021, 99.9% of Austria’s population was covered by health insurance (Main Association of Social Security Institutions, 2022), which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget.

According to ESSPROS (European System of Integrated Social Protection Statistics) the social expenditure to GDP ratio was 32.8% in 2021 (preliminary). This corresponds to a decrease of 1.2 percentage points compared to the previous year (34.1%), when spending on social benefits expanded due to the COVID-19 pandemic and the nominal GDP decreased in 2020. Compared to 2019 the social expenditure ratio 2021 (preliminary) increased by 3.5 percentage points. Two-thirds of the increase in expenditure since 2019 are caused by the high level of unemployment resulting from the crisis. Unemployment insurance expenditure doubled since 2019. In 2021 (preliminary) 43.5% of the social expenditures were used for old age, 5.0% for survivors’ pensions, 26.1% were spent on health care and sickness, 8.6% were used for family allowances, 5.5% for disability, 9.4% for unemployment policy and 1.9% for housing and social inclusion.

The Austrian statutory pension system for employees, self-employed persons and farmers in gainful employment includes old-age, surviving and disability pensions. The first pillar is an earnings-related pay-as-you-go scheme. Occupational and private schemes as second and third pillar have a limited role in overall provisions. About 89.0% of old age income is out of the first, 3.8% out of the second and 7.2% out of the third pillar in 2020. The current statutory retirement age is 65 years for men and 60 years for women with an increase by 0.5 year-steps per year between 2024 and 2033. The early retirement age for long-term insured (40 years of gainful employment) is 63. For women, this type of pension will therefore be relevant from 2028.

In the past decade, major pension reforms were passed by the Austrian parliament with the goal to strengthen the actuarial calculations, to reduce early retirement through abolition of specific types of early retirement schemes, to increase retirement age as well as to increase deductions for each year of early retirement. The deductions for early retirement range from 1.8% per year for heavy workers and 5.1% for long time insured. Each year of gainful employment counts for 1.78% for the pension payment which means that after 45 insurance years the replacement rate is 80.1% of average lifetime gross income. As a consequence of past reforms, the gross replacement rate of 80.1% now requires 45 insurance years, up from 40 years. All pensions are fully subject to income tax and health insurance contributions.

To avoid a substitution from early exits from the labor market to disability pension, there was a reform of the disability scheme as well. People born 1964 or later have no access to time-limited disability pensions from January 1, 2014 onwards. The reform is accompanied by a set of measures like rehabilitation programs, upgrade of skills etc., to re-integrate this group of workers into the workforce.

Overall, the reforms had positive effects: the average retirement age increased from 60.8 in 2012 to 61.8 in 2021 (old age pensions) and from 52.5 in 2012 to 54.4 in 2021 (disability pensions) (Main Association of Social Security Institutions, 2022). The employment rate (based on employment data by the Federation of Social Insurances (DVSV)) is also increasing, especially among women aged 55-59 (from 48.1% in 2012 to 70.1% in 2019 and 73.6% in 2021), but also among men aged 55-64 (from 46.5% in 2012 to 61.3% in 2019 and 62.2% in 2021).

According to the most recent pension projections (November 2021) for 2020 to 2026 by the Austrian “Pension Commission”, pension expenditures are expected to decrease from 12.45% of GDP in 2020 to 12.28% of GDP in 2026. In 2020, 2.97% of pension expenditures (including poverty-preventing payments to pension beneficiaries) in relation to GDP were financed out of the federal budget; by 2026 this will increase to 3.26% of GDP. Recent pension reforms led to a dampened growth in pension expenditures. The effect of the reform measures dampens the dynamics of pension expenses in the period monitored. But high unemployment also dampens pension savings, which does not narrow the gap between pension contributions and expenditures.

Foreign Direct Investments

The amount of inward foreign direct investment increased by 7.0% in 2021, after decreasing by 5.1% in 2020. Inward foreign direct investment mainly originated from the 27 EU member states (54%), but this share has been decreasing over the last decade (2010: 62.7%). The largest EU investors in 2021 were Germany (32.1%) and Italy (5.8%). All European countries together accounted for 81.6% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (12.8%), as well as Switzerland (8.2%). Overseas, the United States (7.2%) and Canada (2.5%) were the most important investors in Austria, while the United Arab Emirates, Japan, and Hong Kong held shares of 4.7%, 2.0% and 1.3%, respectively.

Looking at the sector level, investment in the services sector, which accounted for 89.9% of inward foreign direct investment in 2021, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in professional, scientific and technical service activities (51%), financial intermediation (16.6%) and trade (10.8%). Important manufacturing industries in which foreign entities acquired major interests were the chemical industry (accounting for 2.7% of total foreign direct investment in 2021), the manufacturing of computers, electronic and optical products (1.4%) and the manufacturing of machinery and equipment (1.3% of total foreign direct investment in 2021). Growth in inward foreign direct investment was most dynamic in the fields of information and communication services (+93.8%), electricity, water supply, waste collection and treatment (+41.1%), and financial intermediation (+29.7%). Professional, scientific and technical services (+11.9%) and financial intermediation (+29.7%) were the largest contributors to the +12.1% overall increase in foreign direct investment in 2021.

Recent Developments

EU Response to the COVID-19 Pandemic

On April 9, 2020, the economic and finance ministers of the euro area member states, the EU commissioner for economic and financial affairs, taxation and customs and the president of the European Central Bank (“ECB”), put forward three immediate safety nets worth EUR 540 billion to minimize the fallout on the economy from the COVID-19 pandemic:

•

The temporary support to mitigate unemployment risks in an emergency (SURE) scheme was set up to help people keep their jobs during the crisis. The scheme provides loans to member states of up to EUR 100 billion to cover part of the costs related to the creation or extension of national job retention schemes.

•

In addition to the EUR 40 billion already leveraged to bridge short-term financing needs of small and medium-sized enterprises (SMEs), the European Investment Bank (EIB) Group further supported businesses by creating a pan-European guarantee fund providing loans up to EUR 200 billion for SMEs throughout the EU.

•

The European Stability Mechanism (ESM) set up a Pandemic Crisis Support scheme based on an existing precautionary credit line. The scheme consists of loans available to all euro area member states up to 2% of their GDP and amounts to EUR 240 billion.

Furthermore, the EU amended its budget for 2020 by adding EUR 3.1 billion to respond to the COVID-19 pandemic. The additional funds were used, among other things, to purchase and distribute medical supplies and boost the production of testing kits. Finally, the EU enabled maximum flexibility in the application of EU rules on state aid measures to accommodate exceptional spending to support businesses and workers. In the field of monetary policy, the European Central Bank announced a EUR 750 billion pandemic emergency purchase program.

On May 27, 2020 the European Commission put forward a proposal for a European recovery plan comprising a reinforced EU multiannual financial framework for 2021 to 2027 amounting to EUR 1.85 trillion, including a new recovery instrument, Next Generation EU, of EUR 750 billion.

On July 21, 2020 EU leaders successfully agreed on the recovery plan for Europe, accepting the European Commission’s proposal outlined above with slight adjustments. The EU’s recovery fund is composed of EUR 390 billion in grants and EUR 360 billion in loans. Allocation of grants to Member States is based on population size, GDP per capita and unemployment rates.

On September 11, 2020, the EU Council agreed to add EUR 6.2 billion to the EU 2020 budget to address the impact of the COVID-19 pandemic and to fund inter alia the vaccine strategy. The revised budget increased payments for the Emergency Support Instrument (ESI) by EUR 1.09 billion to ensure the development and deployment of a COVID-19 vaccine. The European Commission used this money as a down-payment for pre-ordering vaccine doses.

The draft amending budget also increased payments by EUR 5.1 billion for the Corona Response Investment Initiative (CRII) and the Corona Response Investment Initiative Plus (CRII+). The money was used to cover the additional needs for cohesion funding forecast until the end of the year 2020. The CRII redirected unspent money from the EU budget to tackling the COVID-19 pandemic, whilst the CRII+ relaxed the cohesion spending rules to increase flexibility.

On December 17, 2020, following the European Parliament’s consent on December 16, 2020, the EU Council adopted the regulation laying down the EU’s multiannual financial framework for 2021 to 2027. In line with the EU Council’s proposal of July 2020, the regulation provides for a long-term budget of EUR 1,074.3 billion (at 2018 prices) for the Member States, including the integration of the European Development Fund. Together with the new recovery instrument of EUR 750 billion, which is specifically aimed at addressing the consequences of the COVID-19 pandemic, the regulation will allow the EU to provide an unprecedented EUR 1.8 trillion of funding to be spent by 2027 to support recovery from the COVID-19 pandemic and the EU’s long-term priorities across different policy areas with new and reinforced priorities, including green and digital transitions.

On January 28, 2021 the European Commission prolonged and expanded the State Aid Temporary Framework adopted on March 19, 2020 to December 31, 2021. Due to the persistent economic uncertainty in certain sectors, the previous ceilings per company have been effectively doubled and now range from EUR 225,000 to EUR 1.8 million. For companies with turnover losses above 30% during the eligible period, the Member State can further support the company with an amount equal the amount of fixed costs of the company that are not covered by their revenues.

During its February 2021 plenary session, the European Parliament approved the rules establishing the EUR 672.5 billion (at 2018 prices) Recovery and Resilience Facility (the flagship EU program in the EUR 750 billion COVID-19 recovery plan), for which a provisional agreement was reached in December 2020. The facility will comprise grants amounting to EUR 312.5 billion (in 2018 prices) and the remainder will be available to the member states in the form of loans. The European Commission will have to make commitments by the end of 2023 for the full amount of grants to EU countries and the full amount must be paid out by the end of 2026. Loans will be provided at the request of member states by the end of 2023. This amount is capped for each member state with 6.8% of the country’s gross domestic product.

Recipients of these funds must use the money in line with EU priorities spanning from the green and digital transition to sustainable growth and measures for improving education and skills. National plans should allocate at least 37% of the budget to climate and biodiversity and a further 20% to digital measures. The rules prohibit the funding of measures that cause significant harm to environment (the “do no significant harm” principle).

On November 18, 2021, the European Commission decided to prolong until June 30, 2022 the State Aid Temporary Framework (originally set to expire by December 31, 2021). In order to further accelerate the recovery, the European Commission also decided to introduce for an additional limited period two new measures to create direct incentives for forward-looking private investment and solvency support measures for small and medium-sized enterprises.

On November 25, 2021, the European Parliament secured an additional EUR 479.1 million for its priorities for the EU’s 2022 budget, including funding for the post-pandemic recovery and financing 200 million doses through the Covax mechanism for global vaccination.

Response of the Austrian Government to the COVID-19 Pandemic

In order to fight the health effects of the outbreak of the COVID-19 pandemic and to protect the country’s critical infrastructure, the Austrian government imposed four periods of nationwide lockdowns between mid-March 2020 and January 2022, including several drastic containment measures (limits on tourism, closure of schools and universities, cancellation of events and the introduction of social-distancing).

To absorb the negative impacts on the Austrian economy of the pandemic and necessary countermeasures, the Austrian government set up an aid package worth EUR 47 billion, mainly consisting of EUR 7 billion for health care, EUR 5 billion for guarantees and liabilities, EUR 5 billion for emergency aid, and a coronavirus assistance fund totaling EUR 14 billion. The EUR 5 billion emergency aid fund was established to provide rapid initial assistance to those affected, without excessive red tape. EUR 10 billion have been used to finance coronavirus induced job retention schemes, whereby companies agree to avoid employee layoffs by reducing working hours, with the government making up some of the employees’ lost income. In addition to this emergency aid, EUR 14 billion was made available from a coronavirus assistance fund, aimed at supporting those businesses that are experiencing significant declines in turnover. Support from this fund can be used for loans amounting to three months’ turnover. Parts of such loans will no longer have to be repaid. This debt relief consists of up to 75% of fixed costs and of perishable or seasonal goods which have lost all value due to the crisis. The aim is to resolve problems caused by liquidity shortfalls, fixed costs and value depreciation on goods.

According to WIFO’s Economic Outlook for 2022 and 2023, the economic forecast has deteriorated worldwide which also has consequences for the expected recovery in Austria. Leading indicators point to a slowdown in economic activity, which will mainly affect industry in 2022. By contrast tourism will make a disproportionately high contribution to economic growth in 2022. After an increase of 4.6% in the previous year, WIFO expects real GDP to grow by 4.8% and by 0.2% in 2022 and 2023, respectively. The favorable trend on the labor market is expected to continue in both forecast years. For 2022, employment is expected to increase by 2.7%, and by 0.5% in 2023. Due to the brisk demand for labor, unemployment has been declining year-on-year since March 2021. This trend is expected to continue over the forecast period. The unemployment rate, which stood at 8.0% in 2021, is expected to fall to 6.4% in 2022 and to slightly rise again to 6.7% in 2023.

Due to the ongoing economic recovery described above, the Fiscal Advisory Council in its “Executive Summary and Recommendations” as of June 30, 2022, expects a significant reduction in the budget deficit: The Council’s forecast for the years 2022 and 2023 assumes a net deficit of 2.9% and 1.4% of GDP, respectively (2020: 5.9% of GDP). In 2022, government spending will remain at the high level of the previous year despite the discontinuation of large parts of the COVID-19 aid, as new economic policy measures will be introduced, mainly to the consequences of the war in Ukraine (energy relief packages, establishment of a gas reserve). From 2023 onward, the increase in government spending will be less pronounced.

Russian Invasion of Ukraine

Response of the European Union: Since February 23, 2022, the EU agreed on eight packages of measures to respond to the Russian invasion of Ukraine and the preceding build-up of military and diplomatic tensions. The packages include, among others, sanctions against members of the Russian State Duma as well as sanctions and asset freezes against other individuals and entities, restrictions on economic relations with the non-government controlled areas of the Donetsk and Luhansk oblasts, restrictions on the ability of the Russian state and government to access the EU’s capital and financial markets and services, a SWIFT ban for seven Russian banks, sanctions against Belarus in response to its involvement in Russia’s military invasion, a ban on all transactions with certain state-owned enterprises, and a broad range of trade restrictions as well as export and import bans (e.g. concerning iron, steel¸ crude oil and refined petroleum products as well as luxury goods).

Economic Impact of the Conflict on the European Union and Austria: Natural gas imports from Russia can hardly be replaced by imports from alternative sources in the short term. Therefore, the escalation of the Russia-Ukraine conflict affects the economy in the euro area primarily through rising energy prices, but also through increasing food prices. In January 2022, energy prices contributed roughly 35% to the Austrian inflation rate. Interruptions of natural gas supplies over a longer time span without recourse to alternatives would be expected to cause shortages by late fall 2022 at the latest, which would directly affect the chemical, fertilizer, pharmaceutical and plastics industries. To cushion the economic impact of the war in Ukraine on Austria, mainly in the fields of energy cost and inflation adjustment, the government set up three support packages. These packages amount to approximately EUR 33 billion over a time horizon from 2022 to 2026, the largest of which is the third package with a volume of ca. EUR 27 billion. These support measures comprise temporary short-term measures amounting to EUR 6.5 billion and structural long-term measures of EUR 20 billion. The Fiscal Advisory Council expects that parts of this budgetary burden can be offset by the triggered macroeconomic stimulus (especially in the area of nominal consumption) and therefore assumes that the self-financing of the package will amount to EUR 8 billion. Due to the current and expected high inflation in the coming years, there will be additional cumulative inflation-related budget surpluses of EUR 3.4 billion in the years 2022 to 2026. In total, the support package and the inflation trend up to 2026 will result in a cumulative additional budgetary burden of EUR 15 billion.

According to WIFO’s Economic Outlook, GDP growth for 2022 will be 4.8% and the annual inflation rate is expected to surge to 8.4%.

Austrian banks are in international comparison most exposed to Russian risk through their local subsidiaries and claims. As of September 2021, Austria ranked third across Western economies in terms of total claims to Russian customers and was the most affected country in terms of those claims in relation to the gross domestic product. However, the Russian crisis is unlikely to exert systemic risks on the domestic banking system since only 4% of Austrian banks’ foreign claims were related to Russia.

Refugee Crisis: The Russian invasion of Ukraine has forced people to flee their homes seeking safety, protection, and assistance. In the first week of the Russian invasion, more than a million refugees from Ukraine crossed borders into neighboring countries, and many more are on the move both inside and outside the country. As the situation continues to unfold, an estimated 10 million people may flee Ukraine. Under the Temporary Protection Directive, the EU decided to grant temporary protection in any EU member country to former residents of Ukraine, who left the country to escape war since February 24, 2022. Temporary protection will last for at least one year and may be extended depending on the situation in Ukraine. Rights under the Temporary Protection Directive include a residence permit, access to the labor market and housing, medical assistance, and access to education for children. As of June 30, 2022, approximately 72,000 displaced persons from Ukraine had been registered in Austria.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On January 1, 1995, Austria joined the European Union and since then has taken part in all steps of deeper EU integration and participated in the enlargement process of the EU. Over the past 25 years, foreign trade has substantially gained in importance for the Austrian economy. In 2021, exports of goods at current prices (EUR 165.5 billion) corresponded to a share of 41% of GDP, compared to 23.9% in 1995. Austrian exports of goods increased considerably by 16.1% in 2021, after a decrease of 7.1% in 2020 due to the COVID-19 pandemic. The strong growth momentum in 2021 was observed despite deterioration in international supply chains and was driven by pandemic-related rebound effects. In 2021, imports of goods rose even more strongly by 23.2% compared to 2020 and amounted to EUR 178.4 billion at current prices. The import share in GDP increased from 27.5% (1995) to 43.9% (2021). Imports in 2021 were pushed by strong demand for consumer durables. At the same time supply constraints were less noticeable in Austrian imports than in production and exports. Paired with sharp increases in import prices due to price hikes in energy and raw material markets, for all these reasons, the Austrian trade balance (according to foreign trade statistics and excluding services) amounted to a deficit of EUR 12.9 billion, which reflected a considerable deterioration by EUR 11 billion compared to 2020.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of goods of Austria in the years 2017 through 2021.

FOREIGN TRADE IN GOODS

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports

	(Millions of euros)			(%)
2017	141,940	147,542	–5,603	96.2
2018	150,071	156,056	–5,985	96.2
2019	153,502	157,817	–4,316	97.3
2020	142,566	144,421	–1,855	98.7
2021	165,586	178,446	–12,860	92.8

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

During 2021, around 68% of Austria’s foreign trade was conducted with EU member states. Austria’s exports to the 27 EU member states rose by 17.0% in 2021, after a decrease of 5.9% in 2020 due to the COVID-19 pandemic. Accounting for 30.2% of exports and 33.1% of imports, Germany represents Austria’s most important trading partner. In 2021, exports to Germany increased by 15.0%, while imports from Germany rose by 17.1% compared to 2020. In general, Austria’s international trade links are still highly concentrated on the Common European Market. In particular, Austria’s trade relations with the EU 13, the new member states since 2004, account for 19.1% of total exports and 16.0% of total imports. In 2021, exports to the EU 14, the EU member states as of December 31, 2004 (EU 15 without the United Kingdom), increased by 15.9%, while exports to the EU 13 increased slightly more, by 19.9%. Additionally, exports to countries outside of the European Union rose by a total of 14.4% (United States +19.4%). The export share of the United States represented 6.7% of total exports, and the United States constitutes Austria’s third most important trading partner. Accounting for 2.9% of total exports, China ranks ninth among Austria’s top export destinations; however, in 2021 there was also a significant rise of 23.1% in Austrian exports to China. In terms of product groups, exports of machinery and transport equipment represent by far the most important group of Austrian exports; they increased by 12.7% in 2021, after a decline of 11.9% in 2020 as a result of the COVID-19 pandemic.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE IN GOODS

(2015 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(1)
Year	Price index	Volume index	Price index	Volume index
2017	100.5	107.4	101.2	109.2	99.3
2018	102.2	111.7	103.5	112.9	98.7
2019	101.1	115.4	103.4	114.3	97.7
2020	99.9	108.5	101.4	106.7	98.5
2021	106.1	118.6	109.4	122.2	97.0

(1)	Export price index divided by import price index, expressed in percentages.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2017 through 2021.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2017	2018	2019	2020	2021	Percentage of 2021

	(Millions of euros)
Exports (f.o.b.):
Food and live animals	7,964	8,109	8,565	8,836	9,594	5.8
Beverages and tobacco	2,332	2,559	2,819	2,897	3,119	1.9
Crude materials, inedible except fuels	4,480	4,879	4,746	4,276	5,850	3.5
Mineral fuels, lubricants and related materials	2,785	3,274	3,570	2,810	4,154	2.5
Animal and vegetable oils, fats and waxes	228	240	258	272	353	0.3
Chemicals and related products, n.e.s.	19,842	19,897	21,571	22,182	25,288	15.2
Manufactured goods classified chiefly by material(2)	30,920	32,919	31,870	28,731	35,343	21.3
Machinery and transport equipment	56,696	60,239	61,763	54,398	61,308	37.0
Miscellaneous manufactured articles	16,692	17,956	18,339	18,164	20,607	12.4

Total exports(3)	141,940	150,071	153,502	142,566	165,586	100.0

Imports (c.i.f.):
Food and live animals	9,733	9,792	10,213	10,161	10,716	6.0
Beverages and tobacco	863	960	1,039	1,010	1,182	0.7
Crude materials, inedible except fuels	5,914	6,397	6,095	5,818	8,235	4.6
Mineral fuels, lubricants and related materials	10,701	12,755	12,283	8,258	13,912	7.8
Animal and vegetable oils, fats and waxes	434	407	434	472	683	0.5
Chemicals and related products, n.e.s.	20,273	21,193	21,843	20,951	26,235	14.7
Manufactured goods classified chiefly by material(2)	23,383	24,998	24,439	22,943	29,114	16.3
Machinery and transport equipment	52,499	54,827	56,832	50,450	58,089	33.1
Miscellaneous manufactured articles	23,743	24,726	24,639	24,359	29,280	16.4

Total imports(3)	147,542	156,056	157,817	144,421	178,446	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2017 through 2021.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2017	2018	2019	2020	2021	Percentage of 2021

	(Millions of Euros)
Exports (f.o.b.):
EU countries(2)
Germany	42,864	45,235	45,033	43,431	49,925	30.1
Italy	9,103	9,762	9,754	8,823	11,211	6.8
Czech Republic	5,267	5,666	5,405	5,083	6,030	3.6
Hungary	4,823	5,114	5,588	4,948	6,134	3.7
Other EU countries	33,107	34,967	36,661	34,104	39,466	23.8

Total EU 27 countries	95,164	100,745	102,441	96,389	112,766	68.1
Other countries
United Kingdom	3,905	4,198	4,496	4,080	4,440	2.7
Switzerland	7,002	7,013	7,263	7,479	8,172	4.9
Russian Federation	2,185	2,105	2,362	2,118	1,998	1.2
Other Eastern European countries(3)	1,986	2,050	2,306	2,050	2,479	1.5
United States	9,661	10,601	10,242	9,297	11,100	6.7
Japan	1,382	1,529	1,613	1,522	1,704	1.0
China	3,699	4,055	4,459	3,915	4,821	2.9
All other countries	16,956	17,774	18,319	15,715	18,106	10.9

Total exports(4)	141,940	150,071	153,502	142,566	165,586	100.0

Imports (c.i.f.):
EU countries(2)
Germany	54,399	55,850	55,226	50,515	59,1510	33.1
Italy	9,088	9,955	10,368	9,119	11,571	6.5
Czech Republic	6,350	6,789	6,628	6,014	7,762	4.4
Hungary	3,958	4,192	4,296	3,872	4,684	2.7
Other EU countries	28,284	30,665	31,308	29,246	35,770	20.0

Total EU 27 countries	102,079	107,451	107,827	98,766	118,937	66.6
Other countries
United Kingdom	2,468	2,869	2,831	2,144	2,779	1.5
Switzerland	7,625	6,802	6,068	7,617	9,726	5.5
Russian Federation	2,765	3,291	2,762	2,171	4,670	2.6
Other Eastern European countries(3)	1,871	2,016	2,317	2,211	2,745	1.5
United States	5,813	5,984	7,093	5,259	5,700	3.2
Japan	2,149	2,240	2,245	2,050	2,243	1.3
China	8,505	9,110	9,828	10,187	13,106	7.4
All other countries	14,266	16,292	16,846	14,016	18,541	10.4

Total imports(4)	147,542	156,056	157,817	144,421	178,446	100.0

(1)	Based on movements of goods.
(2)

The EU consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain and Sweden.

(3)	Albania, Belarus, Bosnia and Herzegovina, Kosovo, Macedonia, Moldova, Montenegro, Serbia and Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), the central bank of the Republic of Austria, for the years 2017 through 2021.

BALANCE OF PAYMENTS(1)

	2017	2018	2019	2020	2021
	(Millions of Euros)
Current account	5,075	3,485	9,471	11,345	1,439
Goods	1,086	1,118	4,369	3,394	–337
Exports	140,058	149,248	152,776	139,930	167,969
Imports	138,972	148,130	148,407	136,535	168,306
Services	10,135	9,904	9,655	8,048	2,449
Exports	59,403	64,238	68,460	56,744	59,080
Imports	49,268	54,334	58,806	48,696	56,631
Primary income	–3,463	–3,773	–1,137	3,379	1,826
Secondary income	–2,682	–3,765	–3,415	–3,476	–2,499
Capital account	–280	–2,322	–67	–410	106
Financial account	8,563	4,555	14,691	4,494	–4,048
Direct investment	–2,962	1,526	4,650	10,729	7,302
Portfolio investment	19,338	3,476	–3,414	–13,258	9,878
Other investment(2)	–3,806	–1,812	12,247	4,433	–25,964
Financial derivatives	–899	–761	1,398	1,105	583
Reserve assets	–3,108	2,125	–190	1,484	4,153
Errors and omissions	3,769	3,392	5,287	–6,441	–5,593

(1)	New presentation scheme BPM6. Amounts may not add due to rounding.
(2)	Includes currency and deposits, loans, trade credit and advances, SDR allocations, etc.

SOURCE: OeNB.

Because of the strong negative effects of COVID-19 related restrictions on foreign trade in goods and tourism services, the positive current account balance decreased and amounted to EUR 1.4 billion, or 0.4% of gross domestic product. The higher energy bill turned the 2020 surplus in net imports of goods into a deficit of EUR –0.3 billion. The lower surplus in the current account resulted primarily from the lockdown-induced drop in tourism exports, while spending on tourism-related imports recovered in 2021. The surplus in services trade remained positive despite the COVID-19 related setback of tourism revenues and amounted to 0.6% of gross domestic product. The financial account showed a net capital inflow in 2021, mainly driven by an inflow of currency and deposits (EUR –21.3 billion). The balance of portfolio investment reversed in 2021 such that outflows of capital dominated over foreign investment in Austria. This reversal reflected strong demand by domestic investors for foreign equities and investment certificates, while demand from foreign investors for domestic fixed income securities was particularly weak.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating member states of the European Union, including Austria. The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2017	1.1297
2018	1.1810
2019	1.1195
2020	1.1422
2021	1.1827
Monthly average
January 2022	1.1314
February 2022	1.1328
March 2022	1.1019
April 2022	1.0819
May 2022	1.0579
June 2022	1.0566
July 2022	1.0179
August 2022	1.0128
September 2022	0.9904
October 2022 (through October 19, 2022)	0.9782

SOURCE: Bloomberg.

The exchange rate of the euro started into the year 2022 at 1.1355 USD per EUR and closed September 2022 at 0.9748 USD per EUR. During the nine months ended September 30, 2022, the euro reached its low at 0.9565 USD per EUR on September 28 and its high at 1.1464 USD per EUR on February 4.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law.

The OeNB is supervised by a General Council (Generalrat) consisting of ten members: the President and Vice-President of the OeNB, and eight members appointed by the Federal Government for a term of five years. Pursuant to the National Bank Act, the members of the General Council shall comprise senior members from the practical sphere of the economic life besides lawyers and economists. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the member states; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the member states. Each NCB’s capital share is based on the respective member state’s share in the population and the GDP of the EU. As of December 31, 2021, the OeNB had a share of 2.3804% in the subscribed capital of the ECB.

By establishing the ECB, the participating member states abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating member states, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of December 31, 2021, Austria had a total of 520 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	35 joint stock banks and private bankers

•	49 savings banks

•	6 regional mortgage banks

•	338 rural credit cooperatives

•	9 small business credit cooperatives

•	4 building and loan societies

•	57 special purpose banks

•	22 branches of foreign banks

In 2021, the number of credit institutions in Austria decreased by 23 from 543 to 520. The development was driven by mergers of small banks, mainly cooperative banks (Raiffeisenbanken, Volksbanken), in order to create bigger and more competitive units. This process of consolidation is ongoing and will lead to a further reduction of banks in 2022.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation. The leverage ratio of Austrian based credit institutions decreased slightly in 2021 from 7.7% to a level of 7.6%. Overall lending by Austrian banks to non-banks increased by 3.7% over the same time frame, with loans to domestic non-financial corporations and loans to households increasing (4.1% and 4.7%). Loans to the general government increased by 3% in the first half of 2020 compared to the first half of 2019.

In 2021, the total operating profit of all Austrian-based credit institutions increased by 22.3% compared to 2020. In contrast, there was a decrease in income from financial transactions (-32.8%) and an increase in interest income (4.5%) as well as in commission income (+12.5%). Furthermore, 2021 saw an increase in securities and participating interests (+42.47%) as well as Operating income increasing by 9.7% along with operating expenses, which increased by 4.46%. As a result, the cost/income ratio decreased to 67.21%. Six Austrian banks (Addiko Bank, Erste Group, BAWAG P.S.K, Volksbank Wien AG, Raiffeisen Bank International as well as one Raiffeisen Landesbank) together with Russian owned Sberbank Europe AG are supervised under the Single Supervisory Mechanism (SSM).

Exposure to Peripheral European Countries and Eastern European Regions and Countries

As of June 30, 2020 the total international exposure (claims) of Austrian banks amounted to EUR 425 billion or 113% of Austrian GDP. As Austrian banks have strongly focused their activities on countries in Central, Eastern and Southeastern Europe (“CESEE”), they are only marginally exposed to the “peripheral” euro zone markets that faced difficult economic conditions during the sovereign debt crisis, namely Cyprus, Spain, Greece and Portugal. The exposure of Austrian banks to CESEE is fairly large, but broadly diversified. As of June 30, 2021, majority-Austrian-owned banks had a total exposure of EUR 269 billion to the CESEE area, which represents an increase of EUR 29 billion compared to June 30, 2020.

In a year on year comparison, the net profit (after tax) of Austrian banks’ CESEE subsidiaries amounted to EUR 1.4 billion in the first half of 2021, an increase of 56%. Austrian banks’ subsidiaries in CESEE – in particular those in Hungary and the Czech Republic – still benefited from relatively benign economic conditions. Subsidiaries operating in the Czech Republic, Russia, Romania and Slovakia were the most important host markets in terms of their contributions to the consolidated profitability of Austrian banks in the first half of 2021.

The aggregate loan loss provision ratio of Austrian banks’ CESEE subsidiaries stood at around 2.2% in June 2021, slightly down from 2.3% the year before. The foreign currency loan volume of Austrian banks’ subsidiaries in CESEE amounted to EUR 28.8 billion in June 2021, which represents a decrease of 82.7% compared to the end of 2010. These declines are mainly due to supervisory measures (including from the FMA, which established minimum standards for granting foreign currency loans).

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the member states that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of the last maintenance period in 2021 – lasting from November 3, 2021 to December 21, 2021 – the Austrian share amounted to approximately 2.9% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2021. In the course of 2021, required reserves increased slightly from approximately EUR 4.2 billion to EUR 4.5 billion in the last maintenance period in 2021. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. The ECB left this rate unchanged at its historic low of 0.00%.

The following table sets out Austria’s official reserve assets as at December 31, 2019, 2020 and 2021.

		December 31, 2019	December 31, 2020	December 31, 2021
Official Reserve Assets		21,016	24,844	30,005
1.	Foreign currency assets (in convertible foreign currencies)	6,838	7,766	7,509
	(1a) Securities	6,447	7,434	7,371
	(1b) total currency and deposits with:	391	432	138
	(i) other national central banks BIS and IMF	390	432	138
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	0	0	0
2.	IMF reserve position	905	1,091	1,261
3.	SDRs	2,078	1,989	6,746
4.	Gold (including gold deposits and gold swapped)	21,190	13,898	14,489
	- volume in millions of fine troy ounces	9	9	9
5.	Other reserve assets	-994	0	0
	- financial derivatives	-994	0	0
	Other Foreign Currency Assets	1,313	1,313	1,170
	- securities not included in official reserve assets	1,025	521	965
	- deposits not included in official reserve assets	285	253	203
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	2	3	1

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2010/29. According to these calculations, there were EUR 41,583 million banknotes in circulation in Austria as at December 31, 2021.

Policy Responses to the Global Financial and Economic Crisis. In response to the tensions in the financial markets and the loss of confidence in the financial sector overall in the wake of the global financial and economic crisis, a number of measures were taken at the EU and euro area level in recent years to restore confidence in the financial sector and prevent market disruptions. These measures were, or continue to be, mainly directed at preserving adequate capitalization of financial institutions, at enhancing credit support measures to improve bank lending and liquidity in the euro area money market, at safeguarding the flow of credit from financial institutions to the real economy and, most recently, at addressing the risk of a prolonged period of low inflation. A central role was, and continues to be, played by the ECB, which introduced a number of non-standard monetary policy measures, including, among others, asset purchase programs, long-term refinancing operations and measures aimed at increasing collateral availability. These measures are unprecedented in nature, scope and magnitude and aim to safeguard the primary objective of price stability and ensure an appropriate monetary policy transmission mechanism.

In September 2012, the ECB announced Outright Monetary Transactions in secondary markets for euro-denominated sovereign bonds in the euro area aimed at enabling the ECB to address severe distortions in government bond markets. In June 2014, the ECB announced several measures designed to enhance the functioning of the monetary policy transmission mechanism by supporting lending to the real economy. In particular, the ECB decided to conduct a series of targeted longer-term refinancing operations (“TLTROs”). These TLTROs are aimed at improving bank lending to the euro area non-financial private sector (defined as euro area households and non-financial corporations), excluding loans to households for mortgage purchases, for a period of two years. Through its asset purchase program, which currently consists of a covered bond purchase program, an asset-backed securities purchase program, a public sector purchase program and a corporate sector purchase program, the ECB seeks to provide monetary stimulus to the economy in a context where key ECB interest rates are at their lower bound and to further ease monetary and financial conditions, making access to financing cheaper for firms and households. As of November 19, 2019, following the re-launch of the program, monthly purchases of public and private sector securities are intended to amount to EUR 20 billion. The ECB has announced that it intends to carry out these purchases until the Governing Council sees a sustained adjustment in the path of inflation that is consistent with its aim of achieving inflation rates below, but close to, 2% over the medium term. In March 2016, the ECB announced four additional TLTROs with four-year maturities (“TLTROs II”) to be conducted quarterly from June 2016 to March 2017. Furthermore, the ECB announced another series of TLTROs on March 7, 2019 (“TLTROs III”) consisting of a series of seven operations with a maturity of three years, starting in September 2019.

Counterparties exceeding the lending benchmark will borrow at an interest rate that can be as low as 25 basis points below the interest rate on the deposit facility. This means that these counterparties will, in fact, be paid for their lending efforts if they exceed their benchmarks since the interest rate on the deposit facility is currently below zero. Like the previous TLTROs, the TLTROs II and TLTROs III are intended to promote bank lending to the euro area non-financial private sector and again exclude mortgage loans. Banks will be able to borrow larger amounts through TLTROs II compared to the previous TLTROs.

Monetary Policy Response to the COVID-19 Pandemic. On March 2020 the ECB launched a pandemic emergency purchase program (“PEPP”) to counter the risks of the coronavirus pandemic to the monetary policy transmission mechanism and the economic outlook of the euro area. This temporary asset purchase program has an overall envelope of EUR 750 billion, with assets class eligibility coinciding with existing asset purchasing programs, including a waiver of eligibility for Greek government bonds. The ECB pledged to keep this program intact for as long as the COVID-19 pandemic persists, but in any case, until the end of 2020.

On December 10, 2020, the ECB announced a significant recalibration of its monetary policy instruments in view of the economic fallout due to the resurgence of the COVID-19 pandemic. These include, among others, the decision of the governing council of the ECB (the “Governing Council”) to increase the PEPP by EUR 500 billion to a total of EUR 1,850 billion and to extend the horizon for net purchases under the PEPP to at least the end of March 2022. In addition, the reinvestment of principal payments from maturing securities purchased under the PEPP was extended until at least the end of 2024. Furthermore, the Governing Council recalibrated the conditions of the third series of targeted longer-term refinancing operations (“TLTRO III”) by extending the period over which considerably more favorable terms will apply by 12 months to June 2022. Three additional operations will also be conducted between June and December 2021. The Governing Council also decided to raise the total amount that counterparties will be entitled to borrow in TLTRO III operations from 50% to 55% of their stock of eligible loans. In order to provide an incentive for banks to sustain the current level of bank lending, the recalibrated TLTRO III borrowing conditions will be made available only to banks that achieve a new lending performance target. Moreover, the Governing Council extended the duration of the set of collateral easing measures it adopted in April 2020 to June 2022, and decided to offer four additional pandemic emergency longer-term refinancing operations (“PELTROs”) in 2021, which are expected to continue to provide an effective liquidity backstop.

On July 21, 2022, the ECB Governing Council approved the Transmission Protection Instrument (TPI). The Governing Council assessed that the establishment of the TPI is necessary to support the effective transmission of monetary policy. In particular, as the Governing Council continues normalizing monetary policy, the TPI is supposed to ensure that the monetary policy stance is transmitted smoothly across all euro area countries. TPI purchases are focused on public sector securities with a remaining maturity between one and ten years. Jurisdictions in which the Eurosystem might conduct purchases under the TPI must fulfill a cumulative list of criteria to ensure sound and sustainable fiscal and macroeconomic policies.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (the Court of Accounts) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the member states agreed on the Treaty of Maastricht (the “Treaty”) in 1992 as well as on the main elements of a Stability and Growth Pact (the “Pact”) established in 1997.

According to the Treaty, the ratio of gross government debt to GDP of a member state must not exceed 60% at the end of the preceding fiscal year. If the debt ratio is in excess of 60% of GDP and the gap between the debt ratio and the 60% reference value is, on average, reduced by 1/20th annually, the fiscal requirements are considered to be met; the 1/20 debt reduction rule is designed such that one-off measures like the debt effects due to the financial crisis or debt accrued due to crisis support to other member states will be subtracted before the 1/20 reduction assessment is applied.

According to the Pact, which was last amended in 2013, member states must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). Under the TFEU and the Pact, a member state whose general government deficit exceeds the reference value of 3% of GDP or is non-compliant with the debt requirement if its general government debt is greater than 60% of GDP and is not sufficiently diminishing and approaching 60% of GDP at a satisfactory pace becomes subject to the Excessive Deficit Procedure (“EDP”).

Under the EDP, the Economic and Financial Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the member states. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend measures aimed at correcting the excessive deficit and will review the corrective measures taken by the member state. For those member states whose currency is the euro, the Pact contemplates a set of financial sanctions. Those member states can be required to provide a non-interest bearing deposit of up to 0.2% of the previous year’s national GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a member state’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, the deposit can turn into a fine of up to 0.2% of the previous year’s national GDP and a variable component (whereas no fine should exceed 0.5% of GDP, annually). The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. the European Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the European Commission’s recommendation. “Other relevant factors” are also taken into account in the steps leading to the decision on the existence of an excessive deficit (breach of the deficit and/or debt criterion). For instance, in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the member state concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term, triggering an EDP may be avoided. Those member states not being subject to an EDP must adhere to the so-called preventive arm of the Pact. The preventive arm of the Pact aims to ensure sound budgetary policies over the medium term by setting parameters for member states’ fiscal planning and policies during normal economic times (medium-term budgetary objective and expenditure benchmark), while taking into account the ups and downs of the economic cycle.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union (the “TSCG”) entered into force. Since then it has been ratified by 26 signatories (all EU member states except for the Czech Republic). Its provisions are binding for euro area member states, while the other member states will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact” (Title III of the TSCG). The fiscal compact binds 23 EU member states. These are the 19 euro area countries plus Bulgaria, Denmark, Croatia and Romania who have chosen to opt-in. It is accompanied by a set of common principles, including the role and independence of monitoring institutions. The TSCG is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact and reinforces its rules. The fiscal compact requires contracting parties to ensure convergence towards the country-specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP for countries with a debt-to-GDP-ratio in excess of 60% or of 1.0% of GDP for states with a debt-to-GDP-ratio below 60%. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules were required to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply, the matter can be brought to the Court of Justice of the European Union by one or more of the other Contracting Parties. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of euro area member states. In other cases, payments shall be made to the general budget of the European Union. A full assessment of the transposition of the fiscal compact into national law was provided by the European Commission in February 2017. Five countries (Spain, Slovenia, Belgium, Greece and Luxembourg) were requested to complete the transposition of the provisions of the fiscal compact into national law. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant member state has ratified the TSCG by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by euro area member states to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. The fiscal compact entered into force in Austria as of January 1, 2013. In Article 16 of the TSCG a political agreement is enshrined, according to which within five years of its entry into force steps should be taken in order to incorporate the substance of that Treaty into the legal framework of the European Union. Accordingly, on December 6, 2017 the European Commission presented a corresponding proposal for a Council Directive. This is currently being discussed.

Response to the European Sovereign Debt Crisis

Temporary Financial Assistance. In 2010, the European Union and euro area member states established temporary stability mechanisms to safeguard the financial stability amid severe tensions in euro area sovereign debt markets: the European Financial Stabilisation Mechanism (“EFSM”) and the European Financial Stability Facility (“EFSF”). Through the EFSM, the European Commission was allowed to borrow up to a total of EUR 60 billion on behalf of the EU under an implicit EU budget guarantee. The EFSF, which no longer engages in new financing programs, had a lending capacity of EUR 440 billion backed by effective guarantees extended by the euro area member states totaling EUR 726 billion. The EFSF will be dissolved and liquidated when all financial assistance provided to euro area member states and all funding instruments issued by the EFSF have been repaid in full. As of September 2022, the EFSF had outstanding bonds and bills of approximately EUR 197 billion.

European Stability Mechanism. Since October 2012, the ESM, which was established as an intergovernmental organization under public international law by the euro area member states, has been assisting in preserving the financial stability of the European Economic and Monetary Union. As of July 1, 2013, it assumed the tasks fulfilled by the EFSF and is the primary support mechanism for euro area member states experiencing, or threatened by, severe financing problems, if such assistance is deemed indispensable to safeguard financial stability of the euro area as a whole and of its member states. The ESM issues bonds or other debt instruments in the financial markets to raise capital to provide assistance to euro area member states. Unlike the EFSF, which is based upon guarantees by euro area member states, the ESM has total subscribed capital of approximately EUR 705 billion provided by euro area member states, which provides it with a lending capacity of EUR 500 billion. Close to EUR 81 billion of the ESM’s subscribed capital is in the form of paid-in capital with the balance of EUR 624 billion being callable capital. The contribution of each euro area member state is based on the ECB capital key. On this basis, Austria’s contribution amounts to approximately 2.8% of the aggregate contributions to the ESM. Austria has contributed approximately EUR 2.2 billion of paid-in capital to the ESM.

The approval procedure for financial assistance from the ESM is activated upon a request from a member state to the Chairperson of the ESM’s Board of Governors and is provided subject to conditions appropriate to the instrument chosen. The initial instruments available to the ESM have been modeled upon those available to the EFSF and include the extension of loans to a euro area member state in financial difficulties, interventions in the primary and secondary debt markets, precautionary programs, and the extension of loans to governments, or since December 2014 directly to affected financial institutions, for the purposes of recapitalizing financial institutions. Each instrument is to be linked to a memorandum of understanding which sets forth the conditions for financial support that the member state has negotiated with the European Commission in liaison with the ECB, as well as the monitoring and surveillance procedures established to ensure the member state is progressing towards financial stability. In principle, decisions to grant financial assistance are taken by mutual agreement. However, in the event that the European Commission and the ECB both conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, an emergency procedure requires a qualified majority of 85% of the votes cast. As of September 2022, the ESM had loans outstanding to Spain, Cyprus and Greece of approximately EUR 89.9 billion.

On November 30, 2020, the Eurogroup in inclusive format (i.e., the economic and finance ministers of all EU Member States) agreed on the reform of the ESM with a view to strengthening the Economic and Monetary Union and the European Banking Union. The reform aims to further develop the ESM toolkit and strengthen the role of the ESM in the design, negotiation and monitoring of financial assistance programs. It will also provide for the establishment of a common backstop to the Single Resolution Fund (SRF) in the form of a credit line from the ESM, providing a financial safety net for bank resolutions in the Banking Union, which will help to protect financial stability. The common backstop will replace the Direct Recapitalization Instrument, which currently allows the ESM to recapitalize systemic and viable euro area financial institutions under specific circumstances as a last resort measure. These changes aim to strengthen the resilience and crisis resolution capacities of the euro area. By September 2022, the Amending Agreement to the ESM-Treaty has not yet entered into force.

Croatia will adopt the Euro on 1 January 2023 and will subsequently become Member of the ESM.

Financial Assistance to euro area member states

Greece. From May 2010 to August 2018, Greece has been receiving financial support from euro area member states and the IMF respectively to cope with its financial difficulties and economic challenges. This support comes in the form of economic adjustment programs.

Under the first economic adjustment program, agreed in May 2010, Greece received a total amount of EUR 73 billion, of which approximately EUR 53 billion was provided by euro area member states through bilateral loans (the “Greek Loan Facility” or “GLF”) and EUR 20 billion by the IMF; Austria contributed approximately EUR 1.56 billion. While the IMF loans have already been repaid, the repayment of the GLF started in June 2020.

The second economic adjustment program, financed by the European Financial Stability Facility (EFSF) and the IMF was approved in March 2012. The EFSF program expired at the end of June 2015. The outstanding EFSF loans to Greece under the second program amount to approximately EUR 130.9 billion; IMF loans were fully repaid in April 2022.

In July 2015, the Greek government submitted a request to the Board of Governors of the European Stability Mechanism (ESM) for further stability support. Following approval the ESM was able to disburse up to EUR 86 billion in financial assistance to Greece over a three-year period ending in August 2018. Disbursements were contingent upon the Greek government’s progress in delivering on certain policy conditions set forth in a memorandum of understanding which aimed to enable the Greek economy to return to a sustainable growth path based on sound public finances, enhanced competitiveness, high employment and financial stability. At the end of the program total disbursements of ESM financial assistance to Greece amounted to approximately EUR 61.9 billion, of which EUR 59.9 billion were outstanding as of the end of September 2022.

Ireland. The first euro area member state to receive support by the EFSM and EFSF was Ireland. The financial assistance, agreed upon in December 2010 and provided subject to compliance with an economic adjustment program, consisted of financial support in a total amount of EUR 85 billion, including EUR 22.5 billion financed through the EFSM, EUR 17.7 billion through the EFSF and EUR 22.5 billion through the IMF. The financial assistance program for Ireland expired as planned in December 2013. Ireland remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the EU has been repaid. Ireland has already repaid all of its outstanding loans to the IMF.

Portugal. Following Portugal’s application for support in early April 2011, financial assistance was provided until mid-2014. The total financial package, to which the EFSM, the EFSF and the IMF contributed, amounted to EUR 78 billion. After the conclusion of the final review mission in May 2014, the Portuguese government decided to exit its macroeconomic adjustment program without a successor arrangement. Portugal remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the EU has been repaid. Portugal has already repaid all of its outstanding loans to the IMF and in October 2019 repaid the first tranche (EUR 2 billion) of its loan to the EFSF voluntarily.

Spain. In June 2012, the Spanish government requested financial assistance from the euro area member states for the recapitalization of certain of its financial institutions. The finance ministers of the euro area member states agreed that the Fund for Orderly Bank Restructuring, acting as agent of the Spanish government, would receive the funds and direct them to the financial institutions concerned. The assistance was initially approved by the EFSF and then transferred to the ESM (without applying seniority status). The financial assistance program was successfully concluded in January 2014. The ESM has disbursed a total of EUR 41.3 billion to the Spanish government for the recapitalization of the country’s banking sector. Spain remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the ESM has been repaid. As of the end of September 2022, Spain had already repaid EUR 17.6 billion, in large part voluntarily.

Cyprus. The economic adjustment program for Cyprus was formally agreed in 2013. The program, financed by the ESM and the IMF, addressed Cyprus’ financial sector imbalances including an appropriate downsizing of the country’s financial sector, fiscal consolidation, structural reforms and privatization. The program expired in March 2016 as planned with disbursements by the ESM amounting to EUR 6.3 billion. Cyprus remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the ESM has been repaid. Cyprus has paid back all outstanding IMF loans.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2017 to 2020 were audited by the Rechnungshof and approved by the Nationalrat. The accounts 2021 are the Draft Federal Budget.

For further information concerning the budget for the fiscal years 2017 to 2021, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2017	2018	2019	2020	2021(1)

	(Millions of euros)
I. General Account
Federal Government Revenues:
Total taxes and levies—gross	84,821	88,204	90,893	81,808	82,050
Less: transfers to provinces, municipalities and funds	(30,467)	(31,328)	(32,729)	(30,045)	(30,642)
Transfer to EU—budget	(2,644)	(3,636)	(3,149)	(3,478)	(3,700)

Total taxes and levies—net	51,709	53,240	55,015	48,285	47,708
Other sources	22,096	23,639	25,341	29,750	24,813
Total revenues	73,805	76,879	80,356	77,855	72,521

Total Expenditures	80,678	77,983	78,870	100,334	103,249
(Budget deficit) / Budget surplus—net of public debt redemptions	(6,873)	(1,104)	1,486	(22,480)	(30,728)
(Budget deficit) / Budget surplus—net, as a percentage of gross domestic product	(1.9%)	(0.6%)	0.4%	(6.0)%	(8.0)%
General Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(0.7%)	(0.4%)	0.7%	(8.9%)	(8.4%)
Central Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(0.8%)	(0.5%)	0.5%	(7.8%)	(7.7%)
II. Financing Account
Expenditure	94,907	56,150	59,482	131,860	148,373
Revenue	99,206	57,254	57,996	154,339	179,101

(Deficit) / Surplus	6,873	1,104	(1,486)	22,480	30,728

Differences may arise due to rounding

(1)	Federal Budget—Draft

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”).

Personal income taxation is progressive, with a top marginal rate of 55% on taxable income in excess of EUR 1,000,000. For employees, this top marginal rate is reduced by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The corporate income tax rate will decrease to 24% for the year 2023 and to 23% for 2024 and the following years. The general VAT rate is 20%, and the reduced rates, mainly on food products, rents, passenger transport, books and newspapers and certain services, are 13% and 10%.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2016 covers the period 2017 to 2021, but has been extended to 2023.

Austria is a party to tax treaties with numerous countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 for the years indicated:

	December 31,
	2017	2018	2019	2020	2021	2021
					(after swaps)	(before swaps)
	(Millions of euros)
Domestic	223,225	224,543	219,464	250,289	266,292	288,687
External(1)	0	0	0	0	0	7,605

Total	223,225	224,543	219,464	250,289	266,292	296,292

Less: Holdings of own Bonds	(11,984)	(12,888)	(10,697)	(12,317)	(12,726)	(12,726)

Total	211,241	211,655	208,768	237,972	253,566	283,566

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2021, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2017 through 2021.

GUARANTEED DEBT

	December 31,
	2017	2018	2019	2020	2021

	(Millions of euros)
Domestic	69,544	70,645	69,591	76,449	73,361
External(1)	22,932	24,872	27,482	24,433	26,663

Total Guaranteed Debt(2)	92,476	95,517	97,073	100,882	100,024

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.44 billion as of December 31, 2021.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2020.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2021	2022	2023	2024	2025

	(Billions of euros)
Interest	4.6	4.0	3.4	3.2	3.0
Principal	36.4	25.1	26.2	18.4	10.8

Total	41.0	29.1	29.6	21.6	13.8

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2020, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member states are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually (see “—Revenues and Expenditures—Federal Budget—Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact”). Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	December 31,
	2017	2018	2019	2020	2021

	(Millions of euros)
General government gross debt(2)	289,879	285,267	280,426	315,160	345,736
General government gross debt as a percentage of gross domestic product	78.3%	74.0%	70.4%	83.9%	89.6%

(1)	All values reflect the statistical methodologies required by the European System of Accounts 2010 (ESA 2010).
(2)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: Ministry of Finance.

General government gross debt as a percentage of gross domestic product as of December 31, 2021 was 89.6%, which represents a 5.7 percentage point increase in comparison to December 31, 2020. This increase is mainly due to the budgetary effects of the COVID-19 pandemic.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2021

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/31/2021
USD 1,500,000,000 2.625% Guaranteed Global Notes	1/31/2019	1/31/2022	2.62500%	USD	1,500,000,000.00	EUR	1,324,386,367.65
GBP 625,000,000 0.75% Guaranteed Notes	5/31/2017	3/7/2022	0.75000%	GBP	625,000,000.00	EUR	743,799,685.82
CNH 500,000,000 2.63% Guaranteed Notes	3/11/2021	3/11/2022	2.63000%	CNH	500,000,000.00	EUR	69,495,600.93
CNH 400,000,000 2.84% Guaranteed Notes	3/29/2022	3/29/2022	2.84000%	CNH	400,000,000.00	EUR	55,596,480.74
CNH 400,000,000 2.73% Guaranteed Notes	4/19/2022	4/19/2022	2.73000%	CNH	400,000,000.00	EUR	55,596,480.74
HKD 400,000,000 0.075% Guaranteed Notes	5/12/2021	5/12/2022	0.07500%	HKD	400,000,000.00	EUR	45,283,189.75
CHF 300,000,000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.00000%	CHF	300,000,000.00	EUR	290,388,152.16
CNH 200,000,000 2.60% Guaranteed Notes	8/12/2021	8/12/2022	2.60000%	CNH	200,000,000.00	EUR	27,798,240.37
USD 1,500,000,000 1.625% Guaranteed Global Notes	9/17/2019	9/19/2022	1.62500%	USD	1,500,000,000.00	EUR	1,324,386,367.65
NOK 1,500,000,000 1.625% Guaranteed Notes	10/4/2019	10/4/2022	1.62500%	NOK	1,500,000,000.00	EUR	150,168,188.37
GBP 1,025,000,000 1.125% Guaranteed Notes	7/5/2018	12/15/2022	1.12500%	GBP	1,025,000,000.00	EUR	1,219,831,484.74
USD 535,000,000 Floating Rate Notes	1/18/2018	1/18/2023	0.30225%	USD	535,000,000.00	EUR	472,364,471.13
EUR 500,000,000 0.21% Guaranteed Notes	2/25/2016	2/27/2023	0.21000%	EUR	500,000,000.00	EUR	500,000,000.00
USD 1,500,000,000 2.875% Guaranteed Global Notes	3/13/2018	3/13/2023	2.87500%	USD	1,500,000,000.00	EUR	1,324,386,367.65
USD 150,000,000 0.81% Guaranteed Notes	3/31/2020	3/31/2023	0.81000%	USD	150,000,000.00	EUR	132,438,636.76
EUR 1,750,000,000 0.00% Guaranteed Notes	4/7/2020	4/6/2023	0.00000%	EUR	1,750,000,000.00	EUR	1,750,000,000.00
CHF 150,000,000 1.75% Guaranteed Notes	5/24/2012	5/24/2023	1.75000%	CHF	150,000,000.00	EUR	145,194,076.08
USD 100,000,000 0.30% Guaranteed Notes	7/20/2020	7/20/2023	0.30000%	USD	100,000,000.00	EUR	88,292,424.51
USD 100,000,000 0.247% Guaranteed Notes	2/1/2020	9/1/2023	0.24700%	USD	100,000,000.00	EUR	88,292,424.51
USD 1,000,000,000 3.125% Guaranteed Global Notes	11/7/2018	11/7/2023	3.12500%	USD	1,000,000,000.00	EUR	882,924,245.10
GBP 665,000,000 1.25% Guaranteed Notes	2/28/2019	12/15/2023	1.25000%	GBP	665,000,000.00	EUR	791,402,865.71
USD 100,000,000 0.40% Guaranteed Notes	3/18/2021	3/18/2024	0.40000%	USD	100,000,000.00	EUR	88,292,424.51
NOK 2,500,000,000 1.824% Guaranteed Notes	5/22/2019	5/22/2024	1.82400%	NOK	2,500,000,000.00	EUR	250,280,313.95
HUF 16,000,000,000 1.6% Guaranteed Notes	6/8/2018	6/8/2024	1.60000%	HUF	16,000,000,000.00	EUR	43,338,118.58
USD 1,750,000,000 0.50% Guaranteed Global Notes	9/16/2021	9/16/2024	0.50000%	USD	1,750,000,000.00	EUR	1,545,117,428.92
EUR 1,500,000,000 0.25% Guaranteed Notes	9/26/2017	9/26/2024	0.25000%	EUR	1,500,000,000.00	EUR	1,500,000,000.00
CHF 705,000,000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF	705,000,000.00	EUR	682,412,157.58
USD 1,500,000,000 1.50% Guaranteed Global Notes	2/12/2020	2/12/2025	1.50000%	USD	1,500,000,000.00	EUR	1,324,386,367.65
AUD 450,000,000 3.2% Guaranteed Notes	2/25/2015	8/25/2025	3.20000%	AUD	450,000,000.00	EUR	288,184,438.04
USD 1,500,000,000 0.375% Guaranteed Global Notes	9/17/2020	9/17/2025	0.37500%	USD	1,500,000,000.00	EUR	1,324,386,367.65
GBP 550,000,000 0.50% Guaranteed Notes	6/15/2021	12/15/2025	0.50000%	GBP	550,000,000.00	EUR	654,543,723.52
USD 1,500,000,000 0.50% Guaranteed Global Notes	2/2/2021	2/2/2026	0.50000%	USD	1,500,000,000.00	EUR	1,324,386,367.65
NOK 1,000,000,000 1.337% Guaranteed Notes	3/30/2021	3/30/2026	1.33700%	NOK	1,000,000,000.00	EUR	100,112,125.58
EUR 500,000,000 0.00% Guaranteed Notes “SUBO”	10/8/2019	10/8/2026	0.00000%	EUR	500,000,000.00	EUR	500,000,000.00
AUD 215,000,000 3.5% Guaranteed Notes	2/3/2017	8/3/2027	3.50000%	AUD	215,000,000.00	EUR	137,688,120.40
SEK 1,000,000,000 1.37% Guaranteed Notes	11/13/2018	11/13/2028	1.37000%	SEK	1,000,000,000.00	EUR	97,558,120.25
AUD 175,000,000 3.3% Guaranteed Notes	5/15/2018	11/15/2028	3.30000%	AUD	175,000,000.00	EUR	112,071,725.90
GBP 150,000,000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	178,511,924.60
CHF 1,090,000,000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	1,055,076,952.86
CHF 200,000,000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	193,592,101.44

	Exchange Rate as of 12/31/2021
AUD	1.56150	AUD	840,000,000.00	EUR	537,944,284.34
CAD	1.43930	CAD	0.00	EUR	0.00
CHF	1.03310	CHF	2,445,000,000.00	EUR	2,366,663,440.12
EUR	1.00000	EUR	4,250,000,000.00	EUR	4,250,000,000.00
GBP	0.84028	GBP	3,015,000,000.00	EUR	3,588,089,684.39
JPY	130.38000	JPY	0.00	EUR	0.00
TRY	15.23350	TRY	0.00	EUR	0.00
USD	1.13260	USD	12,735,000,000.00	EUR	11,244,040,261.34
NOK	9.9888	NOK	5,000,000,000.00	EUR	500,560,627.90
HUF	369.19	HUF	16,000,000,000.00	EUR	43,338,118.58
SEK	10.2503	SEK	1,000,000,000.00	EUR	97,558,120.25
CNY	7.1947	CNH	1,500,000,000.00	EUR	208,486,802.78
HKD	8.8333	HKD	400,000,000.00	EUR	45,283,189.75

				EUR	22,881,964,529.45

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2017	2018	2019	2020	2021(1)

	(Millions of euros)
Total taxes and levies, gross	84,821	88,204	90,893	81,808	82,050
Of which:
Personal Income Tax	3,951	4,280	4,926	2,982	2,500
Wage Tax	25,350	27,178	28,481	27,255	28,100
Tax on Interest	2,754	3,072	2,990	2,580	2,550
Corporate Income Tax	7,904	9,163	9,385	6,334	6,000
Turnover Tax	28,346	29,347	30,046	27,563	28,000
Mineral Oils Tax	4,436	4,488	4,464	3,778	4,150
Other Taxes and Levies	12,079	10,676	10,601	11,316	10,750

Less: transfers to provinces and municipalities, funds, etc.	(30,467)	(31,328)	(32,729)	(30,045)	(30,642)
Transfers to the European Union	(2,644)	(3,636)	(3,149)	(3,478)	(3,700)

Public taxes, net	51,709	53,240	55,015	48,285	47,708
Other sources	22,096	23,639	25,341	29,570	24,813

Total	73,805	76,879	80,356	77,855	72,521

Differences may arise due to rounding

(1)	Federal Budget—Draft

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

ORDINARY BUDGET EXPENDITURES

	2017	2018	2019	2020	2021(1)

	(Millions of euros)
I. General Account
Federal Government:
Office of the President	9	10	10	9	12
Federal Legislature	195	191	219	252	379
Constitutional Court	15	15	16	17	18
Administrative Court	20	21	21	22	22
Public Attorney’s Office	11	11	12	12	12
Court of Accounts	32	34	35	35	37
Federal Chancellery	372	341	323	434	458
Interior Affairs	3,416	2,857	2,920	2,956	3,172
Foreign Affairs	542	510	508	521	550
Justice	1,508	1,642	1,658	1,773	1,796
Military Affairs and Sport	2,341	2,276	2,483	3,208	3,501
Financial Administration	1,158	1,155	1,139	1,177	1,131
Asylum/Migration	—	485	646	381	315
Pensions	9,025	9,234	9,974	10,656	12,702
Grants to Provinces and Municipalities	1,377	1,408	1,240	1,396	1,769
Federal Property	666	871	847	9,305	6,553
Financial Market Stability	4,850	175	36	26	173
Treasury Operations	14	13	13	56	40
Public Debt Services incl. Swaps	5,316	5,446	4,705	3,675	3,928
Employment	8,343	8,316	8,269	15,831	13,566
Social Affairs and Consumer Protection	3,127	3,674	3,636	3,940	4,157
Social Security	9,202	9,396	9,702	10,100	10,485
Health	1,107	1,083	1,118	1,791	3,121
Youth and Family	7,100	7,186	7,120	8,068	7,635
Commerce (Research)	116	111	105	110	115
Economy	428	466	470	1,770	2,716
Education, Arts and Culture	9,137	9,277	9,388	9,891	10,472
Science	4,380	4,412	4,628	4,875	5,262
Transportation, Innovation and Technology (Research)	410	437	438	517	562
Transportation, Innovation and Technology	3,702	3,807	4,092	4,292	4,640
Agriculture, Forestry and Water economy	2,112	2,325	2,436	2,902	3,269
Environment	647	638	663	336	681
Total Federal Expenditure	80,678	77,983	78,870	100,334	103,249
(Net Deficit) / Net Surplus	(6,873)	(1,104)	1,486	(22,480)	(30,728)

II. Financing Account
Expenditure	94,907	56,150	59,482	131,860	148,373
Revenue	99,206	57,254	57,996	154,339	179,101

Surplus	6,873	1,104	(1,486)	22,480	30,728

Differences may arise due to rounding

(1)	Federal Budget—Draft

SOURCE: Federal Ministry of Finance.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2021

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	1997	2027	6.250	EUR	9,449,531,002.31	9,449,531,002.31	EUR	286,660,000.00	286,660,000.00							EUR	497,776,000.00	497,776,000.00
Government Bond 1994-2024	1994	2024	6.500	EUR	530,915,263.60	530,915,263.60
Government Bond 1994-2024	1994	2024	6.250	EUR	276,876,267.76	276,876,267.76
Government Bond 2007-2037	2007	2037	4.150	EUR	14,966,012,000.00	14,966,012,000.00	EUR	999,920,162.43	999,920,162.43							EUR	369,465,000.00	369,465,000.00
Government Bond 2009-2026	2009	2026	4.850	EUR	9,201,371,000.00	9,201,371,000.00	EUR	394,155,000.00	394,155,000.00							EUR	407,345,000.00	407,345,000.00
Government Bond 2016-2026	2016	2026	var.										EUR	47,500,000.00	47,500,000.00
Government Bond 2016-2026	2016	2026	4.850							EUR	47,500,000.00	47,500,000.00
Government Bond 2011-2022	2011	2022	3.650	EUR	8,535,171,000.00	8,535,171,000.00	EUR	898,735,000.00	898,735,000.00							EUR	236,625,000.00	236,625,000.00
Government Bond 2012-2062	2012	2062	3.800	EUR	3,773,666,000.00	3,773,666,000.00	EUR	212,150,000.00	212,150,000.00							EUR	157,850,000.00	157,850,000.00
Government Bond 2012-2022	2012	2022	3.400	EUR	10,546,375,000.00	10,546,375,000.00	EUR	300,345,000.00	300,345,000.00							EUR	599,355,000.00	599,355,000.00
Government Bond 2012-2044	2012	2044	3.150	EUR	7,049,272,000.00	7,049,272,000.00	EUR	413,698,000.00	413,698,000.00							EUR	291,202,000.00	291,202,000.00
Government Bond 2013-2034	2013	2034	2.400	EUR	8,579,919,000.00	8,579,919,000.00	EUR	889,796,143.60	889,796,143.60							EUR	599,620,000.00	599,620,000.00
Government Bond 2013-2023	2013	2023	1.750	EUR	11,973,192,000.00	11,973,192,000.00	EUR	932,041,000.00	932,041,000.00							EUR	513,095,000.00	513,095,000.00
Government Bond 2014-2024	2014	2024	1.650	EUR	10,280,350,000.00	10,280,350,000.00	EUR	872,855,000.00	872,855,000.00							EUR	480,175,000.00	480,175,000.00
Government Bond 2015-2025	2015	2025	1.200	EUR	11,195,343,000.00	11,195,343,000.00	EUR	751,135,000.00	751,135,000.00							EUR	390,195,000.00	390,195,000.00
Government Bond 2016-2026	2016	2026	0.750	EUR	15,105,895,000.00	15,105,895,000.00	EUR	1,379,539,000.00	1,379,539,000.00							EUR	452,945,000.00	452,945,000.00
Government Bond 2016-2047	2016	2047	1.500	EUR	8,191,144,000.00	8,191,144,000.00	EUR	1,510,667,345.96	1,510,667,345.96							EUR	279,800,000.00	279,800,000.00
Government Bond 2016-2023	2016	2023	0.000	EUR	9,788,750,000.00	9,788,750,000.00	EUR	594,945,000.00	594,945,000.00							EUR	487,305,000.00	487,305,000.00
Government Bond 2016-2086	2016	2086	1.500	EUR	2,650,000,000.00	2,650,000,000.00	EUR	809,550,000.00	809,550,000.00							EUR	125,450,000.00	125,450,000.00
Government Bond 2017-2027	2017	2027	0.500	EUR	11,559,028,000.00	11,559,028,000.00	EUR	2,134,705,000.00	2,134,705,000.00							EUR	200,345,000.00	200,345,000.00
Government Bond 2017-2022	2017	2022	0.000	EUR	6,977,886,000.00	6,977,886,000.00	EUR	385,220,000.00	385,220,000.00							EUR	362,180,000.00	362,180,000.00
Government Bond 2017-2117	2017	2117	2.100	EUR	6,000,000,000.00	6,000,000,000.00	EUR	1,579,500,000.00	1,579,500,000.00							EUR	643,090,000.00	643,090,000.00
Government Bond 2018-2028	2018	2028	0.750	EUR	10,820,917,000.00	10,820,917,000.00	EUR	1,260,930,000.00	1,260,930,000.00							EUR	321,870,000.00	321,870,000.00
Government Bond 2019-2029	2019	2029	0.500	EUR	11,729,077,000.00	11,729,077,000.00	EUR	2,252,480,000.00	2,252,480,000.00							EUR	135,070,000.00	135,070,000.00
Government Bond 2019-2024	2019	2024	0.000	EUR	11,155,000,000.00	11,155,000,000.00	EUR	803,220,000.00	803,220,000.00							EUR	491,780,000.00	491,780,000.00
Government Bond 2020-2030	2020	2030	0.000	EUR	11,433,848,000.00	11,433,848,000.00	EUR	1,282,095,000.00	1,282,095,000.00							EUR	143,745,000.00	143,745,000.00
Government Bond 2020-2023	2020	2023	0.000	EUR	6,190,000,000.00	6,190,000,000.00	EUR	119,700,000.00	119,700,000.00							EUR	100,300,000.00	100,300,000.00
Government Bond 2020-2051	2020	2051	0.750	EUR	5,921,475,000.00	5,921,475,000.00	EUR	939,692,000.00	939,692,000.00							EUR	373,700,000.00	373,700,000.00
Government Bond 2020-2120	2020	2120	0.850	EUR	3,750,000,000.00	3,750,000,000.00	EUR	476,400,000.00	476,400,000.00							EUR	30,000,000.00	30,000,000.00
Government Bond 2020-2040	2020	2040	0.000	EUR	3,798,705,000.00	3,798,705,000.00	EUR	2,708,420,000.00	2,708,420,000.00							EUR	160,000,000.00	160,000,000.00
Government Bond 2021-2031	2021	2031	0.000	EUR	11,291,736,000.00	11,291,736,000.00	EUR	2,081,250,000.00	2,081,250,000.00							EUR	174,750,000.00	174,750,000.00
Government Bond 2021-2071	2021	2071	0.700	EUR	2,250,000,000.00	2,250,000,000.00	EUR	150,000,000.00	150,000,000.00							EUR	185,000,000.00	185,000,000.00
Government Bond 2021-2025	2021	2025	0.000	EUR	6,927,500,000.00	6,927,500,000.00	EUR	612,000,000.00	612,000,000.00							EUR	255,500,000.00	255,500,000.00
Government Bond 2021-2036	2021	2036	0.250	EUR	5,792,060,000.00	5,792,060,000.00	EUR	1,664,480,000.00	1,664,480,000.00							EUR	331,000,000.00	331,000,000.00
Government Bond 1999-2029	1999	2029	7.250	GBP	80,000,000.00	95,206,359.78	GBP	80,000,000.00	95,206,359.78
Government Bond 1999-2029	1999	2029	var.										EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	1999	2029	var.							EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	1999	2029	7.250										GBP	80,000,000.00	95,206,359.78
Government Bond 1999-2029	1999	2029	7.250							GBP	80,000,000.00	95,206,359.78
Government Bond 2003-2023	2003	2023	5.350	EUR	100,000,000.00	100,000,000.00
Government Bond 2004-2034	2004	2034	5.375	CAD	300,000,000.00	208,434,655.74
Government Bond 2004-2034	2004	2034	4.412										EUR	192,901,234.57	192,901,234.57
Government Bond 2004-2034	2004	2034	5.375							CAD	300,000,000.00	208,434,655.74
Government Bond 2005-2024	2005	2024	5.000	CAD	250,000,000.00	173,695,546.45
Government Bond 2005-2024	2005	2024	4.044										EUR	151,602,437.77	151,602,437.77
Government Bond 2005-2024	2005	2024	5.000							CAD	250,000,000.00	173,695,546.45
Government Bond 2004-2034	2004	2034	5.125	EUR	16,596,960.00	16,596,960.00
Government Bond 2004-2034	2004	2034	4.875										EUR	12,135,922.33	12,135,922.33
Government Bond 2004-2034	2004	2034	5.125							EUR	16,596,959.44	16,596,959.44
Government Bond 2020-2023	2020	2023	0.000	CHF	74,084,927.00	71,711,283.52

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2020-2023	2020	2023	0.000										EUR	68,604,600.95	68,604,600.95
Government Bond 2020-2023	2020	2023	0.000							CHF	74,084,927.00	71,711,283.52
Government Bond 2012-2029	2012	2029	3.560	EUR	109,000,000.00	109,000,000.00
Government Bond 2012-2029	2012	2029	2.452	EUR	21,000,000.00	21,000,000.00	EUR	21,000,000.00	21,000,000.00
Government Bond 2020-2025	2020	2025	0.670	USD	600,000,000.00	529,754,547.06
Government Bond 2020-2025	2020	2025	-0.320										EUR	550,458,715.60	550,458,715.60
Government Bond 2020-2025	2020	2025	0.670							USD	600,000,000.00	529,754,547.06
Government Bond 2017-2032	2017	2032	0.000	EUR	1,108,322,805.00	1,108,322,805.00
Government Bond 2019-2022	2019	2022	0.000	EUR	1,250,000,000.00	1,250,000,000.00	EUR	211,600,000.00	211,600,000.00
Government Bond 2019-2119	2019	2119	0.000	EUR	50,000,000.00	50,000,000.00
Government Bond 2019-2023	2019	2023	0.000	EUR	755,276,131.00	755,276,131.00
Government Bond 2020-2120	2020	2120	0.000	EUR	100,000,000.00	100,000,000.00
Government Bond 2020-2080	2020	2080	0.000	EUR	250,000,000.00	250,000,000.00
Government Bond 2020-2077	2020	2077	0.000	EUR	150,000,000.00	150,000,000.00
Government Bond 2020-2040	2020	2040	0.100	EUR	150,000,000.00	150,000,000.00
Government Bond 2020-2040	2020	2040	0.000	EUR	100,000,000.00	100,000,000.00	EUR	100,000,000.00	100,000,000.00
Federal Obligation 2001-2031	2001	2031	var.	JPY	3,000,000,000.00	23,009,664.06
Federal Obligation 2001-2031	2001	2031	4.825										EUR	27,473,000.00	27,473,000.00
Federal Obligation 2001-2031	2001	2031	var.							JPY	3,000,000,000.00	23,009,664.06
Federal Obligation 2002-2027	2002	2027	var.	JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2002-2027	2002	2027	4.940										EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2027	2002	2027	var.							JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2002-2022	2002	2022	var.	JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2002-2022	2002	2022	5.050										EUR	8,687,000.00	8,687,000.00
Federal Obligation 2002-2022	2002	2022	var.							JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2002-2032	2002	2032	var.	JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2002-2032	2002	2032	4.985										EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2032	2002	2032	var.							JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2003-2033	2003	2033	var.	JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2003-2033	2003	2033	4.625										EUR	7,662,835.25	7,662,835.25
Federal Obligation 2003-2033	2003	2033	var.							JPY	1,000,000,000.00	7,669,888.02
Federal Obligation 2004-2034	2004	2034	var.	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2034	2005	2034	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2022	2005	2022	var.	EUR	125,000,000.00	125,000,000.00
Federal Obligation 2005-2025	2005	2025	var.	EUR	97,984,000.00	97,984,000.00
Federal Obligation 2005-2025	2005	2025	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2025	2005	2025	var.	EUR	120,000,000.00	120,000,000.00
Federal Obligation 2005-2035	2005	2035	var.	EUR	75,000,000.00	75,000,000.00
Treasury Bill 2002-2032	2002	2032	1.000	EUR	2,500,000,000.00	2,500,000,000.00										EUR	2,336,666,249.10	2,336,666,249.10
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	175,000,000.00	175,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	75,000,000.00	75,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	1,000,000,000.00	1,000,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	35,000,000.00	30,902,348.58
Treasury Bill 2021-2022	2021	2022	var.										EUR	29,817,686.15	29,817,686.15
Treasury Bill 2021-2022	2021	2022	var.							USD	35,000,000.00	30,902,348.58
Treasury Bill 2021-2022	2021	2022	var.	USD	35,000,000.00	30,902,348.58
Treasury Bill 2021-2022	2021	2022	var.										EUR	29,815,730.27	29,815,730.27
Treasury Bill 2021-2022	2021	2022	var.							USD	35,000,000.00	30,902,348.58
Treasury Bill 2021-2022	2021	2022	var.	USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.										EUR	63,505,503.81	63,505,503.81
Treasury Bill 2021-2022	2021	2022	var.							USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.	EUR	500,000,000.00	500,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.										EUR	62,672,348.96	62,672,348.96

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2021-2022	2021	2022	var.							USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.	USD	45,000,000.00	39,731,591.03
Treasury Bill 2021-2022	2021	2022	var.										EUR	37,615,982.61	37,615,982.61
Treasury Bill 2021-2022	2021	2022	var.							USD	45,000,000.00	39,731,591.03
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	41,789,947.01	41,789,947.01
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	USD	20,000,000.00	17,658,484.90
Treasury Bill 2021-2022	2021	2022	var.										EUR	16,702,856.19	16,702,856.19
Treasury Bill 2021-2022	2021	2022	var.							USD	20,000,000.00	17,658,484.90
Treasury Bill 2021-2022	2021	2022	var.	EUR	40,000,000.00	40,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	41,631,973.36	41,631,973.36
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	USD	40,000,000.00	35,316,969.80
Treasury Bill 2021-2022	2021	2022	var.										EUR	32,976,092.33	32,976,092.33
Treasury Bill 2021-2022	2021	2022	var.							USD	40,000,000.00	35,316,969.80
Treasury Bill 2021-2022	2021	2022	var.	USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.										EUR	62,552,126.77	62,552,126.77
Treasury Bill 2021-2022	2021	2022	var.							USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	41,684,035.01	41,684,035.01
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	41,559,305.13	41,559,305.13
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	EUR	1,000,000,000.00	1,000,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	500,000,000.00	500,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	350,600,000.00	309,553,240.33
Treasury Bill 2021-2022	2021	2022	var.										EUR	288,156,488.86	288,156,488.86
Treasury Bill 2021-2022	2021	2022	var.							USD	350,600,000.00	309,553,240.33
Treasury Bill 2021-2022	2021	2022	var.	USD	40,000,000.00	35,316,969.80
Treasury Bill 2021-2022	2021	2022	var.										EUR	33,085,194.38	33,085,194.38
Treasury Bill 2021-2022	2021	2022	var.							USD	40,000,000.00	35,316,969.80
Treasury Bill 2021-2022	2021	2022	var.	USD	25,000,000.00	22,073,106.13
Treasury Bill 2021-2022	2021	2022	var.										EUR	20,650,916.90	20,650,916.90
Treasury Bill 2021-2022	2021	2022	var.							USD	25,000,000.00	22,073,106.13
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	82,345,191.04	82,345,191.04
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	USD	30,000,000.00	26,487,727.35
Treasury Bill 2021-2022	2021	2022	var.										EUR	24,553,936.81	24,553,936.81
Treasury Bill 2021-2022	2021	2022	var.							USD	30,000,000.00	26,487,727.35
Treasury Bill 2021-2022	2021	2022	var.	EUR	500,000,000.00	500,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	250,000,000.00	220,731,061.27
Treasury Bill 2021-2022	2021	2022	var.										EUR	614,804,494.92	614,804,494.92
Treasury Bill 2021-2022	2021	2022	var.							USD	750,000,000.00	662,193,183.82
Treasury Bill 2021-2022	2021	2022	var.	USD	250,000,000.00	220,731,061.27
Treasury Bill 2021-2022	2021	2022	var.	USD	250,000,000.00	220,731,061.27
Treasury Bill 2021-2022	2021	2022	var.	EUR	500,000,000.00	500,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	60,000,000.00	52,975,454.71
Treasury Bill 2021-2022	2021	2022	var.										EUR	49,103,854.65	49,103,854.65
Treasury Bill 2021-2022	2021	2022	var.							USD	60,000,000.00	52,975,454.71
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	82,515,059.00	82,515,059.00
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2021-2022	2021	2022	var.	EUR	500,000,000.00	500,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	84,545,147.11	84,545,147.11
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	EUR	2,015,790,000.00	2,015,790,000.00										EUR	144,900,000.00	144,900,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	84,573,748.31	84,573,748.31
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.										EUR	170,765,027.32	170,765,027.32
Treasury Bill 2021-2022	2021	2022	var.							USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.	USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.										EUR	170,401,295.05	170,401,295.05
Treasury Bill 2021-2022	2021	2022	var.							USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.	USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.										EUR	170,692,156.70	170,692,156.70
Treasury Bill 2021-2022	2021	2022	var.							USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	GBP	100,000,000.00	119,007,949.73
Treasury Bill 2021-2022	2021	2022	var.										EUR	116,373,792.62	116,373,792.62
Treasury Bill 2021-2022	2021	2022	var.							GBP	100,000,000.00	119,007,949.73
Treasury Bill 2021-2022	2021	2022	var.	USD	90,000,000.00	79,463,182.06
Treasury Bill 2021-2022	2021	2022	var.										EUR	77,512,703.47	77,512,703.47
Treasury Bill 2021-2022	2021	2022	var.							USD	90,000,000.00	79,463,182.06
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	86,610,081.41	86,610,081.41
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	86,460,314.72	86,460,314.72
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	165,000,000.00	145,682,500.44
Treasury Bill 2021-2022	2021	2022	var.										EUR	142,180,094.79	142,180,094.79
Treasury Bill 2021-2022	2021	2022	var.							USD	165,000,000.00	145,682,500.44
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	86,132,644.27	86,132,644.27
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	1,659,400,000.00	1,659,400,000.00										EUR	239,000,000.00	239,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	1,009,400,000.00	1,009,400,000.00										EUR	59,000,000.00	59,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	42,889,003.26	42,889,003.26
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	86,154,906.52	86,154,906.52
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	43,084,877.21	43,084,877.21
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	EUR	64,400,000.00	64,400,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.										EUR	172,384,071.71	172,384,071.71
Treasury Bill 2021-2022	2021	2022	var.							USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2021-2022	2021	2022	var.	USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.										EUR	64,722,126.34	64,722,126.34
Treasury Bill 2021-2022	2021	2022	var.							USD	75,000,000.00	66,219,318.38
Treasury Bill 2021-2022	2021	2022	var.	USD	100,300,000.00	88,557,301.78
Treasury Bill 2021-2022	2021	2022	var.										EUR	86,577,470.87	86,577,470.87
Treasury Bill 2021-2022	2021	2022	var.							USD	100,300,000.00	88,557,301.78
Treasury Bill 2021-2022	2021	2022	var.	USD	60,000,000.00	52,975,454.71
Treasury Bill 2021-2022	2021	2022	var.										EUR	51,849,291.39	51,849,291.39
Treasury Bill 2021-2022	2021	2022	var.							USD	60,000,000.00	52,975,454.71
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	43,151,808.06	43,151,808.06
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	USD	500,000,000.00	441,462,122.55
Treasury Bill 2021-2022	2021	2022	var.										EUR	432,788,020.43	432,788,020.43
Treasury Bill 2021-2022	2021	2022	var.							USD	500,000,000.00	441,462,122.55
Treasury Bill 2021-2022	2021	2022	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	350,000,000.00	309,023,485.78
Treasury Bill 2021-2022	2021	2022	var.										EUR	305,997,552.02	305,997,552.02
Treasury Bill 2021-2022	2021	2022	var.							USD	350,000,000.00	309,023,485.78
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	87,420,229.04	87,420,229.04
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	EUR	140,000,000.00	140,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	110,000,000.00	110,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	88,160,098.74	88,160,098.74
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	USD	150,000,000.00	132,438,636.76
Treasury Bill 2021-2022	2021	2022	var.										EUR	132,321,806.63	132,321,806.63
Treasury Bill 2021-2022	2021	2022	var.							USD	150,000,000.00	132,438,636.76
Treasury Bill 2021-2022	2021	2022	var.	USD	60,000,000.00	52,975,454.71
Treasury Bill 2021-2022	2021	2022	var.										EUR	53,003,533.57	53,003,533.57
Treasury Bill 2021-2022	2021	2022	var.							USD	60,000,000.00	52,975,454.71
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	88,613,203.37	88,613,203.37
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	EUR	250,000,000.00	250,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.										EUR	44,369,509.27	44,369,509.27
Treasury Bill 2021-2022	2021	2022	var.							USD	50,000,000.00	44,146,212.25
Treasury Bill 2021-2022	2021	2022	var.	EUR	653,473,000.00	653,473,000.00										EUR	150,000,000.00	150,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	50,200,000.00	44,322,797.10
Treasury Bill 2021-2022	2021	2022	var.										EUR	44,693,732.19	44,693,732.19
Treasury Bill 2021-2022	2021	2022	var.							USD	50,200,000.00	44,322,797.10
Treasury Bill 2021-2022	2021	2022	var.	EUR	80,000,000.00	80,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	350,000,000.00	309,023,485.78
Treasury Bill 2021-2022	2021	2022	var.										EUR	309,953,949.70	309,953,949.70
Treasury Bill 2021-2022	2021	2022	var.							USD	350,000,000.00	309,023,485.78
Treasury Bill 2021-2022	2021	2022	var.	USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.										EUR	176,366,843.03	176,366,843.03
Treasury Bill 2021-2022	2021	2022	var.							USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.	USD	40,000,000.00	35,316,969.80

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2021-2022	2021	2022	var.										EUR	35,295,155.74	35,295,155.74
Treasury Bill 2021-2022	2021	2022	var.							USD	40,000,000.00	35,316,969.80
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	88,136,788.30	88,136,788.30
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.										EUR	176,351,291.77	176,351,291.77
Treasury Bill 2021-2022	2021	2022	var.							USD	200,000,000.00	176,584,849.02
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	88,222,320.25	88,222,320.25
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.										EUR	88,269,044.05	88,269,044.05
Treasury Bill 2021-2022	2021	2022	var.							USD	100,000,000.00	88,292,424.51
Treasury Bill 2021-2022	2021	2022	var.	USD	300,000,000.00	264,877,273.53
Treasury Bill 2021-2022	2021	2022	var.										EUR	265,111,346.77	265,111,346.77
Treasury Bill 2021-2022	2021	2022	var.							USD	300,000,000.00	264,877,273.53
Treasury Bill 2021-2022	2021	2022	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	USD	250,000,000.00	220,731,061.27
Treasury Bill 2021-2022	2021	2022	var.										EUR	221,434,898.14	221,434,898.14
Treasury Bill 2021-2022	2021	2022	var.							USD	250,000,000.00	220,731,061.27
Treasury Bill 2021-2022	2021	2022	var.	EUR	75,000,000.00	75,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	150,000,000.00	150,000,000.00
Treasury Bill 2021-2022	2021	2022	var.	EUR	75,000,000.00	75,000,000.00
Loan from Insurances 2005-2022	2005	2022	5.000	EUR	29,069,133.67	29,069,133.67
Loan from Insurances 2005-2022	2005	2022	5.000	EUR	10,028,851.12	10,028,851.12
Loan from Insurances 2005-2022	2005	2022	5.000	EUR	10,101,523.95	10,101,523.95
Loan from Insurances 2008-2028	2008	2028	4.700	EUR	11,500,000.00	11,500,000.00
Loan from Insurances 2008-2027	2008	2027	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2023	2008	2023	4.500	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2024	2008	2024	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2025	2008	2025	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2027	2008	2027	4.150	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2022	2008	2022	3.960	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2008-2022	2008	2022	3.960	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2008-2024	2008	2024	4.000	EUR	7,000,000.00	7,000,000.00
Loan from Insurances 2013-2028	2013	2028	4.070	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.000	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.100	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.100	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2026	2009	2026	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2026	2009	2026	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.200	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	2009	2029	4.430	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.300	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.580	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.560	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2026	2009	2026	4.530	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	2009	2029	4.770	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.610	EUR	15,000,000.00	15,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2009-2030	2009	2030	4.720	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	2009	2029	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	2009	2028	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.180	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.180	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.625	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	2009	2024	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	2009	2023	4.320	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2027	2009	2027	4.640	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	2009	2022	4.250	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2010-2030	2010	2030	3.920	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2011-2026	2011	2026	3.345	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2011-2027	2011	2027	3.770	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	7,482,193.00	7,482,193.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	21,314,932.00	21,314,932.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	13,895,502.00	13,895,502.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	768,210.00	768,210.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	8,653,870.00	8,653,870.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	4,262,987.00	4,262,987.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	7,482,193.00	7,482,193.00
Loan from Insurances 2016-2068	2016	2068	0.000	EUR	1,899,630.00	1,899,630.00
Loan from Insurances 2016-2028	2016	2028	4.680	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2016-2030	2016	2030	4.190	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2016-2028	2016	2028	4.680	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2016-2027	2016	2027	4.700	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2016-2039	2016	2039	4.250	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2016-2039	2016	2039	4.250	EUR	8,000,000.00	8,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2016-2046	2016	2046	2.990	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2017-2036	2017	2036	2.990	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2036	2017	2036	2.990	EUR	23,000,000.00	23,000,000.00
Loan from Insurances 2016-2035	2016	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	9,000,000.00	9,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	18,000,000.00	18,000,000.00
Loan from Insurances 2017-2031	2017	2031	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	11,000,000.00	11,000,000.00
Loan from Insurances 2017-2028	2017	2028	4.590	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2028	2017	2028	4.590	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2017-2028	2017	2028	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2017-2037	2017	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Insurances 2017-2029	2017	2029	4.650	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2017-2029	2017	2029	4.650	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2017-2035	2017	2035	4.000	EUR	1,000,000.00	1,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2017-2027	2017	2027	4.350	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2027	2018	2027	3.510	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2035	2018	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2018-2035	2018	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2018-2028	2018	2028	4.365	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2018-2029	2018	2029	4.565	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2018-2027	2018	2027	4.230	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2026	2018	2026	4.170	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2018-2025	2018	2025	4.030	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2018-2040	2018	2040	4.310	EUR	9,000,000.00	9,000,000.00
Loan from Insurances 2018-2028	2018	2028	4.080	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2019-2050	2019	2050	3.112	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2019-2029	2019	2029	4.700	EUR	300,000.00	300,000.00
Loan from Insurances 2019-2050	2019	2050	3.112	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2019-2025	2019	2025	4.005	EUR	12,000,000.00	12,000,000.00
Loan from Insurances 2019-2025	2019	2025	4.005	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2020-2027	2020	2027	4.245	EUR	500,000.00	500,000.00
Loan from Insurances 2020-2031	2020	2031	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2020-2026	2020	2026	4.120	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2021-2036	2021	2036	3.800	EUR	50,000,000.00	50,000,000.00
Loan from Insurances 2021-2035	2021	2035	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2021-2072	2021	2072	2.910	EUR	70,000,000.00	70,000,000.00
Loan from Insurances 2021-2027	2021	2027	4.900	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2021-2034	2021	2034	4.860	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2021-2035	2021	2035	4.000	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2027	2004	2027	4.900	EUR	45,000,000.00	45,000,000.00
Loan from Banks 2004-2029	2004	2029	4.910	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	2004	2029	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2012-2032	2012	2032	4.910	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	2004	2024	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2024	2004	2024	4.740	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	2004	2034	4.860	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2004-2025	2004	2025	4.650	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	2004	2034	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	2004	2034	4.865	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2034	2004	2034	4.910	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2011-2022	2011	2022	4.770	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2023	2004	2023	4.800	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2007-2024	2007	2024	4.835	EUR	90,000,000.00	90,000,000.00
Loan from Banks 2011-2022	2011	2022	4.820	EUR	139,000,000.00	139,000,000.00
Loan from Banks 2004-2024	2004	2024	4.750	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2004-2041	2004	2041	4.145	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2044	2004	2044	4.175	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2012-2028	2012	2028	4.680	EUR	147,000,000.00	147,000,000.00
Loan from Banks 2004-2039	2004	2039	4.105	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2005-2029	2005	2029	4.605	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2022	2008	2022	4.360	EUR	245,000,000.00	245,000,000.00
Loan from Banks 2005-2035	2005	2035	3.455	EUR	225,000,000.00	225,000,000.00
Loan from Banks 2005-2035	2005	2035	3.445	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	2005	2035	3.825	EUR	600,000,000.00	600,000,000.00
Loan from Banks 2005-2035	2005	2035	3.910	EUR	750,000,000.00	750,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	500,000,000.00	500,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2005-2035	2005	2035	3.485	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	2005	2035	3.750	EUR	50,000,000.00	50,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2005-2035	2005	2035	3.750	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	3.850	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	3.850	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	3.850	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2016-2035	2016	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	2005	2035	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2036	2006	2036	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	2006	2036	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2006-2046	2006	2046	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	2007	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2027	2008	2027	4.650	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2010-2028	2010	2028	4.660	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	2008	2027	4.700	EUR	60,000,000.00	60,000,000.00
Loan from Banks 2008-2028	2008	2028	4.600	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	2008	2028	4.600	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2028	2008	2028	4.600	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2013-2028	2013	2028	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	2009	2028	4.545	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	2008	2028	4.300	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	2008	2027	4.225	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2028	2008	2028	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2027	2011	2027	4.010	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	2009	2027	4.060	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2027	2009	2027	4.060	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2013-2029	2013	2029	4.500	EUR	10,000,000.00	10,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2013-2029	2013	2029	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	2009	2029	4.650	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	2009	2027	4.500	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2029	2010	2029	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2013-2027	2013	2027	4.775	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2024	2009	2024	4.600	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2013-2029	2013	2029	4.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	2009	2027	4.810	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	2009	2028	4.790	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2028	2012	2028	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	2009	2024	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2016-2022	2016	2022	4.210	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2023	2009	2023	4.260	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	2009	2029	4.620	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2011-2022	2011	2022	4.225	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2014-2027	2014	2027	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2026	2011	2026	4.450	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2011-2026	2011	2026	4.120	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	2009	2027	4.220	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2027	2009	2027	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	2009	2027	4.230	EUR	185,000,000.00	185,000,000.00
Loan from Banks 2009-2026	2009	2026	4.300	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2029	2009	2029	4.320	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2030	2009	2030	4.355	EUR	2,500,000.00	2,500,000.00
Loan from Banks 2009-2029	2009	2029	4.330	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2013-2034	2013	2034	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	2009	2026	4.145	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2009-2028	2009	2028	4.365	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2027	2009	2027	4.245	EUR	87,000,000.00	87,000,000.00
Loan from Banks 2009-2027	2009	2027	4.245	EUR	500,000.00	500,000.00
Loan from Banks 2009-2028	2009	2028	4.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2024	2009	2024	4.030	EUR	33,000,000.00	33,000,000.00
Loan from Banks 2009-2028	2009	2028	4.280	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2014-2032	2014	2032	4.220	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2027	2009	2027	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	2009	2027	4.250	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2014-2029	2014	2029	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	2009	2029	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2013-2039	2013	2039	4.230	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2012-2028	2012	2028	4.080	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2014-2039	2014	2039	4.250	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2026	2010	2026	4.170	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2010-2025	2010	2025	4.040	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2040	2010	2040	4.310	EUR	41,000,000.00	41,000,000.00
Loan from Banks 2010-2030	2010	2030	4.190	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2025	2010	2025	4.030	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2010-2037	2010	2037	4.185	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2028	2010	2028	4.032	EUR	66,500,000.00	66,500,000.00
Loan from Banks 2010-2030	2010	2030	4.114	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2030	2010	2030	4.135	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2010-2030	2010	2030	3.972	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2030	2010	2030	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2010-2035	2010	2035	3.640	EUR	30,000,000.00	30,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2010-2030	2010	2030	3.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2011-2051	2011	2051	3.160	EUR	45,000,000.00	45,000,000.00
Loan from Banks 2011-2052	2011	2052	3.190	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2039	2011	2039	3.765	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2041	2011	2041	3.770	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2011-2036	2011	2036	3.670	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	2011	2031	3.780	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	2011	2031	4.000	EUR	33,000,000.00	33,000,000.00
Loan from Banks 2011-2034	2011	2034	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2061	2011	2061	3.953	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2011-2036	2011	2036	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2026	2011	2026	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2014-2026	2014	2026	3.920	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2036	2011	2036	3.974	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2011-2026	2011	2026	3.800	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2012-2036	2012	2036	3.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2012-2032	2012	2032	3.510	EUR	33,000,000.00	33,000,000.00
Loan from Banks 2012-2037	2012	2037	2.687	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2042	2012	2042	2.657	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2013-2022	2013	2022	1.580	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2023	2013	2023	2.307	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2014-2028	2014	2028	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2013-2026	2013	2026	4.260	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2015-2022	2015	2022	0.200	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2017-2037	2017	2037	3.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2017-2030	2017	2030	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2017-2028	2017	2028	4.365	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2017-2028	2017	2028	4.600	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2018-2027	2018	2027	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2018-2026	2018	2026	4.660	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2018-2026	2018	2026	3.800	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2019-2027	2019	2027	4.810	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2019-2035	2019	2035	3.455	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2019-2037	2019	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2019-2037	2019	2037	3.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2019-2027	2019	2027	4.310	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2019-2029	2019	2029	4.620	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2019-2030	2019	2030	4.135	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2019-2030	2019	2030	4.135	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2019-2022	2019	2022	4.360	EUR	5,000,000.00	5,000,000.00
Loan from Banks 1994-2024	1994	2024	6.500	EUR	25,564,594.06	25,564,594.06
Loan from Banks 2020-2027	2020	2027	4.775	EUR	10,000,000.00	10,000,000.00
Loan from Banks 1995-2024	1995	2024	6.500	EUR	254,112,064.96	254,112,064.96
Loan from Banks 2020-2022	2020	2022	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2020-2031	2020	2031	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Banks 1995-2024	1995	2024	6.250	EUR	45,663,477.91	45,663,477.91
Loan from Banks 1996-2024	1996	2024	6.380	EUR	25,564,594.06	25,564,594.06
Loan from Banks 2020-2022	2020	2022	4.225	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2020-2029	2020	2029	4.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2020-2026	2020	2026	3.920	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2020-2031	2020	2031	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2021-2022	2021	2022	4.820	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2021-2035	2021	2035	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2021-2035	2021	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2021-2035	2021	2035	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2021-2029	2021	2029	4.250	EUR	5,000,000.00	5,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2021-2029	2021	2029	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2021-2035	2021	2035	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2021-2022	2021	2022	var.	EUR	203,330,000.00	203,330,000.00
Loan from Banks 2018-2028	2018	2028	var.										EUR	325,540,000.00	325,540,000.00
Loan from Banks 2018-2037	2018	2037	var.							EUR	2,730,000.00	2,730,000.00
Loan 2012-2027	2012	2027	3.000	EUR	3,000,000.00	3,000,000.00
Loan 2012-2022	2012	2022	2.520	EUR	3,000,000.00	3,000,000.00
Loan 2012-2027	2012	2027	2.780	EUR	371,250.00	371,250.00
Loan 2013-2027	2013	2027	2.230	EUR	371,250.00	371,250.00
Loan 2014-2027	2014	2027	1.650	EUR	371,250.00	371,250.00
Loan 2015-2027	2015	2027	1.220	EUR	371,250.00	371,250.00
Loan 2016-2027	2016	2027	0.065	EUR	371,250.00	371,250.00
Loan 2017-2027	2017	2027	0.701	EUR	371,250.00	371,250.00
Loan 2018-2027	2018	2027	0.301	EUR	371,250.00	371,250.00
Loan 2019-2022	2019	2022	0.000	EUR	1,800,000.00	1,800,000.00
Loan 2021-2022	2021	2022	var.	EUR	180,000,000.00	180,000,000.00
Loan 2021-2022	2021	2022	var.	EUR	20,000,000.00	20,000,000.00
Government Bonds				EUR	261,851,210,429.67	261,851,210,429.67	EUR	30,028,883,651.99	30,028,883,651.99	EUR	150,864,855.32	150,864,855.32	EUR	1,109,970,807.10	1,109,970,807.10	EUR	9,796,533,000.00	9,796,533,000.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	74,084,927.00	71,711,283.52	CHF	0.00	0.00	CHF	74,084,927.00	71,711,283.52	CHF	0.00	0.00	CHF	0.00	0.00
				USD	600,000,000.00	529,754,547.06	USD	0.00	0.00	USD	600,000,000.00	529,754,547.06	USD	0.00	0.00	USD	0.00	0.00
				GBP	80,000,000.00	95,206,359.78	GBP	80,000,000.00	95,206,359.78	GBP	80,000,000.00	95,206,359.78	GBP	80,000,000.00	95,206,359.78	GBP	0.00	0.00
				CAD	550,000,000.00	382,130,202.18	CAD	0.00	0.00	CAD	550,000,000.00	382,130,202.18	CAD	0.00	0.00	CAD	0.00	0.00
Federal Obligation				EUR	507,984,000.00	507,984,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	61,147,835.25	61,147,835.25	EUR	0.00	0.00
				JPY	7,000,000,000.00	53,689,216.14	JPY	0.00	0.00	JPY	7,000,000,000.00	53,689,216.14	JPY	0.00	0.00	JPY	0.00	0.00
Treasury Bills				EUR	14,572,463,000.00	14,572,463,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	6,291,108,608.30	6,291,108,608.30	EUR	2,929,566,249.10	2,929,566,249.10
				USD	7,196,100,000.00	6,353,611,160.16	USD	0.00	0.00	USD	7,196,100,000.00	6,353,611,160.16	USD	0.00	0.00	USD	0.00	0.00
				GBP	100,000,000.00	119,007,949.73	GBP	0.00	0.00	GBP	100,000,000.00	119,007,949.73	GBP	0.00	0.00	GBP	0.00	0.00
Loan from Insurance Companies				EUR	1,295,259,025.74	1,295,259,025.74	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Loan from Banks				EUR	10,249,734,730.99	10,249,734,730.99	EUR	0.00	0.00	EUR	2,730,000.00	2,730,000.00	EUR	325,540,000.00	325,540,000.00	EUR	0.00	0.00
Other Loans				EUR	210,398,750.00	210,398,750.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Total				EUR	288,687,049,936.40	288,687,049,936.40	EUR	30,028,883,651.99	30,028,883,651.99	EUR	153,594,855.32	153,594,855.32	EUR	7,787,767,250.65	7,787,767,250.65	EUR	12,726,099,249.10	12,726,099,249.10
				JPY	7,000,000,000.00	53,689,216.14	JPY	0.00	0.00	JPY	7,000,000,000.00	53,689,216.14	JPY	0.00	0.00	JPY	0.00	0.00
				CHF	74,084,927.00	71,711,283.52	CHF	0.00	0.00	CHF	74,084,927.00	71,711,283.52	CHF	0.00	0.00	CHF	0.00	0.00
				USD	7,796,100,000.00	6,883,365,707.22	USD	0.00	0.00	USD	7,796,100,000.00	6,883,365,707.22	USD	0.00	0.00	USD	0.00	0.00
				GBP	180,000,000.00	214,214,309.52	GBP	80,000,000.00	95,206,359.78	GBP	180,000,000.00	214,214,309.52	GBP	80,000,000.00	95,206,359.78	GBP	0.00	0.00
				CAD	550,000,000.00	382,130,202.18	CAD	0.00	0.00	CAD	550,000,000.00	382,130,202.18	CAD	0.00	0.00	CAD	0.00	0.00

					Financial debt before swap	Credit affiliates		Credit swaps	Debt swaps		Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt				EUR	288,687,049,936.40	30,028,883,651.99		153,594,855.32	7,787,767,250.65		12,726,099,249.10	253,566,239,430.64
Grand Total External Debt				EUR	7,605,110,718.57	95,206,359.78		7,605,110,718.57	95,206,359.78		0.00	0.00

Grand Total Debt				EUR	296,292,160,654.97	30,124,090,011.77		7,758,705,573.89	7,882,973,610.43		12,726,099,249.10	253,566,239,430.64

Total Internal Floating Rate Debt												18,135,805,359.20
Total External Floating Rate Debt												0.00

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2021

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	3,238.56
Export Financing Guarantees Act	22,548.63
Transport and Infrastructure
Austrian Railways (ÖBB)	90.60
Other Liabilities
Loans to Federal Museums	785.24

Total	26,663.02

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,850.34 million (external guaranteed debt) and EUR 25,526.75 million (domestic guaranteed debt) as of December 31, 2021.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2021

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	25,013.63
Export Financing Guarantees Act	4,430.00
Transport and Infrastructure
ASFINAG	7,850.00
Austrian Railways (ÖBB)	11,217.83
Railway Infrastructure Services Company (SCHIG)	1.50
Austrian Financial Market
Financial Market Stability Act (FinStaG)	1,000.00
Guarantee Act for Carinthia	1,108.32
European Financial Stability Facility (EFSF)	9,167.64
Coinage Act 1988	5,243.73
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	1,555.49
Austrian Bank for Tourism Development (ÖHT)	366.38
Austrian Research Promotion Agency (FFG)	77.34
COVID-19 Liabilities
Austria Wirtschaftsservice GesmbH (AWS)	3,137.15
Austrian Bank for Tourism Development (ÖHT)	1,049.48
Mitigation of Unemployment Risk (SURE)	717.22
Pan-European Guarantee Fund	645.99
Other Liabilities
Loans to Federal Museums	561.79
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	95.65
Electric Utility Industry—Energy Bonds	0.00

Total(3)	73,360.96

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,850.34 million (external guaranteed debt) and EUR 25,526.75 million (domestic guaranteed debt) as of December 31, 2021.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.44 billion as of December 31, 2021.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Christoph Kreutler, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria, in his official capacity and is included herein on his authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Günther Salzmann, Chargé d’affaires ad interim, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.